Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and between

DOUBLE EAGLE PARENT, INC.

AND

INC RESEARCH HOLDINGS, INC.

Dated as of May 10, 2017

TABLE OF CONTENTS

		Page

ARTICLE I

The Pre-Closing Holdco Mergers; The Merger; Closing; Effective Time

1.1	The Pre-Closing Holdco Mergers	2
1.2	The Merger	2
1.3	Closing	2
1.4	Effective Time	3
1.5	FIRPTA Certificate	3

ARTICLE II

Surviving Corporation Matters

2.1	The Certificate of Incorporation	3
2.2	The By-Laws	3
2.3	Directors and Officers of Surviving Corporation	3

ARTICLE III

Merger Consideration; Effect of the Merger on Capital Stock; Exchange of Certificates

3.1	Aggregate and Per Share Merger Consideration	4
3.2	Effect on Capital Stock	4
3.3	Exchange of Certificates for Shares	5
3.4	Appraisal Rights	8
3.5	Adjustments	8
3.6	Treatment of Stock Plans	9

ARTICLE IV

Representations and Warranties of Parent and the Company

4.1	Joint Representations and Warranties of Parent and the Company	10
4.2	Individual Representations and Warranties of Parent and the Company	35

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ARTICLE V

Covenants

5.1	Interim Operations	47
5.2	Parent Non-Solicit	53
5.3	Company Non-Solicit	57
5.4	Investor Questionnaire; Filing; Information Supplied	59
5.5	Parent Stockholders Meeting	60
5.6	Company Stockholder Approval	61
5.7	Filings; Other Actions; Notification	62
5.8	Access and Reports	65
5.9	Stock Exchange Listing	66
5.10	Publicity	66
5.11	Employee Benefits	66
5.12	Expenses	68
5.13	Indemnification; Directors’ and Officers’ Insurance	68
5.14	Takeover Statute	70
5.15	Termination of Related Party Agreements	71
5.16	Treatment of Certain Existing Indebtedness	71
5.17	Financing.	71
5.18	Payoff Letter	77
5.19	Contribution Agreement.	77
5.20	Headquarters	77
5.21	Name and Trading Symbol	77
5.22	Stockholder Litigation	77
5.23	Notification of Certain Matters	78
5.24	Revenue Recognition Matters	78
5.25	Tax Treatment	78

ARTICLE VI

Conditions

6.1	Conditions to Each Party’s Obligation to Effect the Merger	79
6.2	Conditions to Obligations of Parent	80
6.3	Conditions to Obligations of the Company	82

ARTICLE VII

Termination

7.1	Termination	83
7.2	Effect of Termination and Abandonment	85
7.3	Termination Fees; Expenses	85

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ARTICLE VIII

Miscellaneous and General

8.1	Survival Following Merger	87
8.3	Modification or Amendment	87
8.4	Waiver of Conditions	88
8.5	Counterparts	88
8.6	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE	88
8.7	Notices	90
8.8	Entire Agreement	91
8.9	No Third Party Beneficiaries	92
8.10	Obligations of Parent and of the Company	92
8.11	Definitions	92
8.12	Severability	92
8.13	Interpretation; Construction	93
8.14	Assignment	93
8.15	Provisions Related to the Financing Sources	93
8.16	Non-recourse	94

ARTICLE IX

Definitions
9.1	Definitions	94

Annex A Defined Terms		A-1

Annex B Sponsor Parties		B-1

Exhibit A Form of Written Consent

Exhibit B Contribution Agreement

Exhibit C Certificate of Incorporation of Surviving Corporation

Exhibit D Bylaws of Surviving Corporation

Schedule 6.1(a) Required Governmental Consents

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of May 10, 2017, is by and between DOUBLE EAGLE PARENT, INC., a Delaware corporation (the “Company”), and INC RESEARCH HOLDINGS, INC., a Delaware corporation (“Parent”). All of the signatories to this Agreement are collectively referred to as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the respective boards of directors of each of the Company and Parent have approved the merger of the Company with and into Parent (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement;

WHEREAS, it is intended that (i) for U.S. federal income tax purposes the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code, and (ii) this Agreement be, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

WHEREAS, the stockholders listed on Annex B (such stockholders collectively, the “Sponsor Parties” and each individually, a “Sponsor Party”), collectively, are the record and beneficial owners of a majority of the outstanding Shares (as defined herein);

WHEREAS, concurrently with the execution of this Agreement, each Sponsor Party has entered into a voting agreement (“Voting Agreement”) with Parent and the Company, pursuant to which such Sponsor Party has agreed to submit to the Company, in respect of all Shares (as hereinafter defined) of which such Sponsor Party is the record or beneficial holder, a written consent (as herein defined) of such Sponsor Party in accordance with the DGCL, as more particularly set forth therein and herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent is entering into Stockholders Agreements (each, a “Stockholders Agreement”) with each of the Sponsor Parties; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein and in the Voting Agreements, the Parties hereto agree as follows:

ARTICLE I

The Pre-Closing Holdco Mergers; The Merger; Closing; Effective Time

1.1 The Pre-Closing Holdco Mergers. Prior to the Effective Time on the Closing Date, the Company shall cause Intermediate I to merge with and into the Company and, immediately thereafter, Intermediate II to merge with and into the Company, and the Company shall comply with all related requirements under the Existing Company Credit Facilities, including the assumption by the Company of the obligations of Intermediate II as “Holdings” under the Existing Company Credit Facilities (such mergers and actions, collectively, the “Pre-Closing Holdco Mergers”). Prior to effecting any portion of the Pre-Closing Holdco Mergers, the Company shall provide all related documentation (including certificates of merger, board resolutions and other corporate documents, agreements and instruments) at least ten (10) days in advance of the commencement of the Pre-Closing Holdco Mergers to Parent for Parent’s review and written consent, which consent shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, the Pre-Closing Holdco Mergers shall consist only of the two mergers contemplated in the first sentence of this Section 1.1, and after giving effect to the Pre-Closing Holdco Mergers, inVentiv Health will remain a wholly-owned Subsidiary of the Company. The Pre-Closing Holdco Mergers will qualify as complete liquidations of Intermediate I and Intermediate II governed by Section 332 and Section 337 of the Code and this Agreement will constitute a “plan of liquidation” within the meaning of Section 332 and Section 337 of the Code in respect of each Pre-Closing Holdco Merger.

1.2 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.4), the Company shall be merged with and into Parent and the separate corporate existence of the Company shall thereupon cease. Parent shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”). The Merger shall have the effects specified in the DGCL.

1.3 Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place (a) at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 A.M. on the fifth business day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions) or (b) at such other time and place as the Company and Parent mutually agree in writing; provided that it is understood and agreed that, unless the Company and Parent otherwise agree in writing, the Closing shall not occur earlier than the date that is forty-five (45) days after the date on which Parent initially files with the SEC the Proxy Statement required by Section 5.4(b). The day on which the Closing takes place is referred to as the

“Closing Date”. The Closing will be effective as of 12:01 a.m., New York City time, on the Closing Date. For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in Raleigh, North Carolina, Boston, Massachusetts or New York, New York.

1.4 Effective Time. As soon as practicable following the Closing, the Company and Parent will cause a Certificate of Merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the Company and Parent in writing and specified in the Delaware Certificate of Merger (the “Effective Time”).

1.5 FIRPTA Certificate. On the Closing Date, the Company shall deliver to Parent a properly completed and executed certificate satisfying the requirements of Treasury Regulations Section 1.897-2(h) and 1.1445-2(c) certifying that the Shares as of the Closing Date (and at all times during the applicable period ending as of the Closing Date) are not “United States real property interests” within the meaning of Section 897(c) of the Code.

ARTICLE II

Surviving Corporation Matters

2.1 The Certificate of Incorporation. The certificate of incorporation of Parent as in effect immediately prior to the Effective Time shall, at the Effective Time, be amended so as to read in its entirety in the form attached hereto as Exhibit C (the “Charter”), and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter duly amended as provided therein or by applicable Law.

2.2 The By-Laws. Parent shall cause the bylaws of Parent, as in effect immediately prior to the Effective Time, to be amended at the Effective Time to read in their entirety in the form attached hereto as Exhibit D (the “By-Laws”) and, as so amended, such bylaws shall be the bylaws of the Surviving Corporation until thereafter duly amended as provided therein or by applicable Law.

2.3 Directors of Surviving Corporation. The Parties hereto shall take, or cause to be taken, all actions necessary so that the Parent Board at the Effective Time shall, from and after the Effective Time, have the initial composition as provided for in the Stockholders Agreement until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter, the By-Laws and the Stockholders Agreement.

ARTICLE III

Merger Consideration; Effect of the Merger on Capital Stock;

Exchange of Certificates

3.1 Aggregate and Per Share Merger Consideration.

(a) The aggregate merger consideration to be paid hereunder in respect of all of the outstanding Shares and all outstanding Company Options and Company RSUs shall be 49,989,839, shares of Parent Common Stock (the “Aggregate Merger Consideration”). The Aggregate Merger Consideration shall be paid as and when described herein.

(b) The per share consideration to be paid hereunder in respect of each Share shall be a number of shares equal to the quotient of the Aggregate Merger Consideration divided by the Fully Diluted Company Shares Number (the “Per Share Consideration”), subject, in the case of each outstanding Company Option and outstanding Company RSU, to the terms of Section 3.6.

3.2 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a) Conversion; Merger Consideration. Each share of the common stock, par value $0.0001 per share, of the Company (the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent or any other direct or indirect wholly-owned Subsidiary of Parent and Shares owned by any direct or indirect wholly-owned Subsidiary of the Company, and in each case not held on behalf of third parties, and (ii) Shares that are owned by stockholders (“Dissenting Stockholders”) who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (each Share described in clause (i) and (ii), an “Excluded Share” and collectively, “Excluded Shares”)) shall be converted into, and become exchangeable for, the Per Share Consideration. At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate, whether physical or electronic (other than, for the avoidance of doubt, book-entry) (each, a “Certificate”) formerly representing any of the Shares, and each Share held in uncertificated form, in each case other than Excluded Shares, shall thereafter represent only the right to receive the Per Share Consideration and the right, if any, to receive pursuant to Section 3.3(e) cash in lieu of fractional shares into which such Shares have been converted pursuant to this Section 3.2(a) and any distribution or dividend pursuant to Section 3.3(c) and each Certificate and Share held in uncertificated form owned by Dissenting Stockholders shall thereafter represent only the right to receive the payment of which reference is made in Section 3.4.

(b) Cancellation of Shares. Subject to Section 3.4, each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder of such Excluded Share, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Section 3.4.

3.3 Exchange of Certificates for Shares.

(a) Exchange Agent. At the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld, conditioned or delayed) (the “Exchange Agent”), for the benefit of the holders of Shares, book-entry shares representing the shares of Parent Common Stock comprising the Aggregate Merger Consideration and, after the Effective Time, if applicable, any cash and dividends or other distributions with respect to the Parent Common Stock to be issued or to be paid pursuant to the last sentence of Section 3.2(a) in exchange for Shares outstanding immediately prior to the Effective Time, deliverable upon due surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 3.3(g)) pursuant to the provisions of this Article III (such cash and certificates for shares of Parent Common Stock, together with the amount of any dividends or other distributions payable with respect thereto, being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures. Promptly after the Effective Time (and in any event within three (3) business days thereafter), the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Certificate (other than holders of Excluded Shares) notice advising such holders of the effectiveness of the Merger, including appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 3.3(g)) and instructions for surrendering the Certificates (or affidavits of loss in lieu of the Certificates) to the Exchange Agent. Upon the surrender of a Certificate (or affidavits of loss in lieu of the Certificate as provided in Section 3.3(g)) to the Exchange Agent in accordance with the terms of such transmittal materials, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate or book entry share representing that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to this Article III and (y) a check in the amount (after giving effect to any required Tax withholdings as provided in Section 3.3(h)) of (A) any cash in lieu of fractional shares plus (B) any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the provisions of this Article III, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate or book entry share representing the proper number of shares of Parent Common Stock, together with a check for any cash to be paid upon due surrender of the Certificate and any other dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if the Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable. No holder of uncertificated Shares shall be required to deliver a Certificate or executed transmittal materials to the Exchange Agent to receive the Aggregate Merger Consideration that such holder is entitled to receive pursuant to this Article III. In lieu thereof, each registered holder of one or more uncertificated Shares shall automatically upon the Effective Time be entitled to receive in exchange therefor an amount of Parent Common Stock equal to the product obtained by multiplying (x) the aggregate number of Shares represented by such holder’s uncertificated Shares that were converted into the right to receive the Aggregate Merger Consideration pursuant to Section 3.2(a) by (y) the Per Share Consideration (less any applicable withholding taxes payable in respect thereof), and the uncertificated Shares shall forthwith be cancelled. No interest shall be paid or accrued for the benefit of holders of the Certificates and uncertificated (including book-entry) Shares on the Aggregate Merger Consideration payable pursuant to this Section 3.3(b). Until so surrendered, outstanding Certificates and uncertificated (including book-entry) Shares shall be deemed from and after the Effective Time, to evidence only the right to receive the Aggregate Merger Consideration, without interest thereon, payable in respect thereof pursuant to the provisions of this Article III.

(c) Distributions with Respect to Unexchanged Shares; Voting. (i) All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate (or affidavits of loss in lieu of the Certificate as provided in Section 3.3(g)) is surrendered for exchange in accordance with this Article III. Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavits of loss in lieu of the Certificate as provided in Section 3.3(g)), there shall be issued and/or paid to the holder of the certificates or book entry shares representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(ii) Holders of unsurrendered Certificates shall be entitled to vote after the Effective Time at any meeting of Parent’s stockholders the number of whole shares of Parent Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates.

(d) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

(e) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued and any holder of Shares entitled to receive a fractional share of Parent Common Stock but for this Section 3.3(e) shall be entitled to receive a cash payment in lieu thereof (after giving effect to any required Tax withholdings as provided in Section 3.3(h)), which payment shall be calculated by the Exchange Agent and shall represent such holder’s proportionate interest in the net proceeds from the sale by the Exchange Agent on behalf of all such holders, of the aggregate fractional shares of Parent Common Stock that such holders otherwise would be entitled to receive. Any such sale shall be made by the Exchange Agent within five (5) business days after the date upon which the Certificate(s) (or affidavit(s) of loss in lieu of the Certificates(s) as provided in Section 3.3(g)) that would otherwise result in the issuance of such fractional shares of Parent Common Stock have been received by the Exchange Agent.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund and any Parent Common Stock) that remains unclaimed by the stockholders of the Company for one hundred eighty (180) days after the Effective Time shall be delivered to Parent. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article III shall thereafter look only to Parent for delivery of any certificates for shares of Parent Common Stock of such stockholders and payment of any cash, dividends and other distributions in respect thereof payable and/or issuable pursuant to Section 3.2 and Section 3.3(c) upon due surrender of their Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 3.3(g)), in each case, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by

Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and any cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

(h) Withholding Rights. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Company Options or Company RSUs such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”) or any other applicable state, local or foreign Tax (as defined in Section 4.1(j)) Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

3.4 Appraisal Rights. No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive shares of Parent Common Stock or cash in lieu of fractional shares thereof or any dividends or other distributions pursuant to this Article III unless and until the holder thereof shall have effectively withdrawn or lost such holder’s right to appraisal under the DGCL, and any Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. If any Dissenting Stockholder shall have effectively withdrawn or lost the right to dissent with respect to any Shares, such Shares shall thereupon be treated as though such Shares had been converted, as of the Effective Time, into shares of Parent Common Stock pursuant to Section 3.2 of this Agreement. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to, at Parent’s expense, participate in and direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to any demands for appraisals, offer to settle or settle any such demands or approve any withdrawal of any such demands.

3.5 Adjustments. Notwithstanding anything in this Agreement to the contrary, if, (a) between the date of this Agreement and the Effective Time, the issued and outstanding Shares or securities convertible or exchangeable into or exercisable for Shares or the issued and outstanding shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger (but only a merger involving the Company and not Parent), issuer tender or exchange offer, or other similar transaction, or (b) at the Effective Time, the Company’s representations and warranties in Section 4.2(g) (Capital Stock of the Company) or Parent’s representations and warranties in Section 4.2(a) (Capital Stock of Parent) are not true in any non-de minimis respect, then the Per Share Consideration shall be equitably adjusted and as so adjusted shall, from and after the date of such event, be the Per Share Consideration.

3.6 Treatment of Stock Plans.

(a) Treatment of Company Options. At the Effective Time, each outstanding Company Option, after giving effect to any acceleration or forfeiture in connection with the Transactions, shall, automatically and without any required action on the part of the holder thereof, cease to represent an option to purchase Shares and shall be converted into an option to acquire a number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of Shares subject to the Company Option immediately prior to the Effective Time, and (y) the Per Share Consideration, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per Share of such Company Option immediately prior to the Effective Time divided by (B) the Per Share Consideration; provided, however, that the exercise price and the number of shares of Parent Common Stock purchasable pursuant to the Company Options shall be determined in a manner consistent with the requirements of Section 409A of the Code. Except as specifically provided above, following the Effective Time, each Company Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable under such Company Option immediately prior to the Effective Time. Any Company Option that has not vested as of the Effective Time shall be forfeited and cancelled for no consideration as of the Effective Time.

(b) Treatment of Company RSUs. At the Effective Time, each outstanding Company RSU, after giving effect to any acceleration or forfeiture in connection with the Transactions, shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company RSU to receive (without interest), as soon as reasonably practicable after the Effective Time, a number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of Shares subject to such Company RSU immediately prior to the Effective Time and (y) the Per Share Consideration, less applicable Taxes required to be withheld with respect to such shares of Parent Common Stock. Any Company RSU that has not vested as of the Effective Time shall be forfeited and cancelled for no consideration as of the Effective Time.

(c) Transfer Restrictions. Shares acquired upon settlement of awards as described under Sections 3.6(a) and 3.6(b) will be subject to transfer restrictions as provided in Section 3.6(c) of the Company Disclosure Schedule.

(d) Registration. If registration of any interests in the Company Stock Plans or other Company Benefit Plans (including any Company Benefit Plans) or the shares of Parent Common Stock issuable thereunder is required under the Securities Act of 1933, as amended (the “Securities Act”), Parent shall file with the Securities and Exchange Commission (the “SEC”) within five (5) business days after the Effective Time a registration statement on Form S-8 with respect to such interests or Parent Common Stock, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the relevant Company Stock Plans or other Company Benefit Plans (including any Company Benefit Plans), as applicable, remain in effect and such registration of interests therein or the shares of Parent Common Stock issuable thereunder continues to be required. As soon as practicable after the registration of such interests or shares, as applicable, Parent shall deliver to the holders of Company Options appropriate notices setting forth such holders’ rights pursuant to the respective Company Stock Plans and agreements evidencing the grants of such Company Options, and stating that such Company Options and agreements have been assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 3.6 after giving effect to the Merger and the terms of the Company Stock Plans).

(e) Corporate Actions. At or prior to the Effective Time the Company, the Company Board, and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary to effectuate the provisions of Sections 3.6(a) and 3.6(b). The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Options or Company RSUs.

ARTICLE IV

Representations and Warranties of Parent and the Company

4.1 Joint Representations and Warranties of Parent and the Company. Except (i) in the case of any representation or warranty made by Parent, (x) as disclosed in the schedule delivered by Parent to the Company on the date of this Agreement (the “Parent Disclosure Schedule”) (it being agreed that the disclosure of any information in a particular section or subsection of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent), or (y) as disclosed in any Parent SEC Report (as defined in Section 4.2(c)) filed with or furnished to the SEC by Parent between January 1, 2015 and the date hereof (other than disclosures in any “Risk Factors” section or “forward looking statements” disclaimer to the extent they are cautionary, forward-looking or predictive in nature set forth therein), and (ii) in the case of any representation or warranty made by the Company, (x) as disclosed in the schedule delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Schedule”) (it being agreed that the disclosure of any information in a particular section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent), or (y) as disclosed in any report, schedule, form, statement or other document filed with or furnished to the SEC (including all exhibits and schedules thereto and documents incorporated by reference therein) by inVentiv Health, Inc. or inVentiv Group Holdings, Inc. between January 1, 2015 and the date hereof (other than any registration statement (including any prospectus forming a part thereof) which was not declared effective by the SEC or did not become effective automatically upon filing) (the “Company SEC Reports”) (other than disclosures in any “Risk Factors” section or “forward looking statements” disclaimer to the extent they are cautionary, forward-looking or predictive in nature set forth therein), Parent hereby represents and warrants to the Company, and the Company hereby represents and warrants to Parent (each of Parent and the Company, in its capacity as the Party making the representations and warranties, the “Representing Party”) as follows:

(a) Organization, Good Standing and Qualification.

(i) The Representing Party and each of its Subsidiaries (A) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept or equivalent) under the Laws of the jurisdiction of its organization, (B) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (C) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept or equivalent) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clause (A) only as it relates to Subsidiaries and clauses (B) and (C), for any such failures to have such power or authority or to be so qualified or licensed or in good standing, individually or in the aggregate, as have not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Representing Party.

(ii) The Representing Party has previously furnished or otherwise made available to the other Party true and complete copies of the Representing Party’s organizational documents, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect.

(b) Subsidiaries. Section 4.1(b) of the Representing Party’s Disclosure Schedule sets forth a true and complete list of each Subsidiary of the Representing Party as of the Execution Date. Each Subsidiary set forth on Section 4.1(b) of the Representing Party’s Disclosure Schedule is a wholly-owned direct or indirect Subsidiary of such Representing Party. All outstanding shares of capital stock, or other equity or voting interests, in each material Subsidiary of the Representing Party are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL or applicable Law, its organizational documents, or any Contract to which the Representing Party is a party or is otherwise bound. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Representing Party does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, any Person.

(c) No Conflict; Consents and Approvals. (i) The execution, delivery and performance of this Agreement and the Voting Agreements by the Representing Party do not, and the consummation of the transactions contemplated by this Agreement (the “Transactions”) and performance by the Representing Party with the provisions hereof and thereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Representing Party or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (A) the organizational documents of the Representing Party, or the organizational documents of any Subsidiary of the Representing Party, (B) any Contract to which the Representing Party or any of its Subsidiaries is a party or by which the Representing Party or any of its Subsidiaries or any of their respective properties or assets may be bound or (C) subject to receipt of the Representing Party’s stockholder approval (if applicable) and the governmental filings and other matters referred to in Section 4.1(c)(ii), any Law or any rule or regulation of the NASDAQ applicable to the Representing Party or any of its Subsidiaries or by which the Representing Party or any of its Subsidiaries or any of their respective properties or assets may be bound, except, in the case of clauses (B) and (C), as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Representing Party.

(ii) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to the Representing Party or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Representing Party or the consummation by the Representing Party of the Transactions hereby or compliance with the provisions hereof or thereof, except for (i) as required under the Hart-Scott- Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) or under any other applicable antitrust Law, (ii) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, and the rules and regulations thereunder (collectively, the “Exchange Act”), and any other applicable state or federal securities, takeover and “blue sky” laws, (iii) any filings and approvals required under the rules and regulations of NASDAQ and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect with respect to the Representing Party.

(d) Absence of Certain Changes. Since December 31, 2016 through the date of the Agreement: (i) there has not been any change, occurrence, state of fact, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to the Representing Party and (ii) (A) the Representing Party and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course consistent with past practice; (B) neither the Representing Party nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; (C) neither the Representing Party nor any of its Subsidiaries has engaged in any action that would not be permitted to be taken under Sections 5.1(a) through 5.1(r) and Sections 5.1(t) through 5.1(z); and (D) neither the Representing Party nor any of its Subsidiaries has engaged in any action that would not be permitted to be taken under Section 5.1(s).

(e) Litigation and Liabilities. There is no Action pending or, to the Knowledge of the Representing Party, threatened in writing against the Representing Party or any of its Subsidiaries or any of their respective properties or assets, other than any Action that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Representing Party. Neither the Representing Party nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule, doctrine, ruling, writ, assessment, arbitration award or decree of any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to the Representing Party. There is no Action pending or, to the Knowledge of the Representing Party, threatened seeking to prevent, hinder, modify, delay or challenge the Transactions.

(f) Employee Benefits.

(i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Representing Party and its Subsidiaries (the “Employees”) and current or former directors of the Representing Party, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans of the Representing Party (the “Representing Party Benefit Plans”) that are material, other than the Representing Party Benefit Plans maintained outside of the United States primarily for the benefit of Employees working outside of the United States (such plans hereinafter being referred to as the “Representing Party Non-U.S. Benefit Plans”) and employment agreements and offer letters that provide for at-will employment and which are immediately terminable by the Representing Party or its Subsidiary, as applicable, without cost or liability, are listed in Section 4.1(f)(i) of the Representing Party Disclosure Schedule, and each Representing Party Benefit Plan which has received a favorable opinion or determination letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified. True and complete copies of all Representing Party Benefit Plans listed in Section 4.1(f)(i) of the Representing Party Disclosure Schedule, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Representing Party Benefit Plans, and all amendments thereto have been provided or made available to the Representing Party.

(ii) All Representing Party Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”) and Representing Party Non-U.S. Benefit Plans, (collectively, “Representing Party U.S. Benefit Plans”) are in substantial compliance with ERISA, the Code and other applicable Laws, other than as would not reasonably be expected to result in a material liability to the Representing Party. Each Representing Party U.S. Benefit Plan which is subject to ERISA (a “Representing Party ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Representing Party Pension Plan”) intended to be qualified under Section 401(a) of the Code, has received a favorable opinion or determination letter from the Internal Revenue Service or has applied to the Internal Revenue Service for such favorable opinion or determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Representing Party is not aware of any circumstances likely to result in the loss of the qualification of such Plan under Section 401(a) of the Code.

(iii) No material liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Representing Party or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly in the last six years, maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Representing Party under Section 4001 of ERISA or Section 414 of the Code (a “Representing Party ERISA Affiliate”). No Representing Party Benefit Plan is a Multiemployer Plan and no Representing Party or Representing Party ERISA Affiliate has any liability nor expects to incur any liability with respect to a Multiemployer Plan (regardless of whether based on contributions of a Representing Party ERISA Affiliate). No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation Reg. Section 4043.33 or 4043.66, has been required to be filed for any Representing Party Pension Plan or by any Representing Party ERISA Affiliate within the twelve (12) month period ending on the date of this Agreement.

(iv) All material contributions required to be made under each Representing Party Benefit Plan, as of the date of this Agreement, have been made and all material obligations in respect of each Representing Party Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Parent SEC Reports (in the case of Parent Benefit Plans) and the Company Financial Statements (in the case of Company Benefit Plans) prior to the date of this Agreement.

(v) As of the date of this Agreement, there is no material pending or, to the Knowledge of the Representing Party threatened, litigation relating to the Representing Party Benefit Plans. Neither the Representing Party nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Representing Party ERISA Plan or collective bargaining agreement. The Representing Party or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(vi) Neither the execution of this Agreement, stockholder adoption of this Agreement nor the consummation of the Transactions, either alone or in combination with another event (other than required by the terms of this Agreement), will (w) entitle any employees of the Representing Party or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Representing Party Benefit Plans, (y) limit or restrict the right of the Representing Party or, after the consummation of the Transactions, the Company to merge, amend or terminate any of the Representing Party Benefit Plans or (z) result in payments under any of the Representing Party Benefit Plans which would be subject to Section 280G of the Code.

(vii) Neither Representing Party or any of its Subsidiaries has any obligation to provide, and no Representing Party Benefit Plan or other agreement to which any Representing Party or any of its Subsidiaries is a party provides any individual with the right to, a gross-up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under of Section 280G of the Code.

(viii) All Representing Party Non-U.S. Benefit Plans comply in all material respects with applicable local Law. All material Representing Party Non-U.S. Benefit Plans, other than those that solely provide payments or benefits as required by applicable Law, are listed in Section 4.1(f)(viii) of the Representing Party Disclosure Schedule. The Representing Party and its Subsidiaries have no material unfunded liabilities with respect to any such Representing Party Non-U.S. Benefit Plan. As of the date of this Agreement, there is no pending or, to the Knowledge of the Representing Party, threatened material litigation relating to Representing Party Non-U.S. Benefit Plans.

(g) Compliance with Laws. The Representing Party and each of its Subsidiaries are and, at all times since January 1, 2015 have been, in compliance with all Laws applicable to their businesses, operations, properties or assets, including all healthcare Laws, except where any non-compliance, individually or the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Representing Party. None of the Representing Party or any of its Subsidiaries has received, since January 1, 2015, a notice or other written communication alleging or relating to a possible material violation of any Law, including any healthcare Law, applicable to their businesses, operations, properties or assets, which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect with respect to the Representing Party. The Representing Party and each of its Subsidiaries have in effect all Permits of all Governmental Entities necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted, except for any Permits the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Representing Party. All such Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Representing Party.

(h) Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Representing Party’s certificate of incorporation or bylaws is applicable to the Representing Party, the Shares, and the Transactions.

(i) Environmental Matters. Except as would not be expected, individually or in the aggregate, to have a Material Adverse Effect with respect to the Representing Party, (i) neither the Representing Party nor any of its Subsidiaries has received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved) from any federal, state, local, foreign or provincial Governmental Entity or any other Person (and to the Knowledge of the Representing Party, none are threatened) asserting that the Representing Party or any of its Subsidiaries is in violation of, or has liability under, any Environmental Law, (ii) the Representing Party and each of its Subsidiaries are and have at all times been in compliance with all, and have not violated any, applicable Environmental Laws; (iii) the Representing Party and its Subsidiaries have obtained, maintained and are and have been in compliance with all Permits of all Governmental Entities and any other Person that are required under any Environmental Law; (iv) there has been no release of any Hazardous Substance by the Representing Party or any of its Subsidiaries or any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of the Representing Party or any of its Subsidiaries under applicable Environmental Laws; (v) to the Knowledge of the Representing Party, no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by the Representing Party or any of its Subsidiaries and to the Knowledge of the Representing Party, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in any violation of or liability to the Representing Party or any of its Subsidiaries under any Environmental Law; and (vi) neither the Representing Party, its Subsidiaries nor, to the Knowledge of the Representing Party, any of their respective properties or facilities are subject to, or, to the Knowledge of the Representing Party, are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

(j) Taxes.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Representing Party:

(A) all Tax Returns required to be filed by or on behalf of the Representing Party and each of its Subsidiaries have been prepared and timely filed with the appropriate Governmental Entity (taking into account any valid extensions of time within which to file) and all Tax Returns filed by or on behalf of the Representing Party or any of its Subsidiaries are complete and accurate;

(B) all Taxes required to be paid by or on behalf of the Representing Party and each of its Subsidiaries have been timely paid with the appropriate Governmental Entity, and all Taxes that have accrued but are not yet payable have been reserved for in accordance with GAAP in the Representing Party’s most recent annual audited financial statements or have been incurred in the ordinary course of business since the date of the most recent annual audited financial statements made available to the other Party as of the date of this Agreement;

(C) all deficiencies asserted or assessed by a Governmental Entity against the Representing Party or any of its Subsidiaries have been paid in full or are adequately reserved in accordance with GAAP;

(D) there are no pending or, to the Knowledge of the Representing Party, threatened in writing audits, examinations, investigations or other proceedings relating to Taxes of the Representing Party or any of its Subsidiaries and there are no currently effective waivers (or requests for waivers) of the time to assess any Taxes with respect to the Representing Party or any of its Subsidiaries;

(E) there are no Liens for Taxes on any of the assets of the Representing Party or any of its Subsidiaries other than Permitted Liens;

(F) neither the Representing Party nor any of its Subsidiaries has any liability for Taxes of any other person (other than the Representing Party and its Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by Contract (other than a Contract with customary Tax provisions (x) entered into in the ordinary course of business or which is a customary lending arrangement and (y) not primarily related to Taxes); and

(G) the Representing Party and its Subsidiaries have complied with all applicable Laws relating to the payment, collection and withholding of Taxes and paid over to the appropriate Governmental Entity all amounts required to be so withheld or collected and paid under all applicable Laws.

(ii) Neither the Representing Party nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the three-year period ending on the date hereof (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Transactions are also a part) that was purported or intended to be governed by Section 355 of the Code.

(iii) During the five-year period ending on the date hereof, neither the Representing Party nor any of its Subsidiaries has been included in a “consolidated,” “unitary” or “combined” Tax Return under U.S. federal, state, local or foreign Law with respect to Taxes for any taxable period (other than a group of which the Representing Party or any of its Subsidiaries was the common parent).

(iv) Neither the Representing Party nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement (other than agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes, such as leases, vendor and customer agreements, credit agreements and purchase agreements) (each, a “Tax Sharing Agreement”).

(v) Neither the Representing Party nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

As used in this Agreement, (x) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, escheat, unclaimed property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions and (y) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) supplied or required to be supplied to a Tax authority relating to Taxes.

(k) Labor Matters.

(i) Except as would not reasonably be expected to be material to the Representing Party and its Subsidiaries taken as a whole, (i) there are no strikes, work stoppages, slowdowns, arbitrations or lockouts pending or, to the Knowledge of the Representing Party, threatened with respect to any employees of the Representing Party or any of its Subsidiaries (the “Representing Party Employees”), and there have been no such activities in the past three (3) years, (ii) to the Knowledge of the Representing Party, there is no union organizing effort pending or, to the Knowledge of the Representing Party, threatened against the Representing Party or any of its Subsidiaries, and there have been no such activities in the past three (3) years, (iii) there is no labor dispute, material grievance (other than routine individual grievances), or labor arbitration proceeding pending or, to the Knowledge of the Representing Party, threatened against the Representing Party or any of its Subsidiaries, and there have been no such activities in the past three (3) years, (iv) there is no slowdown or work stoppage in effect or, to the Knowledge of the Representing Party, threatened with respect to Representing Party Employees, and there have been no such activities in the past three (3) years, (v) no petition has been filed or proceeding instituted by or on behalf of any labor union, works council or other employee representative organization with any Governmental Entity seeking recognition or certification of a bargaining representative of any employees of the Representing Party or any of its Subsidiaries, and (vi) to the Knowledge of the Representing Party, there is no charge, complaint, or investigation pending or threatened by any Governmental Entity or individual against the Representing Party or any of its Subsidiaries concerning any alleged violation of any applicable Law arising out of, in connection with, or otherwise relating to the employment, termination of employment, failure to employ by the Representing Party or any of its Subsidiaries, or employment practices, including, workplace health and safety, terms and conditions of employment, wages and hours, unfair labor practices, or employee classification.

(ii) Section 4.1(k)(ii) of each Representing Party’s Disclosure Schedule sets forth all material U.S. and non-U.S. employee representative bodies, including all labor unions, labor organizations and works councils, and all collective bargaining agreements or other agreements with a labor union, works council or other employee representative organization in effect that covers any employees of the Representing Party or any of its Subsidiaries or to which the Representing Party or any of its Subsidiaries is a party or otherwise bound as of the Execution Date (each a “Labor Agreement”).

(iii) The execution and delivery of this Agreement or any Voting Agreement, shareholder or other approval of this Agreement, and the consummation of the Transactions, either alone or in combination with another event, will not entitle any third party (including any labor organization or Governmental Entity) to any payments under any Labor Agreement, and no Representing Party or its Subsidiaries is required to give notice to or obtain the consent of any representative bodies, including any labor union, works council or similar labor organization, before executing this Agreement or the Voting Agreements or consummating the Transactions.

(iv) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Representing Party, the Representing Party and its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, including, workplace health and safety, terms and conditions of employment and wages and hours, unfair labor practices, employee classification, civil rights, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax.

(v) Except as would not reasonably be expected to result in material liability to the Representing Party and its Subsidiaries taken as a whole, neither the Representing Party nor any of its Subsidiaries has any liabilities or is in breach of any obligations under the Worker Adjustment Retraining and Notification Act (WARN) of 1988, as amended, or any similar state or local Law as a result of any action taken by the Representing Party. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Representing Party and its Subsidiaries within the six (6) months prior to the Closing.

(l) Intellectual Property.

(i) Section 4.1(l)(i) of each Representing Party’s Disclosure Schedule sets forth a true and complete list of all Registered Representing Party Intellectual Property that is material to the business of the Representing Party and its Subsidiaries as of the Execution Date, taken as a whole, indicating for each Registered item the record owner, registration or application number, registration or application date and the applicable filing jurisdiction (or in the case of an Internet domain name, the applicable domain name registrant and registrar). Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on a Representing Party, all of the Registered Representing Party Intellectual Property is subsisting, and to the Knowledge of the Representing Party, valid and enforceable, and neither the Representing Party nor any of its Subsidiaries has been the recipient of any written threats or challenges with respect to the ownership, use, validity or enforceability of the Representing Party Intellectual Property.

(ii) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on a Representing Party, the Representing Party and its Subsidiaries own solely and exclusively all Representing Party Intellectual Property (including all Registered Representing Party Intellectual Property). Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on a Representing Party, either the Representing Party or a Subsidiary owns, or is licensed or otherwise possesses adequate rights to use, all Intellectual Property used in the Representing Party’s and its Subsidiaries’ operations of their respective businesses, as presently conducted.

(iii) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on a Representing Party, (i) there are no pending claims or claims threatened in writing by any Person alleging infringement, misappropriation or other violation by the Representing Party or any of its Subsidiaries of the Intellectual Property of any Person; (ii) to the Knowledge of the Representing Party, since January 1, 2015, the conduct of the businesses of the Representing Party and its Subsidiaries has not infringed, misappropriated or otherwise violated, and does not infringe, misappropriate or otherwise violate, any Intellectual Property of any Person; (iii) neither the Representing Party nor any of its Subsidiaries has made any written claim of infringement, misappropriation or other violation by others of any Representing Party Intellectual Property; and (iv) to the Knowledge of the Representing Party, no Person is infringing, misappropriating, or otherwise violating any Representing Party Intellectual Property.

(iv) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on a Representing Party, (A) the Representing Party and its Subsidiaries have taken reasonable steps to protect the confidentiality of their trade secrets, has implemented reasonable technical, physical, and administrative safeguards necessary to protect the privacy, confidentiality, integrity and security of its software, databases, systems, networks, internet sites, and all other information technology equipment (the “Representing Party IT Assets”) and all information stored or contained therein or transmitted thereby from unauthorized or improper use, access or disclosure; (B) the Representing Party IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by each of the Representing Party and its Subsidiaries in connection with its businesses as presently conducted; (C) to the Knowledge of the Representing Party, no Person has gained unauthorized access to the Representing Party IT Assets; and (D) the Representing Party IT Assets have not experienced any failures, breakdowns, continued substandard performance, or other adverse events, in each case of the foregoing in this clause (D), that have caused any material and substantial disruption or interruption in the use thereof.

(v) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on a Representing Party, (i) neither the Representing Party nor any of its Subsidiaries violates or permits or assists any third party to violate (A) any applicable Law with respect to confidential, personally identifiable, personal, sensitive personal, or protected health information or data (including with respect to the collection, storage, transmission, transfer (including, without limitation, any cross-border transfer), processing, disclosure, use of such information), (B) the rights of any Person under any such applicable Law, including all Privacy Rights, or (C) the contractual obligations of the Representing Party or any of its Subsidiaries (including pursuant to any publicly disclosed privacy policies) with respect to confidential, personally identifiable or personal health information; (ii) since January 1, 2015, neither the Representing Party nor any of its Subsidiaries has received written notice or has been subject to any Actions or any filed complaint by any Person alleging failure to comply with any of the foregoing in clause (i); and (iii) each of the Representing Party and its Subsidiaries maintains policies and procedures regarding data security and privacy that are commercially reasonable and, since January 1, 2015, the Representing Party and its Subsidiaries have been in compliance with all of their data security and privacy obligations under applicable Law. To the Knowledge of the Representing Party, (i) there have been no breaches of either the privacy policies or the system and data security policies of the Representing Party or any of its Subsidiaries, and (ii) neither the Representing Party nor any of its Subsidiaries has experienced any data breach that would violate the Privacy Rights of any Person, any contractual obligations of the Representing Party or any of its Subsidiaries (including pursuant to privacy policies) or any applicable Laws, except, in each case (i) and (ii), for those, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect on a Representing Party.

(vi) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on such Representing Party, such Representing Party and each of its Subsidiaries have obtained from all parties (including current or former employees, officers, directors, consultants and contractors) who have created or developed any portion of the Representing Party Intellectual Property written, valid and enforceable present assignments of any Intellectual Property created or developed by such parties to the extent permitted under applicable Law and required in order for such Intellectual Property rights to vest in the Representing Party or its Subsidiaries.

(m) Insurance. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Representing Party, with respect to each insurance policy covering the Representing Party and its Subsidiaries, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) neither the Representing Party nor any of its Subsidiaries is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy, (c) to the Knowledge of the Representing Party, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, (d) no notice of cancellation or termination has been received with respect to any such policy, nor will any such cancellation or termination result from the consummation of the Transactions and (e) the insurance policies are sufficient for compliance by the Representing Party with all applicable Laws or obligations with respect to the Representing Party Material Contracts to maintain insurance to which the Representing Party is a party.

(n) No Undisclosed Liability. Neither the Representing Party nor any of its Subsidiaries has any liabilities, Losses or obligations of any nature, whether direct or indirect, whether accrued, absolute, contingent or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent disclosed, reflected, accrued or reserved against in the audited consolidated balance sheet of the Representing Party and its Subsidiaries as of December 31, 2016 and (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2016, in each case of clauses (a) and (b), that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Representing Party. Neither of the Representing Party nor any of its Subsidiaries is a party to any material “off-balance sheet arrangements” as defined in Item 303(a)(4) of Regulation S-K.

(o) Material Contracts.

(i) Section 4.1(o)(i) of each Representing Party’s Disclosure Schedule lists each Contract, other than, with respect to Parent, any Contract that is listed as an exhibit to Parent’s annual report on Form 10-K for the year ended December 31, 2016 (the “Parent Public Contracts”), in each case without giving effect to any amendment thereto filed on or after the date hereof, of the following types to which the Representing Party or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound as of the Execution Date:

(A) any partnership, joint venture, strategic alliance or collaboration Contract which is material to the Representing Party and its Subsidiaries, taken as a whole;

(B) any non-competition agreement, exclusivity, non-solicitation or any other agreement or obligation which purports to limit or restrict in any material respect the manner in which, or the localities in which, all or any material portion of the businesses of the Representing Party and its Subsidiaries, taken as a whole, is or would be conducted;

(C) any Contract pursuant to which (A) the Representing Party or any of its Subsidiaries is granted a license, covenant not to sue, or other right under any third party Intellectual Property that is material to the conduct of the business of the Representing Party and its Subsidiaries, taken as a whole (other than software license agreements for any third party commercially available off-the-shelf software licensed to the Representing Party or any of its Subsidiaries for less than $500,000 in annual royalties or other payments), (B) the Representing Party or any of its Subsidiaries grants to a third party a license, covenant not to sue, or other right under any Representing Party Intellectual Property that is material to the conduct of the business of the Representing Party and its Subsidiaries, taken as a whole (other than non-material non-exclusive licenses entered into in the ordinary course of business);

(D) any material Contract relating to Indebtedness (other than trade payables incurred in the ordinary course of business) and having an outstanding principal amount in excess of $3,000,000 with respect to such Contract, other than Contracts solely among the Representing Party and/or wholly-owned Subsidiaries of the Representing Party;

(E) each Contract relating to the acquisition or disposition of assets or stock that contains representations, covenants, indemnities or other obligations (including “earn-out” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $2,000,000 in the twelve (12)-month period following the date hereof;

(F) each Contract between the Representing Party, on the one hand, and any officer, director or affiliate (other than a wholly-owned Subsidiary of the Representing Party) of the Representing Party or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Representing Party has an obligation to indemnify such officer, director, affiliate or family member;

(G) any shareholders, investor rights, registration rights or other similar agreement or arrangement of the Representing Party or any of its Subsidiaries (excluding Management Agreements);

(H) any Contract that relates to any swap, forward, futures, or other similar derivative transaction with a notional value in excess of $2,000,000;

(I) any collective bargaining agreement or other Contract with any labor union, works council or other employee representative organization;

(J) any lease or amendment to the terms of any existing lease of real property that would require payments over the remaining term of such lease in excess of $5,000,000;

(K) in the case of the Company, the Second Amended and Restated Agreement and Plan of Merger by and among Double Eagle Intermediate II, Inc., Double Eagle Acquisition Sub, Inc., inVentiv Group Holdings and Thomas H. Lee Equity Fund VI, L.P., as representative, dated as of November 8, 2016 (the “Company Merger Agreement”); and

(L) any Contract that would be required to be filed by the Representing Party as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Representing Party on a Current Report on Form 8-K.

Each Contract of the types described in clauses (A) through (L), and in the case of Parent, together with the Parent Public Contracts, is referred to herein as a “Representing Party Material Contract” or a “Material Contract.”

(ii) (A) Each Representing Party Material Contract is valid and binding on the Representing Party and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Representing Party, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Representing Party; (B) the Representing Party and each of its Subsidiaries, and, to the Knowledge of the Representing Party, each other party thereto, has performed all obligations required to be performed by it under each Representing Party Material Contract, except where any noncompliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Representing Party; and (C) there is no default under any Representing Party Material Contract by the Representing Party or any of its Subsidiaries or, to the Knowledge of the Representing Party, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of the Representing Party or any of its Subsidiaries or, to the knowledge of the Representing Party, any other party thereto under any such Representing Party Material Contract, nor has the Representing Party or any of its Subsidiaries received any notice of any such default, event or condition, except where any such default, event or condition, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Representing Party. The Representing Party has made available to the other Party true and complete copies of all its Material Contracts, including all amendments thereto.

(iii) The reasonably expected future payments of the Representing Party and its Subsidiaries pursuant to all Contracts for the acquisition or disposition of assets or stock that contain representations, covenants, indemnities or other obligations (including “earn-out” or other contingent payment obligations), to which the Representing Party or any of its Subsidiaries is a party, does not exceed $6,000,000 in the aggregate.

(p) Real Property.

(i) Neither the Representing Party nor any of its Subsidiaries own any real estate as of the Execution Date, other than, in the case of Parent, the facilities listed on Section 4.1(p)(i) of the Parent Disclosure Schedule (the

“Owned Property”). Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to Parent, (a) Parent has good and marketable fee title to the Owned Property, in each case subject only to Permitted Liens.

(ii) Section 4.1(p)(ii) of the Representing Party’s Disclosure Schedule sets forth a true and complete list of the real property currently leased, subleased or licensed by or from the Representing Party or its Subsidiaries as of the Execution Date (the “Leased Property”). The Representing Party and its Subsidiaries have made available to the other Party true and correct copies of all material leases including all amendments, terminations, renewals, guaranties, other agreements and modifications thereof (the “Leases”). Neither the Representing Party nor any of its Subsidiaries has received any notice of default related to the Leases which is outstanding and remains uncured beyond any applicable period of cure. Neither the Representing Party nor any of its Subsidiaries have subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Property or any portion thereof, and the Representing Party and its Subsidiaries possession and quiet enjoyment of the Leased Property under any Lease has not been disturbed.

(q) Related Party Agreements. All Related Party Agreements of the Representing Party and/or its Subsidiaries as of the Execution Date are set forth on Section 4.1(q) of the Representing Party’s Disclosure Schedule, or, in the case of Parent, in any Parent SEC Report. A “Related Party Agreement” means any agreement, arrangement or understanding (i) between the Representing Party or any of its Subsidiaries, on the one hand, and any of the Representing Party’s Affiliates or shareholders (other than wholly-owned Subsidiaries of the Representing Party), on the other hand, (ii) that would be required to be disclosed by the Representing Party under Item 404 of Regulation S-K under the Securities Act (in the case of the Company or any Subsidiary of the Company, assuming the Company or such Subsidiary were required to comply with such Item) or (iii) in the case of the Company or any Subsidiary of the Company, any Management Agreement.

(r) Anti-Bribery Laws. Since January 1, 2012, the Representing Party and its Affiliates and the directors, officers and employees of the Representing Party and its Affiliates have complied in all material respects with the Foreign Corrupt Practices Act of 1977, the Anti-Kickback Act of 1986, as amended, the U.K. Bribery Act 2010, as amended, the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Officials in International Business Transactions and all legislation implementing such convention and all other international anti-bribery conventions, and all other anti-corruption and bribery Laws (including any applicable written standards, requirements, directives or policies of any Governmental Entity) (collectively, the “Anti-Bribery Laws”). The Representing Party and its Affiliates have developed and implemented an Anti-Bribery Law compliance program which includes corporate policies and procedures intended to ensure compliance in all material respects with the Anti-Bribery Laws. Since January 1, 2012, none of the Representing Party or its Affiliates or the directors, officers, employees, agents or other representatives acting on behalf of the Representing Party or its Affiliates have directly or indirectly, in any material respect, (a) violated any Anti-Bribery Law, (b) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (c) violated the Anti-Bribery Laws or any other Laws by offering, promising, paying or delivering any fee, commission or other sum of money or item of value, however characterized, to any governmental officials, employees of Governmental Entities or political entities, or family members of such persons, or any finder, agent or other party acting on behalf of an employee or official of Governmental Entity or political entity or Governmental Entity or political entity, political agency, department, enterprise or instrumentality, (d) violated any Law by making any payment to any customer or supplier, or to any officer, director, joint venture partner, employee or agent of any such customer or supplier, for the sharing of fees or unlawful rebating of charges, (e) violated any Law by engaging in any other reciprocal practice, or making any other payment or giving any other consideration to any such customer or supplier or any such officer, director, joint venture partner, employee or agent of the customer or supplier or (f) violated any Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering or compliance with unsanctioned foreign boycotts by taking any action or making any omission. Neither the Representing Party nor its Affiliates have received any notice or inquiry, or made any disclosure to a Governmental Entity concerning any actual or potential violation or wrongdoing related to Anti-Bribery Laws.

(s) Regulatory Compliance.

(i) The Representing Party and its Subsidiaries are, and since January 1, 2015 have been, acting in compliance in all material respects with the Federal Food, Drug and Cosmetic Act (“FDCA”) and the Controlled Substances Act (“CSA”) as applicable to the Representing Party and its Subsidiaries and its businesses and all regulations issued by the U.S. Food and Drug Administration (“FDA”), U.S. Drug Enforcement Administration (“DEA”) or any other Governmental Entity, the Directive, the applicable legislation and guidance of the European Union and of the European Union Member States and all comparable foreign, federal, state and local Laws in all places where the Company or its Subsidiaries conduct business with respect to the activities conducted by the Company or its Subsidiaries in such place (the “Regulatory Laws”). Since January 1, 2015, neither the Representing Party nor its Subsidiaries, nor, to its Knowledge, any Person acting on its respective behalf has (A) received or, to the extent applicable, filed any written notice or communication from or to any Governmental Entity regarding any material investigation or material violation of or failure to comply with any Regulatory Laws; (B) received a FDA Form 483, Warning Letter, untitled letter, Notice of Initiation of Disqualification Proceedings and Opportunity to Explain or any other adverse inspection report or finding; or (C)

received a notice of termination or suspension of clinical trials, material Permits or material operations from a Governmental Entity. There have been no (x) clinical trials conducted by or on behalf of the Representing Party or its Subsidiaries which were terminated or suspended prior to completion due to action or inaction on the part of the Representing Party or its Subsidiaries; or (y) since January 1, 2015, unreported Adverse Drug Events, recalls, field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices in writing, safety alerts, field safety corrective actions or other notice of action relating to safety, effectiveness or regulatory compliance regarding the actions or inactions of the Representing Party.

(ii) Since January 1, 2015, the Representing Party and its Subsidiaries have been in possession of all material Permits necessary for it to carry on its business as it is being conducted, as it has been conducted, and as presently proposed to be conducted until immediately prior to Closing, except where the failure to possess would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Representing Party. Since January 1, 2015, neither the Representing Party nor any of its Subsidiaries has been in material conflict with, or in material default, breach or violation of any Permit. No suspension or cancellation of any Permit of the Representing Party or its Subsidiaries is pending or, to the Knowledge of the Representing Party, threatened. Since January 1, 2015, the Representing Party and its Subsidiaries have not received any notice from any Governmental Entity regarding (x) any violation of or failure to comply with any term or requirement of any such Permit, or (y) any revocation, withdrawal, suspension, cancellation, termination or modification of any such Permit. There is no Action pending pursuant to which any Governmental Entity has challenged and, to the Knowledge of the Representing Party, no Governmental Entity has threatened to challenge, the right of the Representing Party or any of its Subsidiaries to carry on its business as the same has been conducted.

(iii) Since January 1, 2015, all material reports, certifications, declarations, or other technical documentation, applications, claims and notices required to be filed, maintained, or furnished to the FDA, DEA, or any comparable foreign Governmental Entity by the Representing Party and its Subsidiaries pursuant to Regulatory Law or contract have been so filed, maintained or furnished, except where the failure to file, maintain or furnish would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Representing Party. Since January 1, 2015, all material applications, notifications, certifications, declarations, submissions, information, claims, reports, statistics, technical documentation, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Permit relating to the Representing Party or its Subsidiaries or its business, when submitted by the Representing Party or its Subsidiaries to the FDA, DEA or any comparable foreign Governmental Entity were true, complete and correct in all material respects as of the date of submission and any required updates, changes, corrections or modifications to such applications, submissions, information and data have been submitted by the Representing Party or its Subsidiaries to the FDA, DEA or any comparable foreign Governmental Entity.

(iv) Neither the Representing Party nor any of its Subsidiaries nor any Representatives acting on its or their respective behalf, nor to the Knowledge of the Representing Party, any of its agents or subcontractors with respect to the business (i) has been convicted of any crime or engaged in any conduct which has resulted or could result in debarment or disqualification by the FDA or any other Governmental Entity under 21 U.S.C. § 335a or any similar Law or (ii) has failed to disclose a material fact required to be disclosed to any Governmental Entity, and there are no proceedings pending or, to the Knowledge of the Representing Party, threatened that would reasonably be expected to result in criminal or civil liability or debarment or disqualification by the FDA or any other Governmental Entity. Since January 1, 2015, neither the Representing Party nor any of its Subsidiaries, nor to the Knowledge of the Representing Party any Representatives acting on its or their behalf, nor any of its agents or subcontractors with respect to the business has, to the Knowledge of the Representing Party, committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or for any other Governmental Entity to invoke any similar policy.

(v) Except as would not reasonably be expected to have a Material Adverse Effect on the Representing Party, since January 1, 2015, the Representing Party is in substantial compliance with all applicable provisions of the FDCA and its implementing regulations, and the respective counterparts thereof promulgated by comparable Governmental Entities, except where failures to comply would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect with respect to the Representing Party, including but not limited to:

(A)	FDA’s establishment registration requirements;

(B)	current good manufacturing practice (cGMP) requirements described at 21 C.F.R. Parts 210-211 for drugs and drug products used in clinical trials in the United States;

(C)	Advertising and promotion requirements described at 21 C.F.R. Parts 200, 202, 203 and 314;

(vi) Since January 1, 2015, the Representing Party and its Subsidiaries have not been subject to a Governmental Entity shutdown or import or export prohibition, nor received any FDA Form 483 list of inspectional observations, “warning letters,” “untitled letters” or similar correspondence or written notice from the FDA or comparable Governmental Entity alleging or asserting noncompliance with any applicable provisions of the FDCA or Permits, and, to the Representing Party’s Knowledge, neither the FDA nor any comparable foreign Governmental Entity is considering such action.

(t) Compliance with Health Care Laws.

(i) Since January 1, 2013, the Representing Party and its Subsidiaries have been in compliance in all material respects with all Health Care Laws as applicable, except where failures to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Representing Party. The Representing Party and its Subsidiaries have established and implemented written policies, procedures and/or programs designed to assure that the Representing Party, its Subsidiaries and its directors, officers, employees, agents and personnel are in compliance with all applicable Health Care Laws. Since January 1, 2015, all reports, documents, claims, notices, including adverse event reporting, required to be filed, maintained or furnished to a Governmental Entity have been so filed, maintained or furnished in a timely and proper manner in accordance with all applicable Health Care Laws.

(ii) Since January 1, 2013, the Representing Party and its Subsidiaries have not received notice of any pending or threatened legal proceeding, claim, suit, proceeding, hearing, enforcement, audit, inquiry, inspection, investigation, arbitration or other action from the U.S. Department of Health and Human Services (“HHS”), the FDA, the Centers for Medicare and Medicaid Services, the HHS Office of Inspector General, the HHS Office for Civil Rights, the U.S. Department of Justice, U.S. Attorney Offices, the Federal Bureau of Investigation, Medicaid Fraud Control Units, State Attorneys General, any State Medicaid Agency or any other applicable Governmental Entity, or any qui tam relator, alleging that any operation or activity of the Representing Party or any of its Subsidiaries is in violation of any applicable Health Care Law, and no such action currently exists. Since January 1, 2013, the Representing Party and its Subsidiaries have not received any subpoenas or civil investigative demands or similar requests for information, are not a party to a corporate integrity agreement, and do not have any reporting obligations pursuant to a settlement agreement, monitoring agreement, consent decree, order or other similar agreement or remedial measure entered into with any Governmental Entity that is or would be material to the Representing Party. Neither the Representing Party nor any of its Subsidiaries nor any of its directors, officers, employees, agents, or, to the Knowledge of the Representing Party, contractors: (i) has been convicted of any criminal offense relating to the marketing or delivery of any item or service under a Federal Health Care Program, or (ii) paid or has been assessed a civil money penalty under 42 U.S.C. § 1320a-7a or any regulations promulgated thereunder.

(iii) Neither the Representing Party nor any of its Subsidiaries nor any of its officers, directors, managing employees, agents or, to the Representing Party’s Knowledge, contractors has been, or is currently, excluded, suspended or debarred from participation in Federal Health Care Programs, or been excluded, suspended or debarred by any other Governmental Entity, nor is the Representing Party aware of any pending or threatened investigation or government action that may lead to such an exclusion, suspension or debarment.

(iv) Neither the Representing Party nor any of its Subsidiaries nor any of its directors, officers, employees, agents or, to the Knowledge of the Representing Party, any other Person authorized to act on the Representing Party’s behalf has knowingly or willfully taken, directly or indirectly, any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of the payment, directly or indirectly, of any gift, money, payment, contribution, or anything of value to any Person to secure any improper advantage or to obtain or retain business that would cause the Representing Party or its Subsidiaries to be in violation of any Health Care Laws.

(v) The Representing Party and its Subsidiaries do not participate in, are not authorized to bill, and have not directly claimed or received reimbursement from any Federal Health Care Program or from any other third party payor program. The Representing Party and its Subsidiaries do not provide reimbursement coding or billing advice regarding any items or services payable by Federal Health Care Programs.

(vi) The Representing Party and its Subsidiaries do not employ any physicians, pharmacists or other health care professionals to provide professional health care services requiring a license or accreditation under any Health Care Laws.

(vii) The Representing Party and its Subsidiaries are in material compliance with all applicable Laws with respect to matters relating to patient or individual health care or personal information or data, including, without limitation, HIPAA and any implementing regulations or sub-regulatory guidance promulgated thereto (collectively, “Consumer Privacy Laws”), and maintain information security processes that (i) include safeguards for the security, confidentiality, and integrity of transactions and confidential or proprietary Representing Party and Subsidiary data or individually identifiable health information used, disclosed, or accessed by the Representing Party or its Subsidiaries, and (ii) are designed to protect against unauthorized access to the Representing Party and Subsidiary IT Systems, Representing Party and Subsidiary data, and the systems of any third Person service providers that have access to Representing Party and Subsidiary data or Representing Party and Subsidiary IT Systems in compliance with applicable requirements of Consumer Privacy Laws. The Representing Party and its Subsidiaries have been in material compliance with all applicable Consumer Privacy Laws. There are no current or, to the Knowledge of the Representing Party, historic facts or circumstances that would reasonably be expected to give rise to any civil or criminal liability or any action by the

Office for Civil Rights of the United States Department of Health and Human Services, the Federal Trade Commission, any state Office of Attorney General, or any other Governmental Entity enforcing Consumer Privacy Laws, or any other third Person with respect to a violation of Consumer Privacy Laws. To the Knowledge of the Representing Party, there has been no unauthorized use or disclosure of “Protected Health Information”, “Breach” of “Unsecured Protected Health Information”, “Breach” of “Personal Information”, “Sensitive Personal Information”, or “Personally Identifiable Information” (as such terms are defined in Consumer Privacy Laws or similar Laws) by the Representing Party or any of its Subsidiaries. The Representing Party and its Subsidiaries have obtained all required authorizations, consents, or other legal permissions from individuals for the use or disclosure of health or personal information or data as required by law in all material respects, and in compliance with the applicable requirements of Consumer Privacy Laws, such authorizations, consents, or other legal permissions are current, and there are no secondary uses of health or personal information that are outside the scope of any such authorizations, consents, or other legal permissions in any material respect, except where in compliance with Consumer Privacy Laws and other applicable Laws.

(u) Controls. The Representing Party (x) maintains controls and procedures sufficient to provide reasonable assurance that material information relating to the Representing Party, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Representing Party by others within those entities, and (y) since December 31, 2014, has disclosed to the Representing Party’s outside auditors (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting relating to the Representing Party or its Subsidiaries which are reasonably likely to adversely affect the Representing Party’s ability to record, process, summarize and report financial information and (ii) to the Knowledge of the Representing Party, any fraud, whether or not material, that involves management or other employees who have a significant role in the Representing Party’s internal control over financial reporting.

(v) Accounting Matters. Since December 31, 2014, (i) neither the Representing Party nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of the Representing Party or any of its Subsidiaries has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Representing Party or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Representing Party or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Representing Party or any of its Subsidiaries, whether or not employed by the Representing Party or any of its Subsidiaries, have reported to the Representing Party’s board of directors, any committee thereof or to any officer of the Representing Party evidence of a material violation of securities laws, a breach of fiduciary duty or a similar violation by the Representing Party or any of its officers, directors or employees.

(w) Accounts Receivable. All accounts receivable of the Representing Party and its Subsidiaries reflected on the latest balance sheet in the Company Financial Statements, in the case of the Company, and in the Parent SEC Reports, in the case of Parent, other than those paid since the date of such applicable balance sheet, were acquired or arose from sales actually made or services actually performed in the ordinary course of business, represent bona fide transactions and valid receivables. None of the accounts receivable of the Representing Party and its Subsidiaries is subject to any claim of offset, recoupment, setoff or counter-claim, and, to the Knowledge of the Representing Party, there are no specific facts or circumstances (whether asserted or unasserted) that would reasonably be likely to give rise to any such claim. No material amount of accounts receivable is contingent upon the performance by the Representing Party or any Subsidiary of any obligation or Contract. No Person has any Lien (other than Permitted Liens) on any of such accounts receivable and no agreement for deduction or discount has been made with respect to any of such accounts receivable.

(x) Prepayments, Prebilled Invoices and Deposits.

(i) All prepayments, prebilled invoices and deposits that have been received by the Representing Party and its Subsidiaries as of the date of this Agreement (the “Execution Date”) from customers for products to be shipped, or services to be performed, after the Closing Date are properly accrued for on the on the latest balance sheet of the Representing Party in the Company Financial Statements, in the case of the Company, and in the Parent SEC Reports, in the case of Parent.

(ii) All prepayments, prebilled invoices and deposits that have been made or paid by the Representing Party and its Subsidiaries as of the Execution Date for products to be purchased, services to be performed or other benefits to be received after the Closing Date are properly accrued for on the latest balance sheet in the Company Financial Statements, in the case of the Company, and in the Parent SEC Reports, in the case of Parent.

(y) Customers and Suppliers.

(i) Section 4.1(y)(i)(A) of the Representing Party’s Disclosure Schedule sets forth the ten (10) customers that accounted for the most net revenues of the Representing Party and its Subsidiaries for the twelve months ended on March 31, 2017 (“Material Customers”) in its Clinical Segment, in the case of Parent, and in each of its Clinical Segment and Commercial Segment, in the case of the Company. Except as set forth on Section 4.1(y)(i)(B) of the Representing Party’s Disclosure Schedule, since March 31,

2017, (A) no Material Customer has terminated its relationship with the Representing Party or any of its Subsidiaries or, to the Knowledge of the Representing Party, has threatened in writing to do so; and (B) neither the Representing Party nor any of its Subsidiaries is involved in any material claim, dispute or controversy with any Material Customer.

(ii) Section 4.1(y)(ii)(A) of the Representing Party’s Disclosure Schedule sets forth each sole source supplier of any significant product or service purchased by the Representing Party or any of its Subsidiaries as for the twelve months ended on March 31, 2017 (“Material Suppliers”). Except as set forth on Section 4.1(z)(ii)(B) of the Representing Party’s Disclosure Schedule, since March 31, 2017, (A) no Material Supplier has terminated its relationship with the Representing Party or its Subsidiaries or, to Knowledge of the Representing Party, has threatened in writing to do so and (B) neither the Representing Party nor any of its Subsidiaries is involved in any material claim, dispute or controversy with any Material Supplier.

(z) Backlog. Set forth on Section 4.1(z) of the Representing Party’s Disclosure Schedule is an estimate of the Representing Party’s backlog under its customer Contracts as of March 31, 2017. Such estimates have been prepared by senior management of the Representing Party in a reasonable manner on a basis consistent with its past practice of preparing and tracking the backlog of the Representing Party and its Subsidiaries. Set forth on Section 4.1(z) of the Representing Party’s Disclosure Schedule are all new customer awards and cancellations of such Representing Party from March 31, 2017 through 5:00 p.m. New York City time on May 9, 2017, that amount to more than $5,000,000 individually.

(aa) Derivative Contracts. Section 4.1(aa) of the Representing Party’s Disclosure Schedule sets forth all options, futures, forwards, swaps, hedging contracts or similar derivative contracts relating to interest rates, foreign exchange, commodity prices or otherwise to which the Representing Party or any of its Subsidiaries is bound as of the Execution Date.

(bb) Reorganization. The Representing Party is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.2 Individual Representations and Warranties of Parent and the Company. Except (i) in the case of any representation or warranty made by Parent, (x) as disclosed in the Parent Disclosure Schedule, or (y) as disclosed in any Parent SEC Report filed with or furnished to the SEC by Parent between January 1, 2015 and the date hereof (other than disclosures in any “Risk Factors” section or “forward looking statements” disclaimer to the extent they are cautionary, forward-looking or predictive in nature set forth therein) and (ii) in the case of any representation or warranty made by the

Company, (x) as disclosed in the Company Disclosure Schedule (it being agreed that disclosure of any item in any section or subsection of a Disclosure Schedule shall be deemed to be disclosure with respect to any other section or subsection of such Disclosure Schedule to which the relevant of such item is reasonably apparent to Parent or the Company on its face), or (y) as disclosed in any Company SEC Report filed with or furnished to the SEC by the Company between January 1, 2015 and the date hereof (other than disclosures in any “Risk Factors” section or “forward looking statements” disclaimer to the extent they are cautionary, forward-looking or predictive in nature set forth therein), Parent hereby represents and warrants to the Company, in respect of Sections 4.2(a) through 4.2(f), and the Company hereby represents and warrants to Parent, in respect of Sections 4.2(g) through 4.2(q):

(a) Capital Stock of Parent.

(i) The authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock, 300,000,000 shares of Class B common stock, par value $0.01 per share (“Class B Parent Common Stock”) and 30,000,000 shares of preferred stock, par value $0.01 per share (the “Parent Preferred Stock”). As of the close of business on May 9, 2017 (the “Measurement Date”), (A) 54,103,923 shares of Parent Common Stock were issued and outstanding, (B) no shares of Class B Parent Common Stock were issued and outstanding, (C) no shares of Parent Preferred Stock were issued and outstanding, (D) 5,609,546 shares of Parent Common Stock were reserved and available for issuance pursuant to Parent’s 2010 Equity Incentive Plan and 2014 Equity Incentive Plan, each as amended and amended and restated (the “Parent Stock Plans”); of which 2,996,717 shares of Parent Common Stock were subject to issuance pursuant to outstanding equity awards of Parent pursuant to Parent Stock Plans, comprised of (I) 1,889,612 shares of Parent Common Stock were subject to issuance pursuant to the exercise of outstanding options to purchase shares of Parent Common Stock granted under the Parent Stock Plans (“Parent Options”), (II) restricted stock unit awards representing the right to receive up to 932,628 shares of Parent Common Stock were outstanding (“Parent RSUs”), and (III) performance share units representing the right to receive up to 174,477 shares of Parent Common Stock were outstanding (“Parent PSUs”), and (E) 939,763 shares of Parent Common Stock were reserved and available for issuance under Parent’s 2016 Employee Stock Purchase Plan. All outstanding shares of capital stock of Parent are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the certificate of incorporation of Parent, the bylaws of Parent or any Contract to which Parent is a party or is otherwise bound. All outstanding shares of capital stock and other voting securities or equity interests of each Subsidiary of Parent have been duly authorized and validly issued, are fully paid, nonassessable and not subject to any preemptive rights. All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by Parent, free and clear of all Liens.

(ii) Except as set forth above and except for changes since the Measurement Date resulting from the exercise or vesting of awards made under the Parent Stock Plans outstanding on such date, as of the date of this Agreement, (A) there are not outstanding or authorized any (I) shares of capital stock or other voting securities of Parent, (II) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent or (III) options or other rights to acquire from Parent, and no obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent, (B) there are no outstanding obligations of Parent to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent and (C) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or any of its Subsidiaries to which Parent or any of its Subsidiaries is a party.

(iii) Each Parent Option (1) was granted in compliance with all applicable Laws and all of the terms and conditions of the Parent Stock Plan pursuant to which it was issued, (2) has an exercise price per share of Parent equal to or greater than the fair market value of a share of Parent on the date of such grant, (3) has a grant date identical to the date on which the Company’s board of directors or compensation committee actually awarded such Parent Option, Parent RSU or Parent PSU, as applicable, (4) qualifies for the Tax and accounting treatment afforded to such Parent Option, as applicable, in the Parent’s Tax Returns and the Parent’s financial statements included in the Parent SEC Reports, respectively, and (5) does not trigger any liability for the holder thereof under Section 409A of the Code.

(b) Authority of Parent.

(i) Parent has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Voting Agreement and to consummate the Transactions, subject to the Parent Stockholder Approval. The execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to approve this Agreement or to consummate the Transactions, subject, in the case of the consummation of the Transactions, to (A) the approval of the issuance of shares of Parent Common Stock pursuant to this Agreement (the “Share Issuance”) by the holders of a majority of all the votes entitled to be cast thereon by holders of shares of Parent Common Stock and (B) the adoption of this Agreement by the holders of a majority of all the outstanding shares of Parent Common Stock entitled to vote thereon (clauses (A) and (B), the “Parent Stockholder Approval”). This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law) (the “Bankruptcy and Equity Exception”).

(ii) The board of directors of Parent (the “Parent Board”), at a meeting duly called and held adopted resolutions (A) determining that the terms of this Agreement and the Transactions are fair to and in the best interests of Parent’s stockholders, (B) approving and declaring advisable this Agreement and the transactions contemplated by this Agreement, (C) directing that this Agreement be submitted to the stockholders of Parent for adoption and (D) resolving, subject to the terms of this Agreement, to recommend that Parent’s stockholders adopt this Agreement and approve the issuance of shares of Parent Common Stock pursuant to this Agreement (this clause (D), the “Parent Recommendation”), which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 5.2.

(iii) The votes comprising the Parent Stockholder Approval are the only votes of the holders of any class or series of Parent’s capital stock or other securities required in connection with the consummation of the transactions contemplated by this Agreement. No vote of the holders of any class or series of Parent’s capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by Parent other than the Parent Stockholder Approval.

(c) Parent SEC Reports. Parent has timely filed all reports, schedules, forms, statements and other documents with the SEC required to be filed by Parent since January 1, 2015 (collectively and together with all documents filed or furnished on a voluntary basis with the SEC and all documents filed with the SEC after the date hereof, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Reports”; provided, that Parent SEC Reports shall not include any registration statement which was not declared effective by the SEC or that did not become effective automatically upon filing (including any prospectus forming a part thereof)). As of their respective dates of filing, or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing, or, in the case of a registration statement under the Securities Act, as of the date such registration statement is declared effective by the SEC, or, if amended, as of the date of the last amendment prior to the date hereof, the Parent SEC Reports complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable thereto. None of Parent’s Subsidiaries is required to file any forms, reports or other documents with the SEC. None of the Parent SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed or transmitted (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2015, no executive officer of Parent has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Parent SEC Report (except as disclosed in certifications filed with the Parent SEC Reports). Since January 1, 2015 through the date hereof, neither Parent nor any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. Parent is in compliance in all material respects with all listing and governance requirements of the NASDAQ. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received by Parent from the SEC or its staff. There has been no material correspondence between the SEC and Parent since January 1, 2015 through the date hereof that is not available on the SEC’s Electronic Data Gathering and Retrieval database.

(d) Financial Statements of Parent.

(i) The consolidated financial statements of Parent and its Subsidiaries filed with the Parent SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q), and fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended.

(ii) Parent has designed and maintains disclosure controls and procedures (as such terms are defined in Rule 13a-15 and 15d-15 under the Exchange Act), to provide reasonable assurances that the material information required to be disclosed by Parent in the Parent SEC Reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms.

(iii) Parent has designed and maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15 under the Exchange Act) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (a) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent and its Subsidiaries, (b) facilitate the recording of transactions as necessary to permit the preparation of financial statements in accordance with GAAP and appropriate authorization of management or the Parent Board, as applicable, of receipts and expenditures of Parent and its Subsidiaries and (c) pertain to the prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Parent and its Subsidiaries.

(e) Brokers. No broker, investment banker, financial advisor or other Person, other than Centerview Partners LLC (the “Parent Financial Advisor”), the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Affiliates.

(f) Opinion of Parent’s Financial Advisor. As of the date of this Agreement, the Parent Board has received the opinion of the Parent Financial Advisor that as of the date of such opinion and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken in preparing such opinion, the Aggregate Merger Consideration to be paid by Parent pursuant to this Agreement is fair, from a financial point of view, to Parent.

(g) Capital Stock of the Company.

(i)

(A)	The authorized capital stock of the Company consists of 16,000,000 Shares, of which 14,113,874 Shares are issued and outstanding, as of the Measurement Date. Section 4.2(g)(i)(A) of the Company Disclosure Schedule sets forth a list of each holder of Shares along with the number of Shares held by each such holder as of the Measurement Date.

(B)

Other than 1,062,397 Shares reserved for issuance under the Company’s 2016 Omnibus Equity Incentive Plan (the “Company Stock Plans”), the Company has no Shares reserved for issuance. Section 4.2(g)(i)(B) of the Company Disclosure Schedule contains a correct and complete list of options and restricted stock units under the Company Stock Plans as of the Measurement Date, including the holder, date of grant, term, number of Shares and, where applicable, exercise price and vesting schedule, including whether the vesting will be accelerated by the execution of this Agreement or consummation of the Transactions or by termination of employment or change of position following consummation of the Transactions.

(ii) Except as set forth above and except for changes since the Measurement Date resulting from the exercise or vesting of awards made under the Company Stock Plans outstanding on such date, as of the date of this Agreement, (A) there are not outstanding or authorized any (I) shares of capital stock or other voting securities of Company, (II) securities of Company convertible into or exchangeable for shares of capital stock or voting securities of Company or (III) options or other rights to acquire from Company, and no obligation of Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Company, (B) there are no outstanding obligations of Company to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Company and (C) there are no other options, stock appreciation rights, “phantom” stock rights, performance units, calls, warrants or other rights, profit interests, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or any of its Subsidiaries to which Company or any of its Subsidiaries is a party. Upon any issuance of any Shares in accordance with the terms of the Company Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens (other than Permitted Liens), subject to the restrictions under applicable securities Laws and as set forth in the Company Stock Plans and the Amended & Restated Stockholders Agreement, dated December 2, 2016, by and among the Company and the Company Stockholders that are parties thereto.

(iii) Each Company Option (1) was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Stock Plan pursuant to which it was issued, (2) has an exercise price per Share equal to or greater than the fair market value of a Share on the date of such grant, (3) has a grant date identical to the date on which the Company’s board of directors or compensation committee actually awarded such Company Option, (4) qualifies for the Tax and accounting treatment afforded to such Company Option, as applicable, in the Company’s Tax Returns and the Company Financial Statements, respectively, and (5) does not trigger any liability for the holder thereof under Section 409A of the Code.

(h) Relationship with inVentiv Health. inVentiv Health is an indirect wholly-owned Subsidiary of the Company. Section 4.2(h) of the Company Disclosure Schedule is a true and complete organizational chart showing each entity between the

Company and inVentiv Health. There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, profits interests, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any securities of the Company’s Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company’s Subsidiaries that upon such issuance, sale, exercise or acquisition would cause inVentiv Health to cease to be a direct or indirect wholly-owned Subsidiary of the Company. There are no voting trusts, agreements or arrangements or proxies with respect to the Company’s Subsidiaries that would give any Person any voting rights or power to direct the voting of any shares of capital stock of the Company, Intermediate I, Intermediate II, inVentiv Group Holdings or inVentiv Health. No claim has been made or, to the Knowledge of the Company, threatened in writing, asserting that any person, other than a person listed on Section 1.1(a) of the Company Disclosure Schedule, is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any equity interests in any of the Company, Intermediate I, Intermediate II, inVentiv Group Holdings or inVentiv Health.

(i) Authority of the Company.

(i) The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Voting Agreement and to consummate the Transactions, subject, in the case of the Merger, to the receipt of the Company Stockholder Approval. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Transactions, subject, in the case of the consummation of the Merger, to the receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, (except to the extent that enforceability may be limited by the Bankruptcy and Equity Exception).

(ii) The board of directors of the Company (the “Company Board”), at a meeting duly called and held, duly and unanimously of those present adopted resolutions (i) determining that the terms of this Agreement and the Transactions are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated by this Agreement, including the Merger and (iii) recommending that the Company’s stockholders adopt this Agreement and approve the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(iii) The Company Stockholder Approval shall be sufficient to adopt this Agreement in accordance with applicable Law and the Company’s certificate of incorporation and bylaws, and no other approval or consent of any stockholder of the Company is required for the Company to execute, deliver and perform its obligations under this Agreement or to consummate the Merger.

(j) Indebtedness.

(i) Section 4.2(j)(i) of the Company Disclosure Schedule sets forth all of the outstanding Indebtedness of the Company and its Subsidiaries as of 11:59 p.m. (New York City time) on May 9, 2017. The Company has not incurred any Indebtedness since December 31, 2016 through the Execution Date, except under the Existing Company ABL Credit Agreement or the Existing Company UK Facility. The Company has provided to Parent true and correct copies of the Existing Company Credit Facilities (including all annexes, exhibits, schedules and other attachments thereto) and the indenture for the Existing Company Notes (including any supplemental indentures thereto). The Existing Company Credit Facilities and the indenture for the Existing Company Notes have not been amended, restated or otherwise modified or waived by the Company or its Affiliates prior to the date of this Agreement. The Existing Company Credit Facilities and the indenture for the Existing Company Notes are in full force and effect and constitute the legal, valid and binding obligations of the Company and its Affiliates party thereto and, to the Knowledge of the Company, the other parties thereto, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies. As of the date of this Agreement, no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default) on the part of Intermediate II or its Subsidiaries under the Existing Company Credit Facilities or the indenture for the Existing Company Notes.

(ii) Section 4.2(j)(ii) of the Parent Disclosure Schedule sets forth all of the outstanding Indebtedness of the Parent and its Subsidiaries as of the Measurement Date. Parent has not incurred any Indebtedness since December 31, 2016 through the Execution Date, except under the Existing Parent Credit Facility. Parent has provided to the Company true and correct copies of the Existing Parent Credit Facility (including all annexes, exhibits, schedules and other attachments thereto). The Existing Parent Credit Facility has not been amended, restated or otherwise modified or waived by Parent or its Affiliates prior to the date of this Agreement. The Existing Parent Credit Facility is in full force and effect and constitutes the legal, valid and binding obligation of Parent and its Affiliates party thereto and, to the knowledge of Parent, the other parties thereto, subject to applicable bankruptcy, bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies. As of the date of this Agreement, no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default) on the part of Parent or its Subsidiaries under the Existing Parent Credit Facility.

(iii) As of the close of business on 11:59 p.m. (New York City time) on May 9, 2017, the Net Indebtedness of the Company is as set forth in Schedule 4.2(j)(iii). From March 31, 2017 through the date of this Agreement, the Company has collected all accounts receivable and paid all accounts payable, in each case, in the ordinary course of business consistent with past practice, and has not factored any receivables (or entered into any arrangements to collect customer receivables in advance of becoming due to the Company other than in the ordinary course of business consistent with past practice).

(k) Financial Reports of the Company.

(i) The Company has made available to Parent (i) the audited consolidated statements of financial condition of inVentiv Group Holdings and its Subsidiaries as of December 31, 2014, 2015 and 2016, and the audited consolidated statements of income, changes in liabilities subordinated to claims of general creditors, changes in members’ equity and cash flows of inVentiv Group Holdings and its Subsidiaries for the years ended December 31, 2014, 2015 and 2016 (collectively, the “Company Audited Financial Statements”), and (ii) the unaudited consolidated statement of financial condition of inVentiv Group Holdings and its Subsidiaries as of March 31, 2017 (together with the Company Audited Financial Statements, the “Company Financial Statements”). The Company Financial Statements (A) have been prepared from, and in accordance with, the books and records of the Company and its Subsidiaries, (B) fairly present the consolidated results of statements of income, changes in liabilities subordinated to claims of general creditors, changes in members’ equity and the consolidated financial condition of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments, none of which individually or in the aggregate will be material in amount) and (C) have been prepared in accordance with GAAP consistently applied during the periods involved (except, in the case of unaudited statements, for the absence of footnotes, other presentation items and subject to normal year-end audit adjustments).

(ii) Since January 1, 2015 through and including December 31, 2015, the books and records of inVentiv Group Holdings and its Subsidiaries were maintained in a manner necessary to permit preparation of the Company’s financial statements in all material respects in accordance with GAAP and in accordance, in all material respects, with any other applicable legal requirements. Since January 1, 2016, the books and records of the Company and its Subsidiaries have been, and are being, maintained in a manner necessary to permit preparation of the Company’s financial statements in all material respects in accordance with GAAP and in accordance, in all material respects, with any other applicable legal requirements. As of the date of this Agreement, PricewaterhouseCoopers LLP has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(iii) The Company and its Subsidiaries have in place a revenue recognition policy that is compliant in all material respects with GAAP, and the Company Financial Statements comply in all material respects with FASB ASC 605 – Revenue Recognition. All reserves that are set forth in or reflected in the Company’s latest balance sheet in the Company Financial Statements have been established in accordance with GAAP consistently applied and are adequate.

(l) Brokers. No broker, investment banker, financial advisor or other Person, other than Credit Suisse Securities (USA) LLC (“Credit Suisse”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates.

(m) Debt Commitment Letter. The Company has provided to Parent a true and complete copy of a fully executed commitment letter, including all annexes, exhibits, schedules and other attachments thereto (the “Debt Commitment Letter”), dated as of the date hereof, entered into by and among inVentiv Group Holdings and the lenders party thereto, pursuant to which the lenders party thereto have agreed, on the terms and subject to the conditions set forth therein, to provide inVentiv Group Holdings with debt financing in the amounts set forth therein (the “Committed Debt Financing”). The Debt Commitment Letter has not been amended, restated or otherwise modified or waived by inVentiv Group Holdings prior to the date of this Agreement, and the commitments contained in the Debt Commitment Letter have not been withdrawn, modified or rescinded in any respect prior to the date of this Agreement. As of the date hereof, the Debt Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of inVentiv Group Holdings and, to the knowledge of the Company, the other parties thereto, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies. There are no conditions precedent to the funding by the incremental lenders of the full amount of the Committed Debt Financing other than as expressly set forth in the Debt Commitment Letter and the Existing Company Term Loan Agreement, and, as of the date hereof, there are no side letters or other contracts or arrangements related to the Committed Debt Financing other than the Debt Commitment Letter, the fee letter for the Committed Debt Financing executed by inVentiv Group Holdings (a true and complete copy of which has been provided by the Company to Parent) (the “Fee Letter”) and the engagement letter (the “Best Efforts Engagement Letter”) and fee letter (the “Best Efforts Fee Letter”) executed by both Parent and the Company relating to the Best Efforts Debt Financing. Assuming that the representations and warranties of Parent are true and correct and Parent complies with its obligations hereunder, in each case, to the extent required by Section 6.3, as of the date of this Agreement, (A) no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default) on the part of inVentiv Group Holdings under the Debt Commitment Letter or, to the knowledge of the Company, any other party to the Debt Commitment Letter, and (B) other than as a result of the incurrence of the Best Efforts Debt Financing in lieu of the Committed Debt Financing, the Company does not have any reason to believe that any of the conditions to the Committed Debt Financing or any of the requirements for the incurrence of the Committed Debt Financing as an “Incremental Term Facility” under the Existing Company Term Loan Agreement, in each case, to be satisfied or complied with by inVentiv Group Holdings, the Company or their Affiliates will not be satisfied or complied with or that the Committed Debt Financing will not be available at the Closing to the extent necessary to permit inVentiv Group Holdings to effect (either directly or by providing sufficient funds to Parent) the payment in full of the obligations of Parent and its subsidiaries under the Existing Parent Credit Facility (other than unasserted contingent obligations and letters of credit which have been backstopped or cash collateralized in the manner required by the Existing Parent Credit Facility) (the “Parent Refinancing”). inVentiv Group Holdings has fully paid all commitment fees or other fees required to be paid by it prior to the date of this Agreement pursuant to the Debt Commitment Letter or the Fee Letter.

(n) Company SEC Reports. None of the Company or any of its Subsidiaries is required to file any forms, reports or other documents with the SEC. None of the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed or transmitted (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(o) Interested Stockholder. None of the Company or any of its “affiliates” or “associates” (each as defined in Section 203 of the DGCL) is, or at any time within the past three years has been, an “interested stockholder” of Parent as defined in Section 203 of the DGCL.

(p) Accredited Investors. No more than an aggregate of thirty-five (35) of the Company Stockholders are not “accredited investors” within the meaning of Regulation D promulgated by the SEC under the Securities Act.

(q) Obligations to Sponsors. As of the Execution Date, except as set forth on Section 4.2(q) of the Company Disclosure Schedule, there are no obligations or liabilities payable (whether or not due) to any of the Sponsor Parties or any of their respective Affiliates, other than (i) pursuant to ordinary course transactions on an arm’s length basis with portfolio companies affiliated with any of the Sponsor Parties and (ii) obligations in respect of TTD Tax Benefits (as such term is defined in the Company Merger Agreement) (collectively, “Obligations to Sponsors”).

ARTICLE V

Covenants

5.1 Interim Operations. During the period from the date of this Agreement to the Closing Date, each of Parent, on the one hand, and the Company, on the other hand (each of Parent and the Company being referred to as a “Covenanting Party” for purposes of this Section 5.1), except with the other Covenanting Party’s prior written consent (not to be unreasonably withheld, conditioned or delayed), as specifically required by this Agreement or as required by applicable Law, shall, and shall cause each of their respective Subsidiaries to, carry on its business in the ordinary course consistent with past practice and, to the extent consistent with the foregoing, use its reasonable best efforts to (a) preserve intact its current business organization and reputation, (b) preserve its assets, rights and properties in good repair and condition, (c) keep available the services of its and its Subsidiaries’ current directors, officers and other key employees and (d) preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it and/or its Subsidiaries, and with Governmental Entities with jurisdiction over the Covenanting Party’s or its Subsidiaries’ significant operations. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing Date, except as set forth in Section 5.1 of the relevant Covenanting Party’s Disclosure Schedule, as specifically required by this Agreement or as required by applicable Law, each Covenanting Party shall not, and shall cause its Subsidiaries not to, take any of the following actions without the other Covenanting Party’s prior written consent (not to be unreasonably withheld, conditioned or delayed):

(a) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned Subsidiary of such Covenanting Party to its parent (it being understood that no dividends or distributions whatsoever from Parent or from the Company shall be permitted), (B) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of itself or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests (other than in connection with satisfaction of required tax withholding in connection with the vesting or exercise of awards outstanding under the Parent Stock

Plans on the Execution Date in accordance with their terms as in effect on such date) or (C) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(b) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of such Covenanting Party on a deferred basis or other rights linked to the value of shares of such Covenanting Party’s capital stock, including pursuant to Contracts as in effect on the date hereof (other than (A) the grant of such Covenanting Party’s options, restricted stock units or performance share units in the ordinary course of business, as provided in Section 5.1(b) of such Covenanting Party’s Disclosure Schedule; provided, that the aggregate number of shares of such Covenanting Party’s outstanding common stock subject to issuance or underlying the same shall not exceed the number shares of such Covenanting Party’s outstanding common stock as provided in Section 5.1(b) of such Covenanting Party’s Disclosure Schedule, and (B) the issuance of shares of such Covenanting Party’s common stock upon the exercise of such Covenanting Party’s options or settlement of such Covenanting Party’s restricted stock units or performance share units that are outstanding on the Execution Date in accordance with their terms as in effect on such date, including, with respect to Parent, net share withholding for Taxes);

(c) amend or otherwise change (whether by merger, consolidation or otherwise), or authorize or propose to amend or otherwise change (whether by merger, consolidation or otherwise), its articles of incorporation or bylaws (or similar organizational documents) of it or its Subsidiaries;

(d) directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, purchasing an equity interest in or a portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof (or any ownership, membership, investment or profit interest therein), or (B) any assets, real property, or personal property, except (1) acquisitions of supplies, materials and similar assets in the ordinary course of business consistent with past practice, (2) transactions involving only one or more of such Covenanting Party and any direct or indirect wholly-owned Subsidiaries of such Covenanting Party, or (3) in one or more transactions with respect to which the aggregate consideration for all such transactions during the period from the Execution Date to the Closing Date does not exceed $30,000,000, in each case (1) through (3) subject to the restrictions set forth in Section 5.7(a);

(e) directly or indirectly sell, assign, lease, license, transfer, exchange, dispose of, sell and leaseback, abandon, let lapse, mortgage or otherwise encumber or subject to any Lien (other than a Permitted Lien) or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein (including any material Representing Party Intellectual Property), other than (1) in the ordinary course of business consistent with past practice and (2) in addition to clause (1), except with respect to Representing Party Intellectual Property, in one or more transactions with respect to which the aggregate consideration for all such transactions during the period from the date of this Agreement to the Closing Date does not exceed $20,000,000;

(f) adopt or publicly propose or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, or resolve or authorize a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, in each case of such Covenanting Party or any of its material Subsidiaries, or create any new Subsidiaries, other than to complete internal restructurings or dissolutions involving only wholly-owned entities;

(g) incur, create, assume or otherwise become liable for any Indebtedness, or amend, modify, repay, prepay or refinance any Indebtedness except (A) for Indebtedness incurred, repaid or prepaid in the ordinary course of business and consistent with past practice under such Covenanting Party’s current revolving credit facilities or any refinancing, substitution or replacement thereof in terms no less favorable to such Covenanting Party than the existing financing (including in respect of call protection), not to exceed $50,000,000 in the aggregate outstanding at any time incurred by such Covenanting Party or any of its Subsidiaries, (B) for any intercompany Indebtedness solely involving such Covenanting Party and/or direct or indirect wholly-owned Subsidiaries, (C) guarantees by such Covenanting Party of Indebtedness of its Subsidiaries, which Indebtedness is incurred in compliance with this Section 5.1(g), or (D) for the repayment of any Indebtedness existing on the date of this Agreement that comes due following the date hereof, in accordance with its terms;

(h) make any loans, advances or capital contributions to any other Person, other than loans, advances or capital contributions solely involving only one or more of such Covenanting Party and any direct or indirect wholly-owned Subsidiaries of such Covenanting Party;

(i) incur or commit to any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those as contemplated by the Covenanting Party’s fiscal 2017 budget and capital expenditure plan made available to the other Covenanting Party prior to the Execution Date (whether or not such capital expenditures are made during the Company’s 2017 fiscal year), (ii) capital expenditures for vehicle lease facilities with an aggregate amount of Indebtedness not exceeding $20,000,000 or (iii) any other capital expenditures not to exceed $5,000,000 in the aggregate;

(j) other than as permitted by Section 5.1(m), (A) pay, discharge, compromise, settle or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of such Covenanting Party prior to the Execution Date (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or (B) cancel any material Indebtedness owed to such Covenanting Party or any of its Subsidiaries;

(k) other than in the ordinary course of business consistent with past practice , (A) materially modify, materially amend, terminate, cancel or extend any of such Covenanting Party’s Material Contracts or waive, release or assign any material rights, benefits or claims thereunder, or (B) enter into any Contract that if in effect on the date hereof would be a Material Contract of such Covenanting Party;

(l) notwithstanding Section 5.1(k), enter into, amend or renew any (i) vendor Contract with a term in excess of one year that would require payments over the term of such vendor Contract in excess of $1,000,000, or (ii) lease of real property for a term in excess of three years or that would require annual payments in excess of $1,000,000;

(m) other than with respect to any Parent Stockholder Litigation or Company Stockholder Litigation or any appraisal proceeding, commence any Action (other than (A) in the ordinary course of business or (B) an Action as a result of an Action commenced against such Covenanting Party or any of its Subsidiaries), or compromise, settle or agree to settle any Action (including any Action relating to this Agreement, the Voting Agreements, the Stockholders Agreements or the Transactions) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of $1,000,000 individually (in each case, net of insurance proceeds), in any case without the imposition of any equitable relief on, or the admission of wrongdoing by, such Covenanting Party; provided, that the restrictions in this clause (m) shall not apply to claims that a Party has against one or more other Parties arising out of this Agreement, the Voting Agreements, the Stockholders Agreements or the Transactions; provided, that the Company shall take the actions set forth in Section 5.1(m) of the Company Disclosure Schedule;

(n) change its financial accounting methods, principles or practices, except insofar as required by GAAP, Regulation S-X of the Exchange Act or any Governmental Entity;

(o) (A) settle or compromise any material liability for Taxes, (B) file any amended Tax Return or claim for Tax refund, (C) make, revoke or modify any Tax election, (D) file any Tax Return other than on a basis consistent with past practice, (E) enter into or amend any Tax Sharing Agreement or similar agreement, or (F) change any method of accounting for Tax purposes;

(p) change its fiscal year;

(q) except as required to comply with any such Parent Benefit Plan if the Parent is the covenanting party and Company Benefit Plan if the Company is the covenanting party (each the “Covenanting Party’s Benefit Plan”), as in effect as of the date hereof, or the terms of this Agreement and subject to Section 5.1(b), (A) with respect to any current or former director, employee, independent contractor or consultant of such Covenanting Party, grant any such individual any increase in compensation, bonus or other benefits, or grant any type of compensation or benefits to any such individual not previously receiving or entitled to receive such type of compensation or benefit, or pay any bonus of any kind or amount to any such individual, other than increases in compensation or benefits or the payment of bonuses in the ordinary course of business consistent with past practice, (B) grant or pay to any current or former director, employee, independent contractor or consultant of such Covenanting Party any severance, change in control, retention, termination or similar compensation or benefit, or modifications thereto or increases therein, other than severance payments in the ordinary course of business consistent with past practice, (C) pay any benefit or grant or amend any equity compensation award (including in respect of the removal or modification of any restrictions in any such Covenanting Party’s Benefit Plan or awards made thereunder) to any current or former director, employee, independent contractor or consultant of such Covenanting Party, other than in the ordinary course of business consistent with past practice, (D) adopt or enter into any collective bargaining agreement or other labor union contract or recognize any new labor organization, union, employee association, trade union, works council or other similar employee representative, (E) take any action to amend such Covenanting Party’s Benefit Plan or Contract in any material respect or accelerate the vesting, funding or payment of any compensation or benefit under any such Covenanting Party’s Benefit Plan or other Contract or (F) adopt any new employee benefit or compensation plan or arrangement that would otherwise be considered a Covenanting Party’s Benefit Plan if in effect of the date of this Agreement;

(r) enter into any new line of business outside of its existing business that would be material to the Covenanting Party and its Subsidiaries, taken as a whole;

(s) other than in the ordinary course of business consistent with past practice of such Covenanting Party (in effect and amount), engaging in any practice which would have the effect of (A) postponing payments payable by such Covenanting Party in connection with the operation or conduct of such Covenanting Party’s operations (including by failing to make prepayments in the ordinary course of business or failing to pay vendor invoices by their applicable due date, negotiating the deferral of invoicing or delivery of goods or services, or otherwise failing to pay vendors in accordance with the terms of the applicable vendor Contract), (B) accelerating collections of accounts receivable or other payments owed by any Person to such Covenanting Party (whether or not through concessions, early payment discounts or other benefits), (C) drawing advances under any Contracts with customers, or (D) failing to maintain a customary level of inventory, supplies, services and purchase order activity consistent with historical levels;

(t) (A) enter into, amend or renew (1) any Contracts (other than compensation and employee benefits which are subject to Section 5.1(q)) with any officer, director or affiliate (other than a wholly-owned Subsidiary of such Covenanting Party) or sponsor of such Covenanting Party or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), including any Contract pursuant to which such Covenanting Party has an obligation to indemnify such officer, director, affiliate or family member or (2) any other Related Party Agreements (other than Contracts solely among the Covenanting Party and/or wholly-owned Subsidiaries of the Covenanting Party) or (B) incur, create, assume or otherwise become liable for any Obligations to Sponsors or make any payment to, or transfer, sell, lease, assign, license, exchange, or transfer any assets to, or incur any liability to, any Affiliate of such Covenanting Party or any Affiliate of a Sponsor Party (other than ordinary course transactions on arm’s length terms or those solely involving wholly-owned Subsidiaries of the Covenanting Party);

(u) enter into or amend any Tax Sharing Agreement or similar agreement, including but not limited to any provision under the Company Merger Agreement requiring payment in respect of TTD Tax Benefits (as such term is defined in the Company Merger Agreement);

(v) hire, terminate (other than for cause) or re-assign any of the Chief Executive Officer, Chief Financial Officer or any Executive Vice President or similar officer of the Company or any of its Subsidiaries that serves as President of the Clinical Segment or President of the Commercial Segment (or, in each case, any functional equivalent thereof);

(w) knowingly waive, release, limit or condition any restrictive covenant obligation of any current or former employee or independent contractor of such Covenanting Party or any of its Subsidiaries, in each case that would reasonably be expected to have more than a de minimis adverse effect on such Covenanting Party and its Subsidiaries, taken as a whole;

(x) enter into any interest rate swaps, foreign exchange or other similar hedging arrangements other than for purposes of offsetting a bona fide exposure (including counterparty risk);

(y) enter into, modify or terminate any labor, collective bargaining, or works council agreement or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to any employee; or

(z) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

For the purposes of clarity, nothing contained in this Section 5.1 shall give a Covenanting Party, directly or indirectly, the right to control or direct the other Covenanting Party’s operations (or its Subsidiaries’ operations) to the extent prohibited by applicable antitrust Laws prior to the Effective Time.

5.2 Parent Non-Solicit.

(a) No Solicitation or Negotiation. Parent agrees that, except as expressly permitted by Section 5.2(b), neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that Parent shall use its reasonable best efforts to instruct and cause its and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) initiate, solicit, or knowingly encourage or assist any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Parent Acquisition Proposal (as defined below), including by way of furnishing or otherwise making available any non-public information or data concerning it or its Subsidiaries or any assets owned (in whole or in part) by it or its Subsidiaries;

(ii) engage in, continue or otherwise participate in any discussions, communications or negotiations with any Person concerning any Parent Acquisition Proposal;

(iii) enter into any agreement or agreement in principle (in each case, whether written or oral) with any person concerning a Parent Acquisition Proposal; or

(iv) otherwise knowingly facilitate any effort or attempt by any Person to make a proposal or offer concerning a Parent Acquisition Proposal.

Parent shall, and shall cause its Subsidiaries and use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any Parent Acquisition Proposal, or proposal that would reasonably be expected to lead to a Parent Acquisition Proposal. Parent will promptly request from each Person that has executed a confidentiality agreement in the prior six months in connection with its consideration of making a Parent Acquisition Proposal to return or destroy (as provided in the terms of such confidentiality agreement) all confidential information concerning Parent or any of its Subsidiaries and promptly terminate all physical and electronic data access previously granted to such Person.

(b) Exception to No Solicitation Provision. Notwithstanding anything in the foregoing to the contrary, prior to the time, but not after, the Parent Stockholder Approval is obtained, Parent may, in response to an unsolicited, bona fide written Parent Acquisition Proposal: (i) provide access to information regarding Parent or any of its Subsidiaries in response to a request therefor to the Person who made such Parent Acquisition Proposal and such Person’s Representatives; provided, that such information has previously been, or is concurrently (in the case of oral information regarding Parent or any of its Subsidiaries, within twenty-four (24) hours), made available to the Company and that, prior to furnishing any such non-public information, Parent receives from the Person making such Parent Acquisition Proposal an executed confidentiality agreement with terms not less restrictive of such Person as the Confidentiality Agreement (as defined in Section 8.7) (it being understood that such confidentiality agreement need not contain a “standstill” or similar obligations); or (ii) engage or participate in any discussions or negotiations with any such Person and its Representatives regarding such Parent Acquisition Proposal; if, and only if, prior to taking any action described in clause (i) or (ii) above, the Parent Board determines in good faith after consultation with outside legal counsel that (A) failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law and (B) based on the information then available and after consultation with outside legal counsel and its financial advisor, such Parent Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal.

(c) Notice. Parent shall promptly notify the Company within twenty-four (24) hours if (i) any proposal for, or inquiry respecting, any Parent Acquisition Proposal is received by Parent or (ii) any request for non-public information in connection with such a proposal or inquiry is received by Parent, in each case indicating in reasonable detail the identity of such Person making such inquiry, proposal, or request and the material terms and conditions of any proposals or offers, including, if applicable, copies of any written requests, proposals or offers, including proposed agreements or term sheets sent or provided by any third party and thereafter shall keep the Company informed in all material respects on a reasonably current basis of the status and terms of any such inquiries, proposals, offers or requests (including any change to the material terms thereof).

(d) Representatives. Without limiting the generality of the foregoing, Parent acknowledges and agrees that any action if taken by Parent that would be a breach of the provisions set forth in this Section 5.2 that is taken by any Representative of Parent at Parent’s direction shall be deemed to constitute a breach of this Section 5.2 by Parent.

(e) Definitions. For purposes of this Agreement:

“Parent Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving Parent or any of its Significant Subsidiaries and (ii) any acquisition by any person resulting in, or proposal or offer which if consummated would result in, any person becoming the beneficial owner of directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power or of any class of equity securities of Parent, or those of any of its Subsidiaries, or 15% or more of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of Parent, in each case other than the Transactions.

“Superior Proposal” means a Parent Acquisition Proposal that would result in any person becoming the beneficial owner, directly or indirectly, of more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of Parent that the Parent Board has determined in its good faith judgment is reasonably capable of being consummated in accordance with its terms, and would, if consummated, result in a transaction more favorable to Parent’s stockholders (in their capacity as such), from a financial point of view, than the transactions contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by Section 5.2(g) of this Agreement pursuant to Section 5.2(g) of this Agreement) after taking into account all legal, financial, regulatory and other aspects of such Parent Acquisition Proposal.

(f) No Change in Recommendation or Alternative Acquisition Agreement. Except as permitted by Section 5.2(g), the Parent Board shall not:

(i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to the Company the Parent Recommendation;

(ii) approve or recommend, or publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other agreement (other than a confidentiality agreement referred to in Section 5.2(b) entered into in compliance with Section 5.2(b)) relating to any Parent Acquisition Proposal (an “Alternative Acquisition Agreement”); or

(iii) cause or permit Parent to enter into an Alternative Acquisition Agreement.

(g) Fiduciary Exception to Change in Recommendation Provision. Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Parent Stockholder Approval is obtained, (i) the Parent Board may withhold, withdraw, qualify or modify the Parent Recommendation or approve, recommend or otherwise declare advisable any Parent Acquisition Proposal made after the date of this Agreement that did not result from a material breach of this Section 5.2, if (A) (I) in the case of such an action taken in connection with a Parent Acquisition Proposal, the Parent Acquisition Proposal is not withdrawn and the Parent Board determines in good faith, after consultation with outside counsel and its financial advisor, that such Parent Acquisition Proposal constitutes a Superior Proposal; or (II) in the case of such an action taken other than in connection with a Parent Acquisition Proposal, a material event or change in circumstance arises or occurs after the date of this Agreement that, prior to the date of this Agreement, was neither known nor reasonably foreseeable by the Parent Board (an “Intervening Event”); provided, that (x) in no event shall the receipt, existence or terms of a Parent Acquisition Proposal or any matter arising therefrom or consequence thereof constitute an Intervening Event, and (y) in no event shall the occurrence of adverse effects on the business, properties, financial conditions or results of operations of Company and its Subsidiaries, taken as a whole, constitute an Intervening Event unless such occurrence has had or would reasonably be expected to have a Material Adverse Effect on the Company and (B) the Parent Board determines in good faith, after consultation with outside counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (a “Parent Recommendation Change”), and/or (ii) Parent may terminate this Agreement in accordance with Section 7.1(j) (Parent Superior Proposal) and concurrently with such termination cause Parent to enter into an Alternative Acquisition Agreement providing for a Superior Proposal that did not result from a material breach of this Section 5.2 (a “Superior Proposal Termination”). Prior to effecting any Parent Recommendation Change and/or Superior Proposal Termination, (x) Parent shall provide the Company with three (3) business days’ prior written notice advising that the Parent Board intends to take such action and the basis therefor (which notice shall include a copy of any such Superior Proposal and a copy of any relevant proposed transaction agreements, the identity of the party making such Superior Proposal and the material terms thereof or, in the case of notice given other than in connection with a Superior Proposal, a reasonably detailed description of the development or change in connection with which the Parent Board has given such notice), (y) during such three (3) business day period, Parent shall negotiate in good faith with the Company and its Representatives, to the extent the Company wishes to negotiate, with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by the Company, and (z) at the end of such three (3) business day period, the Parent Board determines in good faith, after consultation with outside counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. The first amendment (but not any subsequent amendments) to the financial terms or conditions or other material terms of any Parent Acquisition Proposal will be deemed to be a new Parent Acquisition Proposal for purposes of this Section 5.2(g), including with respect to the notice period referred to in this Section 5.2(g), except that the three (3) business day period shall be one (1) business day for such purposes. Notwithstanding any Parent Recommendation Change, but subject to Parent’s right to terminate this Agreement pursuant to Section 7.1(j) (Parent Superior Proposal), Parent shall hold the Parent Stockholder Meeting in accordance with Section 5.5.

(h) Certain Permitted Disclosure. Nothing contained in this Section 5.2 shall be deemed to prohibit Parent from (i) taking and disclosing to Parent’s stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act; or (ii) making any disclosure to Parent’s stockholders that the Parent Board determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be reasonably likely to be inconsistent with its fiduciary duties under Delaware Law; provided, that disclosure pursuant to this Section 5.2(h) in response to a Parent Acquisition Proposal shall be deemed a Parent Recommendation Change unless the Parent Board expressly publicly reaffirms the Parent Recommendation in such disclosure.

5.3 Company Non-Solicit.

(a) No Solicitation or Negotiation. The Company agrees that neither it nor any of its Affiliates nor any of the officers and directors of it or its Affiliates shall, and that it shall use its reasonable best efforts to instruct and cause its and its Affiliate’s Representatives not to, directly or indirectly:

(i) initiate, solicit, or knowingly encourage or assist any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Company Acquisition Proposal (as defined below), including by way of furnishing or otherwise making available any non-public information or data concerning it or its Subsidiaries or any assets owned (in whole or in part) by it or its Subsidiaries;

(ii) engage in, continue or otherwise participate in any discussions, communications or negotiations with any Person concerning any Company Acquisition Proposal;

(iii) enter into any agreement or agreement in principle (in each case, whether written or oral) with any person concerning a Company Acquisition Proposal; or

(iv) otherwise knowingly facilitate any effort or attempt by any Person to make a proposal or offer concerning a Company Acquisition Proposal.

The Company agrees that it shall, and shall cause its and the Sponsor Parties’ Affiliates and use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any Company Acquisition Proposal, or proposal that would reasonably be expected to lead to Company Acquisition Proposal. The Company will promptly request from each Person that has executed a confidentiality agreement in the prior six months in connection with its consideration of making a Company Acquisition Proposal to return or destroy (as provided in the terms of such confidentiality agreement) all confidential information concerning the Company or any of its Subsidiaries and promptly terminate all physical and electronic data access previously granted to such Person.

(b) Notice. The Company shall promptly notify Parent within 24 hours if (i) any proposal for, or inquiry respecting, any Company Acquisition Proposal is received by the Company, any Sponsor Party or any of their respective Affiliates or Representatives or (ii) any request for non-public information in connection with such a proposal or inquiry is received by the Company, any Sponsor Party or any of their respective Affiliates or Representatives, in each case indicating in reasonable detail the identity of such Person making such inquiry, proposal, or request and the material terms and conditions of any proposals or offers, including, if applicable, copies of any written requests, proposals or offers, including proposed agreements or term sheets sent or provided by any third party) and thereafter shall keep Parent informed in all material respects on a reasonably current basis of the status and terms of any such inquiries, proposals, offers or requests (including any change to the material terms thereof.

(c) Representatives. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any action if taken by the Company that would be a breach of the provisions set forth in this Section 5.3 that is taken by any Representative of the Company shall be deemed to constitute a breach of this Section 5.3 by the Company.

(d) Definitions. For purposes of this Agreement:

“Company Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Significant Subsidiaries and (ii) any acquisition by any person resulting in, or proposal or offer which if consummated would result in, any person becoming the beneficial owner of directly or indirectly, in one or a series of related transactions 15% or more of the total voting power or of any class of equity securities of the Company, or those of any of its Subsidiaries, or 15% or more of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case other than the Transactions.

5.4 Filing; Information Supplied.

(a) The Parties understand and agree that the shares of Parent Common Stock to be issued and transferred as contemplated in this Agreement as part of the Aggregate Merger Consideration to Company Stockholders have not been registered under the securities Laws of the United States, including the Securities Act, or any other jurisdiction and will be issued and transferred pursuant to a “private placement” exempt from registration under the Securities Act by virtue of Regulation D promulgated thereunder. The shares of Parent Common Stock comprising the Aggregate Merger Consideration will be characterized as “restricted securities” under the Securities Act and may only be transferred pursuant to a registration statement or an applicable exemption under the Securities Act. Any book entries recording the record ownership of shares of Parent Common Stock (it being understood and agreed by the parties that the Parent Common Stock is uncertificated) shall bear such annotations as Parent may reasonably deem necessary and desirable in connection therewith.

(b) Parent and the Company shall prepare, and Parent shall file with the SEC, as promptly as practicable after the date of this Agreement, a proxy statement in preliminary form relating to the Parent Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). Each of Parent and the Company agrees, as to itself and its Affiliates, that (i) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied by it or any of its Affiliates for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders of Parent or at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent shall promptly notify the Company of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to the Company copies of all written correspondence between the Company and/or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. Parent and the Company shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and Parent shall cause the definitive Proxy Statement to be mailed as promptly as possible after the date the SEC staff advises that it has no further comments thereon or that Parent may commence mailing the Proxy Statement.

(c) Promptly following the date of the Company Stockholder Approval, the Company shall deliver (A) in accordance with Section 228(e) of the DGCL, a notice of written consent to the Company Stockholders who did not execute written consents constituting the approval of the adoption of this Agreement as required by the DGCL for the purpose of informing them of the approval of the adoption of this

Agreement and the transactions contemplated hereby, including, without limitation, the Merger, and (B) in accordance with Section 262(d)(2) of the DGCL, a notice regarding appraisal rights to all holders of Shares regarding the availability of appraisal rights.

(d) As promptly as practicable after the Execution Date, the Company and Parent shall jointly prepare and deliver to all holders of Shares who are not “accredited investors” as defined in Rule 501(a) of Regulation D under the Securities Act an information statement (“Information Statement”) containing the information with respect to the Parent Common Stock comprising the Aggregate Merger Consideration required to comply with the information and disclosure requirements set forth in Rules 502 and 506 of Regulation D promulgated under the Securities Act. Each of Parent and the Company shall furnish all information (including financial statements) concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation and delivery of the Information Statement. Parent shall provide a draft of the Information Statement and related materials to the Company within a reasonable period of time prior to the dispatch thereof and will consider in good faith any comments proposed by the Company.

(e) As promptly as reasonably practicable after the Execution Date, Parent shall provide and the Company shall distribute to each Company Stockholder an investor questionnaire in form and substance reasonably satisfactory to the Company regarding whether such Company Stockholder is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act. The Company shall use commercially reasonable efforts to cause each Company Stockholder to return the investor questionnaires by the tenth (10th) business day following the Execution Date. For the avoidance of doubt, obtaining such investor questionnaires from each Company Stockholder shall not be a condition to the Closing.

5.5 Parent Stockholders Meeting. Parent will take, in accordance with applicable Law and its certificate of incorporation and by-laws, all action necessary to convene a meeting of holders of Parent Common Stock (the “Parent Stockholders Meeting”) as promptly as practicable after the execution of this Agreement to consider and vote upon the approval of the Share Issuance and the Merger, the adoption of this Agreement, and any other matters required under applicable Law to be considered at the Parent Stockholders Meeting, regardless of whether there has been a Parent Recommendation Change, but subject to Parent’s right to terminate this Agreement pursuant to Section 7.1(j) (Parent Superior Proposal). So long as there has not been a Parent Recommendation Change, Parent shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of the Share Issuance and the Merger and the adoption of this Agreement. Notwithstanding any other provision hereof, Parent may postpone or adjourn the Parent Stockholders Meeting (i) with the consent of the Company, (ii) for the absence of a quorum, (iii) if additional time is reasonably required to solicit proxies from the holders of Parent Common Stock in favor of the approval of the Share Issuance or the Merger or the adoption of this Agreement;

provided, that Parent may not postpone or adjourn the Parent Stockholders Meeting more than two (2) times pursuant to this clause (iii) without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed) or (iv) to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Parent Board has determined in good faith (after consultation with its outside legal counsel) that the failure to so file or distribute such disclosure would reasonably be likely to be inconsistent with applicable Law and for such supplemental or amended disclosure to be disseminated to and reviewed by Parent’s stockholders prior to the Parent Stockholders Meeting. Notwithstanding the foregoing, Parent shall, at the request of the Company, to the extent permitted by Law, adjourn the Parent Stockholders Meeting to a date specified by the Company for the absence of a quorum or if Parent has not received proxies representing a sufficient number of shares for the Parent Stockholder Approval; provided, that Parent shall not be required to adjourn the Parent Stockholders Meeting more than two times pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding fifteen (15) business days. Subject to Section 5.2(g) hereof, the Parent Board shall recommend approval of the Share Issuance and the Merger and the adoption of this Agreement and shall take all lawful action to solicit such approval.

5.6 Company Stockholder Approval. The Company shall take all action necessary in accordance with this Agreement, applicable Law, its certificate of incorporation and its bylaws to obtain the Company Stockholder Approval as promptly as practicable and, in any event, by no later than 11:59 p.m. New York City time on May 10, 2017 (such time, the “Consent Time”). The Company’s obligation to secure the Company Stockholder Approval in accordance with this Section 5.6 shall not be affected by the commencement, disclosure, announcement or submission to Company of any Company Acquisition Proposal or the withholding, withdrawal, amendment or modification by the Company Board of its recommendation to the Company Stockholders in favor of the Company Stockholder Approval. If the Company Stockholder Approval is obtained in the form of duly executed Written Consents that are delivered to the Company, the Company shall promptly deliver to Parent a copy thereof (including by facsimile or other electronic image scan transmission). The Company shall use commercially reasonable efforts to obtain written consents approving the adoption of this Agreement from each Other Stockholder and the waiver of any appraisal rights arising as a result of the Merger from each Other Stockholder as promptly as practicable after the Execution Date, and shall take any actions reasonably requested by Parent in furtherance thereof. For the avoidance of doubt, obtaining such written consents from each Other Stockholder shall not be a condition to the Closing.

5.7 Filings; Other Actions; Notification.

(a) Efforts.

(i) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use their respective reasonable best efforts to take, and cause their respective Affiliates to take, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using reasonable best efforts to accomplish the following: (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any Material Contract of the Company or of Parent, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, make all necessary registrations, declarations and filings with and make all reasonable best efforts to obtain an approval or waiver from, or to avoid any Action by, any Governmental Entity with respect to this Agreement required under applicable Law, including the HSR Act and any other applicable antitrust Laws and (iii) execute and deliver any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement; provided, however, that neither the Company, Parent nor any of their respective Subsidiaries shall commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed).

(ii) The Company and Parent agree to make, and to cause their respective Affiliates to make, any necessary filings under the HSR Act and any other antitrust Laws as soon as reasonably practicable after execution of this Agreement.

(iii) The Company and Parent shall each request early termination of the waiting period provided for in the HSR Act. The Company and Parent shall, and shall cause their respective Affiliates to, coordinate and cooperate in connection with their respective efforts to obtain termination or expiration of the applicable waiting period and all requisite clearances and approvals under the HSR Act and any other antitrust Laws as promptly as practicable and in any event before the Termination Date. In connection with any investigation or other inquiry, the Company and Parent shall, and shall cause their respective Affiliates to, unless prohibited by applicable Law or a Governmental Entity, (i) keep the other Party promptly informed of any communication received by such Party or any of its Affiliates from any Governmental Entity regarding any of the Transactions, and (ii) provide outside counsel for the other Party with a reasonable opportunity to (A) review in advance any proposed communication by such Party or its Affiliates with any Governmental Entity, (B) consult with the other Party prior to any meeting or conference with any Governmental Entity, and (C) attend and participate in such meetings or conferences. Without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed), the Company and Parent shall not, and shall not permit their respective Affiliates to, consent or agree to extend the waiting period under the HSR Act or enter into any agreement with any Governmental Entity with respect to the Transactions.

(iv) Each of the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.7(a) as “outside counsel only.” Such competitively sensitive material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the Company and Parent, as the case may be, or its legal counsel.

(v) In furtherance and not in limitation of the covenants of the Parties contained in this Section 5.7(a), the Company and Parent shall, and shall cause their respective Affiliates to, take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Transactions, to resolve such objections, if any, as any Governmental Entity may assert under the HSR Act or any other antitrust Laws with respect to the Transactions, and to avoid or eliminate each and every impediment and avoid the institution of any Action under any such Law that may be asserted by any Governmental Entity with respect to the Transactions, in each case so as to enable the Transactions to occur as promptly as possible and in any event before the Termination Date, including by (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of the Company or its Subsidiaries or Parent or its Subsidiaries, (ii) terminating existing, or creating new, relationships, contractual rights or obligations of the Company or its Subsidiaries or Parent or its Subsidiaries or (iii) effectuating any other change or restructuring of the Company or its Subsidiaries or Parent or its Subsidiaries or otherwise taking or committing to take any actions that limit the freedom of action of the Company or its Subsidiaries or Parent or its Subsidiaries with respect to, or ability to retain, one or more assets or businesses, to ensure that no Governmental Entity enters any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree or establishes any Law preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Merger and the Transactions, or to ensure that no Governmental Entity with the authority to authorize or approve such consummation fails to do so as promptly as practicable and in any event before the Termination Date; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, no such remedy shall be (A) required unless contingent upon the occurrence of the Transactions or (B) required to be agreed to by the Company or its Subsidiaries or Parent or its Subsidiaries if such remedy would have a Material Adverse Effect on (x) the combined Company, Parent and their Subsidiaries (taken as a whole, after giving effect to the Transactions), (y) Parent and its Subsidiaries (taken as a whole) or (z) the Company and its Subsidiaries (taken as a whole) (each, a “Regulatory Material Adverse Effect”).

(vi) Each of the Company and Parent shall, and shall cause its Affiliates to, cooperate and use their respective reasonable best efforts to vigorously contest and resist any Action, including any administrative or judicial Action, and to have vacated, lifted, reversed or overturned any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree that is threatened or in effect and that restricts, prevents or prohibits consummation of the Transactions under the HSR Act or any other antitrust Laws; provided, however, that such obligation to contest and resist any Action in no way limits the obligation of the Company and Parent to, and to cause their Affiliates to, take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Transactions as promptly as practicable and in any event before the Termination Date in accordance with Section 5.7(a)(v).

(vii) Neither the Company nor Parent shall, and neither the Company nor Parent shall permit any of its Affiliates to, enter into any agreement, transaction or any agreement to effect any transaction (including any merger or acquisition) that would reasonably be expected to materially delay or materially and adversely affect the Parties’ ability to: (i) obtain termination or expiration of the applicable waiting period and all requisite clearances and approvals under the HSR Act and any other antitrust Laws as promptly as practicable and in any event before the Termination Date; and (ii) avoid the entry of, the commencement of any Action seeking the entry of, or effect the dissolution of, any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree that restricts, prevents or prohibits consummation of Transactions under the HSR Act or any other antitrust Laws.

(b) Information. The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Transactions.

(c) Status. Subject to applicable Law and as required by any Governmental Entity, the Company, on the one hand, and Parent, on the other hand, each shall keep the other apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. Neither the Company, on the one hand, nor Parent, on the other hand, shall permit any of its officers or any other representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the Transactions unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat.

5.8 Access and Reports. From the date hereof to the Closing Date or the earlier termination of this Agreement, upon reasonable prior written notice, Parent and the Company shall each, and shall use its reasonable best efforts to cause each of their respective Subsidiaries, officers, directors and representatives to, afford to the other reasonable access during normal business hours, consistent with applicable Law, to each of its respective officers, employees, properties, offices, other facilities and books and records, and shall furnish the other with all financial, operating and other data and information as the other shall reasonably request in writing. Notwithstanding the foregoing and Section 5.24, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the other Party or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the employees of the other Party of their normal duties. Neither Party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would, in the reasonable judgment of such Party, (i) breach any agreement with any third party, (ii) constitute a waiver of or jeopardize the attorney-client or other privilege held by such Party, (iii) otherwise violate any applicable Law, including any antitrust Law or (iv) cause significant competitive harm to such Party or its Subsidiaries if the Transactions are not consummated; provided, further, however, that (1) with respect to clauses (i) through (iv) if such information cannot be disclosed pursuant to such clauses, such Party and its Subsidiaries shall disclose as much of such information as is practicable (through redactions, summaries or other appropriate means) to the other Party without violating the applicable restrictions on disclosure of such information or waiving such privilege and shall use reasonable best efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of attorney-client privilege, and (2) nothing herein shall authorize any Party to undertake any invasive environmental sampling at any of the properties owned, operated or leased by the other Party or its Subsidiaries, without such other Party’s prior written consent in its sole discretion. Each Party agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 5.8 or Section 5.24 for any competitive or other purpose unrelated to the Transactions.

5.9 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ subject to official notice of issuance, prior to the Closing Date.

5.10 Publicity. The initial press release regarding the Transactions shall be a joint press release mutually acceptable to each of the Company and Parent. Thereafter, neither the Company, on the one hand, nor Parent, on the other hand (nor any of their respective Affiliates), shall issue any other press release or make any other public announcement with respect to this Agreement, the Voting Agreements, the Stockholders Agreements or the Transactions without the prior consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required by Law or by any listing agreement with a national securities exchange, in which case the Party proposing to issue such press release or make such public announcement shall use its commercially reasonable efforts to consult in good faith with the other Party before making any such public announcements; provided, that neither the Company nor Parent will be required to obtain the prior approval of or consult with the other Party in connection with any such press release or public announcement if (a) the Parent Board has effected a Parent Recommendation Change in accordance with Section 5.2(g), (b) such press release or public announcement consists solely of information previously disclosed in all material respects in a previously distributed press release or public announcement, or (c) in connection with any dispute between the Parties regarding this Agreement, the Voting Agreements, the Stockholders Agreements or the Transactions.

5.11 Employee Benefits.

(a) For at least twelve months following the Effective Time, Parent shall provide to each employee of Company and its Subsidiaries who is employed immediately prior to the Closing and who continues employment with the Surviving Corporation or any of its Subsidiaries thereafter (each such employee, a “Continuing Employee”) target annual cash bonus opportunity and employee benefits that are no less favorable than the target annual cash bonus opportunity and employee benefits provided to similarly situated employees of Parent. If after Closing a Continuing Employee becomes eligible to participate in an employee benefit plan, program or policy of the Surviving Corporation or any of its Subsidiaries (“Surviving Corporation Benefit Plans”), the Surviving Corporation shall use commercially reasonable efforts, to the extent permitted by the terms of the applicable Surviving Corporation Benefit Plan, to (i) provide such Continuing Employee with credit for all service with the Company or its Subsidiaries as if such service were with the Surviving Corporation and its Subsidiaries for all purposes under any Surviving Corporation Benefit Plan, other than benefit accrual under any defined benefit pension plan; (ii) cause to be waived all pre-existing conditions, actively-at-work requirements and similar limitations and eligibility waiting periods under such Surviving Corporation Benefit Plans to the extent waived or satisfied by an employee under any Company Benefit Plan and (iii) cause any deductible, co-insurance and out-of-pocket covered expenses paid in the year of the plan change by any Continuing Employee (or covered dependent thereof) to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions under any applicable Surviving Corporation Benefit Plans in the year of initial participation. Unused vacation days accrued by Continuing Employees under the plans and policies of Company and its Subsidiaries shall carry over to the Surviving Corporation. This Section 5.11(a) shall not operate to duplicate any benefit provided to any Continuing Employee under a Company Benefit Plan or prohibit the termination of employment of any specific employee following the Effective Time.

(b) The Company will, at least two (2) business days prior to the Closing Date, conduct a vote in accordance with the requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated pursuant thereto (the “280G Stockholder Vote”) to provide that payments or benefits to be received or retained by any “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1) arising in whole or in part as a result of or in connection with the Transactions will not be characterized as “excess parachute payments” under Section 280G of the Code. Prior to seeking the 280G Stockholder Vote, the Company will request waivers from the intended recipients of such payments or benefits which waivers shall provide that unless such payments or benefits are approved by the shareholders of the Company to the extent and manner prescribed under Section 280G(b)(5)(B) of the Code, such payments or benefits shall not be made or retained. The Company shall deliver to Parent drafts of all disclosure and documents that comprise the 280G Stockholder Vote in sufficient time to allow Parent to comment thereon but not less than two (2) business days prior to the 280G Stockholder Vote and shall consider in good faith all reasonable comments of Parent thereon. The Parties acknowledge that the Company’s obligations under this Section 5.11(b) shall not apply to any arrangements entered into at the direction of Parent or its Affiliates or between Parent and/or its Affiliates, on the one hand, and a disqualified individual on the other hand unless such arrangements have been entered into in advance of the vote and provided to the Company prior to its seeking shareholder approval.

(c) Each Party acknowledges and agrees that the Transactions will constitute a “change in control”, “change of control” or other provision of similar import, under the Company Benefit Plans and the Parent Benefit Plans listed in Section 5.11(c) of the applicable Representing Party Disclosure Schedule.

(d) Prior to making any material written or oral communications to the directors, officers or employees of the Parent or Company or any of their Subsidiaries (each of Parent, the Company or any of their Subsidiaries being referred to as a “Communicating Party”) pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Communicating Party shall provide to the other party (either the Parent or Company, as applicable), a copy of the intended communication, the other party (either Parent or Company, as applicable), shall have a reasonable period of time to review and comment on the communication, and the Communicating Party shall consider any such comments in good faith.

(e) Nothing contained herein, express or implied shall (i) be construed to establish, amend or modify any benefit plan, program, agreement, policy or arrangement or (ii) alter or limit the ability of the Surviving Corporation, the Company, Parent or any of their respective affiliates to amend, modify or terminate any benefit plan, program, agreement, policy or arrangement at any time assumed, established, sponsored or maintained by any of them. This Section 5.11 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 5.11, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Section 5.11.

5.12 Expenses. If the Transactions are consummated, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Surviving Corporation. If the Transactions are not consummated, subject to Section 7.3, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses; provided, that (a) the filing fees and the printing and mailing costs of the Proxy Statement, (b) any required filing fees with any Governmental Entity in connection with the Transactions and (c) the analysis related to synergies prepared by PricewaterhouseCoopers LLP shall be shared equally by Parent, on the one hand, and the Company, on the other hand, to the extent not prohibited by applicable Law. As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including all fees and expenses of Representatives and counsel to a Party hereto and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Voting Agreements and Transactions, including any stamp duty, the preparation, printing, filing and mailing of the Proxy Statement, and the solicitation of stockholder approvals, breakage costs and refinancing fees associated with the Company’s debt and all other matters related to the Transactions and the matters contemplated by the Voting Agreements.

5.13 Indemnification; Directors’ and Officers’ Insurance.

(a) For not less than six (6) years from and after the Effective Time, the organizational documents of each of the Company’s Subsidiaries shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses for periods at or prior to the Effective Time than are set forth in such organizational documents as of the date of this Agreement. From and after the Effective Time, Parent shall, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless the present and former directors and officers of the Company and/or any of its Subsidiaries (in each case, when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against all Losses, costs or expenses (including reasonable attorneys’ fees), judgments, fines, Losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Law and its certificate of incorporation or by-laws in effect on the date of this Agreement to indemnify such Person (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); and provided, further, that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under Law and the Company’s certificate of incorporation and by-laws shall be made by independent counsel selected by Parent.

(b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 5.13, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party unless such failure prejudices the indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; provided, that the fewest number of counsels necessary to avoid conflicts of interest shall be used, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without their prior written consent; and provided, further, that Parent shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c) Prior to the Effective Time, the Company may as of the Effective Time obtain and fully pay for “tail” insurance policies a claims period of at least six years from and after the Effective Time with respect to claims arising from facts or events that occurred on or before the Effective Time, and which “tail” insurance policy shall contain coverage and amounts equivalent to and in any event as favorable to the Indemnified Parties as the coverage currently provided by Company’s current directors’ and officers’ liability insurance policies (in the aggregate); provided, however, that in no event shall Parent be required to expend for the entire “tail” insurance policy an aggregate amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and, provided, further, that if the premium of such insurance coverage exceeds such amount, Parent shall be obligated to obtain a policy or policies with the greatest coverage available for a cost not exceeding such amount. If the Company and Parent for any reason fail to obtain such “tail” insurance policy as of the Effective Time, Parent shall continue to maintain in effect for a period of at least six (6) years from and after the Effective Time (and for so long thereafter as any claims brought before the end of such six-year period thereunder are being adjudicated) the directors’ and officers’ liability insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are equivalent to and in any event as favorable as provided in Parent’s existing policies as of the date hereof, or Parent shall purchase comparable directors’ and officers’ liability insurance for such six-year period (and for so long thereafter as any claims brought before the end of such six-year period thereunder are being adjudicated) with terms, conditions, retentions and limits of liability that are equivalent to and in any event at least as favorable as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall the Company expend for such policies an aggregate amount in excess of 300% of the annual premiums currently paid by the Company for such insurance.

(d) If Parent or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent shall assume all of the obligations set forth in this Section 5.13.

(e) The provisions of this Section 5.13 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs. This Section 5.13 may not be amended, altered or repealed after the Effective Time without the prior written consent of the affected Indemnified Party.

(f) The rights of the Indemnified Parties under this Section 5.13 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or by-laws (or equivalent organizational documents) of the Company or any of its Subsidiaries, under any applicable Contracts that are set forth on Section 5.13 of the Company Disclosure Schedule or under applicable Laws.

5.14 Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other Transactions, each of Parent and the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

5.15 Termination of Related Party Agreements. Section 5.15 of the Company Disclosure Schedule sets forth the list of Related Party Agreements that the Company and Parent agree shall survive the Closing. The Company and their respective Affiliates and Subsidiaries shall take all actions necessary to (i) terminate all Related Party Agreements of the Company and/or any of its Subsidiaries that are not set forth on Section 5.15 of the Company Disclosure Schedule, with such termination to be effective as of the Closing and (ii) cause all liabilities of the Company and its Subsidiaries under any and all Management Agreements to be extinguished immediately prior to the Closing, without any payment by or liability of the Company or any of its Subsidiaries therefor.

5.16 Treatment of Certain Existing Indebtedness. To the extent the proceeds of the Best Efforts Debt Financing are sufficient for such purpose, the Company and its Subsidiaries shall take any actions that are reasonably necessary to facilitate the prepayment in full of the Existing Company Credit Facilities (and, if an event of default would occur thereunder as a result of the Transactions that will not be waived in connection therewith, the Existing Company UK Facility) and, to the extent Parent and the Company mutually agree, partial redemption of up to $270 million in aggregate principal amount of the Existing Company Notes pursuant to the “equity claw” redemption provisions thereof, and, in such event, shall repay, prepay or redeem such Indebtedness in accordance with the credit agreement, indenture or other Contract governing such Indebtedness (collectively, the “Company Debt Repayments”), including taking any action reasonably necessary to obtain payoff letters and release documentation in connection with the prepayment of the Existing Company Credit Facilities and the Existing Company UK Facility (if applicable) and, if Parent and the Company mutually agree to effect a partial redemption of the Existing Company Notes, delivering notices of redemption (which shall be delivered in advance of the Closing and conditioned upon the occurrence of the Closing), certificates, opinions and other documents required in connection with a redemption of the Existing Company Notes; provided, that any such action described above shall not be required unless such Company Debt Repayment is permitted to be conditioned upon or effective only at the occurrence of the Closing and, other than in the case of the Existing Company UK Facility (if applicable), if the Best Efforts Debt Financing is available at the Closing, the consummation of the Best Efforts Debt Financing in an amount sufficient to effect such Company Debt Repayment.

5.17 Financing.

(a) The Company shall, to the extent the funds available under the Committed Debt Financing are necessary to effect the Parent Refinancing, use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to cause inVentiv Group Holdings to consummate and obtain the Committed Debt Financing on the terms and conditions described in the Debt Commitment Letter, including causing inVentiv Group Holdings to (i) maintain in effect the Debt Commitment Letter, (ii) negotiate, execute and deliver definitive agreements with respect thereto on terms and conditions contemplated by the Debt Commitment Letter (as such terms may be modified by the “market flex” provisions in the Fee Letter or on other terms to which Parent and the Company may both consent (such consent not to be unreasonably withheld)), (iii) satisfy on a timely basis all conditions applicable to inVentiv Group Holdings in the Debt Commitment Letter and, if applicable, the definitive agreements for the Committed Debt Financing reasonably within inVentiv Group Holdings’s control, (iv) consummate the Committed Debt Financing contemplated by the Debt Commitment Letter at or, if Parent and the Company both consent (such consent not to be unreasonably withheld), prior to the Closing, and (v) apply the proceeds of the Committed Debt Financing directly or provide such proceeds to Parent to effect the Parent Refinancing. Subject to the terms and upon satisfaction of the conditions set forth in the Debt Commitment Letter, the Company shall use its reasonable best efforts to cause inVentiv Group Holdings to cause the Financing Sources to provide the Committed Debt Financing on the Closing Date. If Parent and the Company both consent (such consent not to be unreasonably withheld), inVentiv Group Holdings may from time to time substitute other financing for all or any portion of the Committed Debt Financing from the same and/or alternative financing sources. inVentiv Group Holdings shall not amend, replace, supplement or otherwise modify, or waive any of its rights under the Debt Commitment Letter without the prior written consent of Parent (such consent not to be unreasonably withheld). Any consent, approval, agreement or determination required or contemplated to be made by inVentiv Group Holdings under the Debt Commitment Letter (including the appointment of Additional Agents pursuant to Section 2 thereof, the original issue discount and margins and any fees to be paid in connection with the Committed Debt Financing that are not expressly set out in the Fee Letter (without giving effect to any “market flex” provisions)) shall be made in consultation with, and subject to the consent, approval or agreement of, Parent (in each case, not to be unreasonably withheld). The Company shall promptly furnish Parent with copies of any marketing materials, rating agency presentations, information memoranda or any other documents or communications prepared or received by the Company or any of its Affiliates in connection with the Committed Debt Financing, including any material drafts or final versions of definitive documentation with respect thereto (other than any internal documents prepared by the Company or any of its Subsidiaries and not distributed to lenders or their counsel or any other third party). In addition, the Company shall provide Parent and its outside counsel a reasonable opportunity to review and comment on, and rights of approval (which approval shall not be unreasonably withheld or delayed) with respect to, any material drafts of any documents related to the Committed Debt Financing prior to the dissemination of such documents to any third parties.

(b) The Company shall give Parent prompt notice (i) if to its or any of its Subsidiaries’ knowledge there exists any material breach by any party to the Debt Commitment Letter or any condition which would reasonably be expected not to be satisfied, in each case, of which it or any of its Subsidiaries becomes aware, (ii) of any termination of the Debt Commitment Letter or the receipt of any written notice or other written communication from any Financing Source asserting any default, termination or repudiation by any party to any of the Debt Commitment Letter or definitive agreements related to the Committed Debt Financing, and (iii) if at any time for any reason the Company believes in good faith that inVentiv Group Holdings will not be able to obtain all or any portion of the Committed Debt Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Debt Commitment Letter or definitive agreements related to the Committed Debt Financing.

(c) If the Debt Commitment Letter is amended, replaced, supplemented or otherwise modified, or if the Parties both consent to substitute other committed financing for all or a portion of the Committed Debt Financing, the Company shall comply with its covenants in Sections 5.17(a) and 5.17(b) with respect to the Debt Commitment Letter as so amended, replaced, supplemented or otherwise modified and with respect to such other financing to the same extent that the Company would have been obligated to comply with respect to the Committed Debt Financing, and the references in this Agreement to “Debt Commitment Letter” and “Committed Debt Financing” shall be deemed to refer to the Debt Commitment Letter (and the financing contemplated thereby) as so amended, replaced, supplemented or otherwise modified.

(d) To the extent the funds available under the Committed Debt Financing are necessary to effect the Parent Refinancing, the Parent shall, and shall cause its Subsidiaries to, use their respective commercially reasonable efforts to provide, and to use its and their commercially reasonable efforts to cause its and their respective officers, directors, employees, accountants, agents and other advisors and representatives to use their respective commercially reasonable efforts to provide, all customary cooperation in connection with the arrangement, syndication and consummation of the Committed Debt Financing as may be reasonably requested by the Company, including: (i) furnishing inVentiv Group Holdings and the Financing Sources with the information required to be delivered pursuant to paragraphs 6(b), (d)(ii)-(iii) and (e)(ii)-(iii) of Exhibit C to the Debt Commitment Letter (subject in the case of paragraph 6(e) to compliance by the Company with its obligations under Section 5.4 hereof) and such other financial and other pertinent information regarding Parent and its Subsidiaries that is required by the Debt Commitment Letter or otherwise customarily required for financings of a type similar to the Committed Debt Financing, (ii) participating in (and causing members of management with appropriate seniority and expertise to attend) a reasonable number of meetings (including one-on-one meetings or conference calls), lender presentations, due diligence sessions and sessions with prospective lenders and investors and other syndication activities, in each case that are customary for financings of a type similar to the Committed Debt Financing, (iii) assisting inVentiv Group Holdings and its Financing

Sources in the preparation of any customary syndication documents and materials, including information memoranda, lender presentations and other marketing documents customarily used to arrange financing similar to the Committed Debt Financing and providing customary authorization letters with respect thereto, (iv) assisting in the negotiation and preparation of any credit agreements (or amendments thereto), pledge and security documents, guarantees, and any other certificates, letters and documents (including any schedules and exhibits in connection with the foregoing) as may be reasonably requested by inVentiv Group Holdings and executing such documents, (v) assisting in the obtaining of (A) audit reports, authorization letters and consents of accountants with respect to financial statements for Parent for inclusion in any marketing documentation, and (B) payoff letters and Lien terminations in connection with the Parent Refinancing; (vi) providing, at least 3 business days prior to the Closing Date, information regarding Parent and its Subsidiaries required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001, that is requested by the Financing Sources under the Debt Commitment Letter at least nine (9) business days prior to the Closing Date; (vii) assisting inVentiv Group Holdings in obtaining corporate and facility ratings (or updates thereto) from rating agencies (including assistance in preparing and/or delivering “rating agency presentations”), (viii) cooperating with inVentiv Group Holdings in providing such consents, approvals or authorizations (including corporate approvals and/or authorizations) which may be reasonably necessary in connection with the Committed Debt Financing, (ix) providing supporting information and data with respect to Parent and its Subsidiaries in connection with the delivery by inVentiv Group Holdings of any solvency certificate required to be delivered under the Debt Commitment Letter, (x) using commercially reasonable efforts to ensure that the syndication efforts in respect of the Committed Debt Financing benefit from the existing lending relationships of Parent and its Subsidiaries, (xi) supplementing the information required to be delivered under this Section 5.17 so that the same does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make such information, in light of the circumstances in which the statements contained therein are made, not materially misleading and (xii) consenting to the use of its and its Subsidiaries’ logos in connection with the Committed Debt Financing; it being understood and agreed that such logos may only be used in a manner that is not intended, or reasonably likely, to harm, disparage or otherwise adversely affect Parent and its Subsidiaries or their respective reputations or goodwill. Notwithstanding the foregoing, none of Parent nor any of its Subsidiaries nor their respective officers, directors or employees shall be required to authorize, execute or enter into or perform any agreement (other than customary authorization letters) with respect to the financing contemplated by the Debt Commitment Letter that is not contingent upon the Closing or that would be effective prior to the Closing. Nothing in this Section 5.17(d) will require Parent or any of its Subsidiaries to take any action that, in the good faith determination of Parent, would unreasonably interfere with the conduct of the business of Parent or any of its Subsidiaries.

(e) It is understood and agreed that after the date of this Agreement, Parent and the Company will use their respective commercially reasonable efforts to obtain debt financing in the form of a senior secured term loan facility and a senior secured cash flow revolver (the “Best Efforts Debt Financing”), in lieu of the Committed Debt Financing, to effect the Parent Refinancing and the Company Debt Repayments and to pay related fees and expenses. The terms and conditions of the Best Efforts Debt Financing shall be mutually satisfactory to each of Parent and the Company. Each of Parent and the Company shall promptly furnish the other Party with copies of any marketing materials, rating agency presentations, information memoranda, term sheets, draft definitive documentation or any other documents or communications prepared or received by such Party (or any of its Affiliates) in connection with the Best Efforts Debt Financing (other than any internal documents prepared by a Party and not distributed to lenders or their counsel or any other third party). In addition, each of Parent and the Company shall provide the other Party and its outside counsel a reasonable opportunity to review and comment on, and rights of approval (which approval shall not be unreasonably withheld or delayed) with respect to, any material drafts of any documents related to the Best Efforts Debt Financing prior to the dissemination by such Party of such documents to any third parties. The Best Efforts Engagement Letter may not be amended, replaced, supplemented or modified without the prior written consent of Parent and the Company. Parent and the Company shall, and shall cause their respective Subsidiaries to, use their respective commercially reasonable efforts to provide, and to use their commercially reasonable efforts to cause their respective officers, directors, employees, accountants, agents and other advisors and representatives to use their respective commercially reasonable efforts to provide, all customary cooperation in connection with the arrangement, syndication and consummation of the Best Efforts Debt Financing, the Parent Refinancing and the Company Debt Repayments, including: (i) providing such financial and other pertinent information regarding Parent, the Company and their respective Subsidiaries, as applicable, that is customarily required for financings of a type similar to the Best Efforts Debt Financing, (ii) participating in (and causing members of management with appropriate seniority and expertise to attend) a reasonable number of meetings (including one-on-one meetings or conference calls), lender presentations, due diligence sessions and sessions with prospective lenders and investors and other syndication activities, in each case that are customary for financings of a type similar to the Best Efforts Debt Financing, (iii) cooperating in the preparation of any customary syndication documents and materials, including information memoranda, lender presentations and other marketing documents customarily used to arrange financing similar to the Best Efforts Debt Financing and providing customary authorization letters with respect thereto, (iv) negotiating and preparing any credit agreements, pledge and security documents, guarantees, and any other certificates, letters and documents (including any schedules and exhibits in connection with the foregoing) as may be reasonably necessary in connection with the Best Efforts Debt Financing and executing such documents, (v) obtaining (A) audit reports, authorization letters and consents of accountants with respect to financial statements for Parent and/or the

Company (or its relevant Subsidiary), as applicable, for inclusion in any marketing documentation, and (B) payoff letters and Lien terminations in connection with the Parent Refinancing and the Company Debt Repayments, as applicable; (vi) providing information regarding Parent, Company and their respective Subsidiaries, as applicable, required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001, that is requested by the Financing Sources in connection with the Best Efforts Debt Financing; (vii) assisting Parent in obtaining corporate and facility ratings (or updates thereto) from rating agencies (including assistance in preparing and/or delivering “rating agency presentations”), (viii) cooperating with each other in providing such consents, approvals or authorizations (including corporate approvals and/or authorizations) which may be reasonably necessary in connection with the Best Efforts Debt Financing, (ix) executing, or providing supporting information and data with respect to Parent, the Company or any of its Subsidiaries, as applicable, in connection with the delivery of, any solvency certificate required to be delivered in connection with the Best Efforts Debt Financing, (x) using commercially reasonable efforts to ensure that the syndication efforts in respect of the Best Efforts Debt Financing benefit from the existing lending relationships of Parent, the Company and their respective Subsidiaries, as applicable, (xi) supplementing the information required to be delivered under this Section 5.17 so that the same does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make such information, in light of the circumstances in which the statements contained therein are made, not materially misleading and (xii) consenting to the use of their and their respective Subsidiaries’ logos in connection with the Best Efforts Debt Financing; it being understood and agreed that such logos may only be used in a manner that is not intended, or reasonably likely, to harm, disparage or otherwise adversely affect Parent, the Company or their respective Subsidiaries, as applicable, or their respective reputations or goodwill. Notwithstanding the foregoing, neither Parent nor Company nor any of their respective Subsidiaries nor their respective officers, directors or employees shall be required to authorize, execute or enter into or perform any agreement (other than customary authorization letters) with respect to the Best Efforts Debt Financing that is not contingent upon the Closing or that would be effective prior to the Closing. Nothing in this Section 5.17(e) will require Parent or the Company (or their respective Subsidiaries) to take any action that, in the good faith determination of the Parent or the Company, as applicable, would unreasonably interfere with the conduct of the business of Parent or the Company (or their respective Subsidiaries), as applicable.

(f) It is the intention of the Parties to work together following the Execution Date to effect the Best Efforts Debt Financing. In the event that the Best Efforts Debt Financing is not obtained on terms and conditions that are mutually satisfactory on or prior to the Closing Date, the Parties will utilize the Committed Debt Financing to effect the Parent Refinancing. Neither the consummation of the Best Efforts Debt Financing nor the Committed Debt Financing is a condition precedent to the obligation of either Party hereunder.

(g) Parent shall file current reports on Form 8-K with respect to (or otherwise disclose in a manner consistent with Regulation FD) any material, non-public information Parent has agreed to include in any marketing materials disseminated to “public side” lenders in connection with the Committed Debt Financing and/or the Best Efforts Debt Financing.

5.18 Payoff Letter. Parent shall deliver to the Company a payoff letter in customary form from the lenders (or their applicable representative) under the Existing Parent Credit Facility stating the amounts required to pay in full the obligations of Parent and its subsidiaries thereunder and to effect the release of any related liens and/or other security interests (subject to the payment thereof at Closing with the proceeds of the Committed Debt Financing or Best Efforts Debt Financing).

5.19 Contribution Agreement. Parent shall enter into a Contribution Agreement in substantially the form attached hereto as Exhibit B.

5.20 Headquarters. Parent and the Company shall cooperate to cause the global headquarters of the Company and the Surviving Corporation to be located in Raleigh, North Carolina from and after the Closing.

5.21 Name and Trading Symbol. Following the Execution Date and prior to the Effective Time, the Parties shall cooperate in good faith to select a name for the Surviving Corporation and a ticker symbol, it being understood that if the Parties are unable to reach an agreement with respect to a name or ticker symbol, then the name and ticker symbol of Parent shall continue to be used.

5.22 Stockholder Litigation.

(a) Parent shall (i) promptly (and in any event, within two (2) business days) inform the Company orally and in writing of any Stockholder Litigation or other proceedings brought or threatened in writing against Parent or any of its directors or officers by any holders of Parent Common Stock relating to the Transactions (“Parent Stockholder Litigation”) and thereafter keep the Company informed on a reasonably current basis with respect to the status thereof (including by promptly furnishing to the Company and its Representatives such information relating to such Parent Stockholder Litigation as such Persons may reasonably request) and (ii) not cease to defend, consent to the entry of any judgment, offer to settle, enter into any settlement or take any other material action with respect to any such Parent Stockholder Litigation without the prior written consent of Parent, which such consent shall not be unreasonably withheld, conditioned or delayed.

(b) The Company shall (i) promptly (and in any event, within two (2) business days) inform Parent orally and in writing of any Stockholder Litigation or other proceedings brought or threatened in writing against the Company or any of its directors or officers by any Company Stockholders relating to the Transactions (“Company Stockholder Litigation”) and thereafter keep Parent informed on a reasonably current basis with respect to the status thereof (including by promptly furnishing to Parent and its Representatives such information relating to such Company Stockholder Litigation as such Persons may reasonably request) and (ii) not cease to defend, consent to the entry of any judgment, offer to settle, enter into any settlement or take any other material action with respect to any such Company Stockholder Litigation without the prior written consent of Parent, which such consent shall not be unreasonably withheld, conditioned or delayed.

5.23 Notification of Certain Matters. The Company shall promptly notify Parent in writing, and Parent shall promptly notify the Company in writing, of: (a) any written communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the Transactions, (b) any written communication from any Governmental Entity in connection with the Transactions (other than such communications contemplated by Section 5.7, which shall be governed by such Section), and (c) any actions, demands, claims, suits, investigations or proceedings commenced or, to the knowledge of the Company or Parent, as applicable, threatened against the Company or Parent or any of their respective Subsidiaries that are related to the Transactions (with such notice requirements as they relate to Stockholder Litigation being governed by Section 5.22). The Company shall promptly notify Parent if Company engages in any factoring of receivables (or enters into any arrangements to collect customer receivables in advance of becoming due to the Company), that individually or in the aggregate with other amounts factored or collected since the Execution Date, constitutes a significant amount.

5.24 Revenue Recognition Matters. Each of the Company and Parent shall use their reasonable best efforts to adopt ASC 606, Revenue from Contracts with Customers (the “Revenue Recognition Rule”), from and after the Execution Date. Each of Parent and the Company shall have the right to participate in the implementation of the plan of one another to adopt and comply with the Revenue Recognition Rule, and each of Parent and the Company shall give one another and their respective Representatives all access to their and their Subsidiaries’ books, records, properties, systems and personnel as the other shall reasonably request in connection therewith. Each of Parent and the Company agree that the implementation of the plan to adopt and comply with the Revenue Recognition Rule shall be consistent with Parent’s ongoing plan, the most recent copy of which was provided to the Company on May 8, 2017, with respect to the adoption of and compliance with the Revenue Recognition Rule.

5.25 Tax Treatment. Neither Party shall take any action or engage in any transaction, excluding any action or transaction required by or specifically contemplated by this Agreement, in each case that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.26 Pre-Closing Holdco Mergers. Prior to the Effective Time on the Closing Date, the Company shall cause the Pre-Closing Holdco Mergers to be completed in a manner such that the Pre-Closing Holdco Mergers qualify as complete liquidations of Intermediate I and Intermediate II governed by Section 332 and Section 337 of the Code and that this Agreement constitutes a “plan of liquidation” within the meaning of Section 332 and Section 337 of the Code in respect of each Pre-Closing Holdco Merger.

ARTICLE VI

Conditions

6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Governmental Consents. (i) The waiting period applicable to the consummation of the Transactions under the HSR Act shall have expired or been earlier terminated and (ii) the governmental consents applicable to the consummation of the Transactions set forth on Schedule 6.1(a) of this Agreement shall have been obtained (or the applicable waiting period shall have expired or been earlier terminated) (clauses (i) and (ii), collectively, the “Required Governmental Consents”).

(b) Law; Order. No court or other Governmental Entity of competent jurisdiction over a material portion of the business of Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole (or the effect of which would have a material effect on Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole) shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect that prohibits or makes illegal the consummation of the Transactions (collectively, an “Order”).

(c) Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained.

(d) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(e) NASDAQ. The shares of Parent Common Stock comprising the Aggregate Merger Consideration shall have been authorized for listing on the NASDAQ subject to official notice of issuance.

(f) Governmental Consents. The Required Governmental Consents shall not impose any term, condition or consequence the acceptance of which would constitute a Regulatory Material Adverse Effect.

(g) Tax Treatment. For U.S. federal income tax purposes, the Merger will not fail to qualify for treatment as a “reorganization” under Section 368 of the Code (or substantially similar treatment under any amended, replacement or successor provision or provisions to Section 368 of the Code) as a result of any change to U.S. federal income Tax Law, or any change in official interpretation thereof, in each case after the date hereof.

6.2 Conditions to Obligations of Parent. The obligations of Parent to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties of the Company. (i) The representations and warranties of the Company set forth in Sections 4.1(a) (Organization, Good Standing and Qualification), 4.1(d)(i) (Absence of Certain Changes), 4.1(h) (Takeover Statutes), 4.2(h) (Relationship with inVentiv Health), 4.2(i) (Authority of the Company), 4.2(o) (Interested Stockholder) and 4.2 (p) (Accredited Investors) shall be true and correct in all respects as of the Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case as of such earlier date); (ii) the representations and warranties set forth in Sections 4.1(d)(ii)(D) (Absence of Certain Changes), 4.2(j)(iii) (Company Net Indebtedness) and 4.2(q) (Obligations to Sponsors) are true in all material respects as of the Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case as of such earlier date); (iii) the representations and warranties of the Company set forth in Section 4.2(g)(i) (Capital Stock of the Company) shall be true and correct except for de minimis inaccuracies as of the Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case as of such earlier date); (iv) all representations and warranties of the Company set forth in this Agreement other than those listed in clauses (i), (ii) and (iii) above shall be true and correct as of the Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case as of such earlier date), in each case, for purposes of this clause (iv) only, without giving effect to any Material Adverse Effect or other materiality qualification, limitation or exception contained therein, other than any failure to be so true and correct that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company; and (v) Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to the effect that such Chief Executive Officer has read this Section 6.2(a) and the conditions set forth in this Section 6.2(a) have been satisfied.

(b) Representations and Warranties of each Sponsor Party. (i) The representations and warranties of each Sponsor Party set forth in Sections 3.1 (Organization; Authorization), 3.4 (Ownership of Company Stock; Voting Power), 3.5 (Additional Company Stock) and 3.8 (Accredited Investor) of its respective Voting Agreement shall be true and correct as of the Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case as of such earlier date); (ii) all representations and warranties of each Sponsor Party set forth in Article III of its respective Voting Agreement other than those listed in clause (i) shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case as of such earlier date); and (iii) Parent shall have received at the Closing a certificate signed by such Sponsor Party to the effect that such Sponsor Party has read this Section 6.2(b) and the conditions set forth in this Section 6.2(b) have been satisfied.

(c) Performance of Obligations of the Company. The Company shall have performed and complied in all material respects with all covenants required to be performed by it under this Agreement on or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(d) Performance of Obligations of Each Sponsor Party. Each Sponsor Party shall have performed and complied in all material respects with all covenants required to be performed by it under the applicable Voting Agreement on or prior to the Closing Date, and Parent shall have received a certificate signed by such Sponsor Party to such effect.

(e) No Material Adverse Effect. Since the Execution Date, there shall not have occurred and be continuing any change, event, circumstances or development that has had, or would, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect on the Company.

(f) Management Agreements. The Sponsor Parties, the Company and their respective Affiliates and Subsidiaries shall have (i) terminated all Related Party Agreements of the Company and/or any of its Subsidiaries that are not set forth on Section 5.15 of the Company Disclosure Schedule, with such termination to be effective as of the Closing and (ii) caused all liabilities of the Company and its Subsidiaries under any and all Management Agreements to be extinguished immediately prior to the Closing, without any payment by or liability of the Company or any of its Subsidiaries therefor.

6.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties of Parent. (i) The representations and warranties of Parent set forth in Sections 4.1(a) (Organization, Good Standing and Qualification), 4.1(d)(i) (Absence of Certain Changes), 4.1(h) (Takeover Statutes) and 4.2(b) (Authority of Parent) shall be true and correct in all respects as of the Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case as of such earlier date); (ii) the representations and warranties of Parent set forth in Section 4.2(a)(i) (Capital Stock of Parent) shall be true and correct except for de minimis inaccuracies as of the Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case as of such earlier date); (iii) all representations and warranties of Parent set forth in this Agreement other than those listed in clauses (i) and (ii) above shall be true and correct as of the Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case as of such earlier date), in each case, for purposes of this clause (iii) only, without giving effect to any Material Adverse Effect or other materiality qualification, limitation or exception contained therein, other than any failure to be so true and correct that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent; and (iv) the Company shall have received at the Closing a certificate signed on behalf of Parent by the Chief Executive Officer of Parent to the effect that such Chief Executive Officer has read this Section 6.3(a) and the conditions set forth in this Section 6.3(a) have been satisfied.

(b) Performance of Obligations of Parent. Parent shall have performed and complied in all material respects with all covenants required to be performed by it under this Agreement on or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer of Parent to such effect.

(c) No Material Adverse Effect. Since the Execution Date, there shall not have occurred and be continuing any change, event, circumstances or development that has had, or would, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect on Parent.

ARTICLE VII

Termination

7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) Mutual Agreement. By written agreement of Parent and the Company;

(b) Termination Date. By either Parent or the Company, by giving written notice of such termination to the other Party, if the Closing shall not have occurred on or prior to 11:59 p.m. New York City time on November 10, 2017 (the “Termination Date”); provided, however, that if either Parent or the Company determines that additional time is necessary in order to forestall any action to restrain, enjoin or prohibit the Transactions by any Government Antitrust Entity or to obtain a Required Governmental Consent, then either Parent or the Company may, by written notice to the other party, extend the Termination Date to 11:59 p.m. New York City time on February 12, 2018 (and, upon either such extension, all references to the Termination Date shall be deemed to mean the Termination Date as so extended); provided, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure of the Closing to occur before the Termination Date;

(c) Order. By either Parent or the Company if any Order by a Governmental Entity of competent jurisdiction over a material portion of the business of Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole (or the effect of which would have a material and adverse effect on Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole) permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions shall become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any Party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused such Order to have been issued;

(d) Failure of Parent Stockholder Approval. By either Parent or the Company, if the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders Meeting (including all adjournments, recesses or postponements thereof);

(e) Failure of Company Stockholder Approval (Parent). By Parent, if the Company Stockholder Approval shall not have been obtained by the Consent Time;

(f) Failure of Company Stockholder Approval (Company). By the Company, if the Company Stockholder Approval shall not have been obtained by the Consent Time and has not been obtained at the time of termination and the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to terminate this Agreement would reasonably be expected to be inconsistent with the directors’ fiduciary obligations under Delaware Law;

(g) Parent Triggering Event. By the Company, prior to the time the Parent Stockholder Approval has been obtained, if there has been a Parent Triggering Event;

(h) Parent Breach. By the Company if there has been a breach of any covenant or agreement or any breach of or inaccuracy in any representation or warranty made by Parent in this Agreement, or any such representation or warranty shall have become untrue after the Execution Date, such that Section 6.3(a) or 6.3(b) would not be satisfied and such breach or condition is not curable by at least three (3) business days prior to the Termination Date, or, if curable by at least three (3) business days prior to the Termination Date, is not cured within the earlier of (i) thirty (30) days after written notice thereof is given by the Company to Parent and (ii) three (3) business days prior to the Termination Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(h) if there has been a breach of any covenant or agreement or any breach of or inaccuracy in any representation or warranty made by the Company in this Agreement, or a Sponsor Party under the Voting Agreement, such that Section 6.2(a), 6.2(b), 6.2(c) or 6.2(d) would not be satisfied (assuming the date of determination is the Closing Date);

(i) Company Breach. By Parent if there has been a breach of any covenant or agreement or any breach of or inaccuracy in any representation or warranty made by the Company in this Agreement, or by a Sponsor Party under the Voting Agreement, or any such representation or warranty shall have become untrue after the Execution Date, such that Section 6.2(a), 6.2(b), 6.2(c) or 6.2(d) would not be satisfied and such breach or condition is not curable by at least three (3) business days prior to the Termination Date, or, if curable by at least three (3) business days prior to the Termination Date, is not cured within the earlier of (i) thirty (30) days after written notice thereof is given by Parent to the Company and (ii) three (3) business days prior to the Termination Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(i) if there has been a breach of any covenant or agreement or any breach of or inaccuracy in any representation or warranty made by Parent such that Section 6.3(a) or 6.3(b) would not be satisfied (assuming the date of determination is the Closing Date); or

(j) Parent Superior Proposal. By Parent if (i) Parent Board authorizes Parent to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal that did not result from a breach of Section 5.2(a) in accordance with the terms of Section 5.2(b), (ii) substantially concurrently with the termination of this Agreement, Parent enters into an Alternative Acquisition Agreement providing for a Superior Proposal that did not result from a breach of Section 5.2 and (iii) prior to or concurrently with such termination, Parent pays to the Company in immediately available funds any fees required to be paid pursuant to Section 7.3(c).

7.2 Effect of Termination and Abandonment; Survival Following Termination. In the event of termination of this Agreement pursuant to this Article VII, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, (a) subject to Section 7.3(g), no such termination shall relieve any Party of any liability or damages to the other Party resulting from any knowing and intentional material breach of this Agreement and (b) the provisions set forth in this Section 7.2, Article VIII, Section 5.12 (Expenses), Section 7.3 (Termination Fees; Expenses) and in the Confidentiality Agreement shall survive the termination of this Agreement.

7.3 Termination Fees; Expenses.

(a) In the event this Agreement is terminated by Parent or the Company pursuant to Section 7.1(d) (Failure of Parent Stockholder Approval) or by the Company pursuant to Section 7.1(h) (Parent Breach), then Parent shall reimburse the Company and its Affiliates for all of their reasonable and documented Expenses (which shall not exceed $10,000,000 in the aggregate) (the “Company Expenses”). The Company Expenses shall be paid by wire transfer of immediately available funds promptly (and in any event within two (2) business days) following submission of statements therefor that document such Company Expenses. In the event this Agreement is terminated by Parent pursuant to Section 7.1(i) (Company Breach), then the Company shall reimburse Parent and its Subsidiaries for all of their reasonable and documented Expenses (which shall not exceed $10,000,000 in the aggregate) (the “Parent Expenses”). The Parent Expenses shall be paid by wire transfer of immediately available funds promptly (and in any event within two (2) business days) following submission of statements therefor that document such Parent Expenses.

(b) In the event this Agreement is terminated by the Company pursuant to Section 7.1(g) (Parent Triggering Event) in connection with a Parent Recommendation Change that relates to an Intervening Event, then Parent shall pay to the Company, in cash within two (2) business days after such termination, a fee in an amount equal to $70,700,000 (the “Regular Parent Termination Fee”).

(c) In the event this Agreement is terminated by the Company pursuant to Section 7.1(g) (Parent Triggering Event) (other than in connection with a Parent Recommendation Change that relates to an Intervening Event), then Parent shall pay to the Company, in cash within two (2) business days after such termination, a fee in an amount equal to $82,100,000 (the “Superior Proposal Parent Termination Fee”); or in the event this Agreement is terminated by Parent pursuant to Section 7.1(j) (Parent Superior Proposal), then Parent shall pay to the Company the Superior Proposal Parent Termination Fee concurrently with such termination.

(d) If (i) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(d) (Failure of Parent Stockholder Approval), by the Company pursuant to Section 7.1(b) (Termination Date), by Parent pursuant to Section 7.1(b) (Termination Date) at a time when the Company is also entitled to terminate this Agreement pursuant to Section 7.1(b) (Termination Date), or by the Company pursuant to Section 7.1(h) (Parent Breach), and (ii) (A) at or prior to the time of such termination and following the date of this Agreement a Parent Acquisition Proposal shall have been publicly disclosed and not withdrawn at least five (5) business days prior to the Parent Stockholders Meeting (in the case of termination pursuant to Section 7.1(d) (Failure of Parent Stockholder Approval)), prior to the Termination Date (in the case of termination pursuant to Section 7.1(b) (Termination Date)) or prior to the date of termination (in the case of termination pursuant to Section 7.1(h) (Parent Breach)), as applicable, and (B) within twelve (12) months after the date of any such termination, any Parent Acquisition Proposal is consummated or a definitive agreement contemplating a Parent Acquisition Proposal is executed that is later consummated, then Parent shall pay to the Company, in cash, at the time such Parent Acquisition Proposal is consummated, the Superior Proposal Parent Termination Fee less any Expenses previously paid pursuant to Section 7.3(a); provided, however, that for purposes of this Section 7.3(d), all references to “15%” in the definition of Parent Acquisition Proposal shall be deemed to be references to “50%”.

(e) If this Agreement is terminated by Parent pursuant to Section 7.1(e) (Failure of Company Stockholder Approval (Parent)) or by the Company pursuant to Section 7.1(f) (Failure of Company Stockholder Approval (Company)), then the Company shall pay to Parent, in cash within two (2) business days after such termination, a fee in the amount equal to $82,100,000 (the “Company Termination Fee”).

(f) The Parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the Transactions and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if a Party fails promptly to pay any amount due pursuant to this Section 7.3, and, in order to obtain such payment, the other Party commences a suit that results in a judgment against such first Party for any amount due pursuant to this Section 7.3, then such first Party shall pay the other Party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated in writing by the Company, in the case of the Regular Parent Termination Fee or the Superior

Proposal Parent Termination Fee, or by Parent, in the case of the Company Termination Fee. In no event shall both a Regular Parent Termination Fee and a Superior Proposal Parent Termination Fee be payable, and in no event shall a Regular Parent Termination Fee or a Superior Proposal Parent Termination Fee be payable more than once.

(g) Each Party agrees that, notwithstanding anything in this Agreement to the contrary, in the event that this Agreement is terminated under circumstances where the Regular Parent Termination Fee, the Superior Proposal Parent Termination Fee or the Company Termination Fee is payable and actually paid pursuant to this Section 7.3, then, as applicable, the payment of such fee shall be the sole and exclusive remedy of the Company, Parent, and their respective Subsidiaries, stockholders, Affiliates, officers, directors, employees and Representatives against the other Party or any of its Representatives, Affiliates, officers, directors or employees for, and in no event will the Company, Parent, or any of their respective Subsidiaries, stockholders, Affiliates, officers, directors, employees and Representatives seek to recover any other money damages or seek any other remedy (including any remedy for specific performance) based on a claim in law or equity with respect to, (1) any loss suffered, directly or indirectly, as a result of the failure of the Transactions to be consummated, (2) the termination of this Agreement, (3) any liabilities or obligations arising under this Agreement or (4) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement. Upon payment of any Superior Proposal Parent Termination Fee or Regular Termination Fee or Company Termination Fee in accordance with this Section 7.3, none of Parent or the Company or any of its Affiliates or Representatives shall have any further liability or obligation to the other Party relating to or arising out of this Agreement.

ARTICLE VIII

Miscellaneous and General

8.1 Survival Following Merger. This Article VIII and the agreements of the Company and Parent contained in Article II, Article III, Sections 5.9 (Stock Exchange Listing), 5.11(a) (Employee Benefits), 5.12 (Expenses) and 5.13 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger.

8.2 Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in writing by the Parties hereto, by action of the board of directors of the respective Parties. Notwithstanding the foregoing, no amendments, waivers or modifications to the definition of “Financing Sources”, the definition of “Financing Related Parties” or the provisions of which the Financing Sources and

Financing Related Parties are expressly made third party beneficiaries pursuant to Section 8.8 that are materially adverse to any Financing Source or Financing Related Party shall be permitted without the prior written consent of the Financing Sources.

8.3 Waiver of Conditions. The conditions to each of the Parties’ obligations to consummate the Merger are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law.

8.4 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

8.5 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The Parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in the Court of Chancery of the State of Delaware, or if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided, that if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, such action or proceeding shall be heard in the United States District Court for the District of Delaware (the “Selected Courts”). The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. Notwithstanding anything in this Agreement to the contrary, each Party hereto hereby irrevocably and unconditionally agrees that (i) it will not bring, or support any Person in, any action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Committed Debt Financing or the performance thereof, in any forum other than a court of competent jurisdiction sitting in the Borough of Manhattan of the City of New York, whether a state or federal court, and any appellate court thereof, and each Party hereto submits for itself and its property with respect to any such action to the exclusive jurisdiction of such court, (ii) except as specifically set forth in the Debt Commitment Letter or definitive financing documentation, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources in any way relating to this Agreement, the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal Laws of the State of New York, without giving effect to principles or rules or conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction, and (iii) the provisions of Section 8.5(b) relating to the waiver of jury trial shall apply to any such action, suit or proceeding.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE VOTING AGREEMENT, THE STOCKHOLDERS AGREEMENTS OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.

(c) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Selected Courts, this being in addition to any other remedy to which such Party is entitled at Law or in equity.

8.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile, electronic mail or overnight courier:

INC RESEARCH HOLDINGS, INC.

3201 Beechleaf Court, Suite 600

Raleigh, North Carolina 27604

Attention: Chris Gaenzle

Email: Chris.Gaenzle@INCResearch.com

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Krishna Veeraraghavan and Scott Crofton

Facsimile: (212) 558-3588

Email: veeraraghavank@sullcrom.com; croftons@sullcrom.com

If to the Company:

DOUBLE EAGLE PARENT, INC.

Independence Wharf

470 Atlantic Avenue 11th floor

Boston, MA 02210

Attention: Eric Green, General Counsel

Facsimile: (973) 602-1486

Email: Eric.Green@inventivhealth.com

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Michael J. Aiello and Sachin Kohli

Facsimile: (212) 310-8007

Email: michael.aiello@weil.com; sachin.kohli@weil.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or electronic mail (provided, that if given by facsimile or electronic mail such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

8.7 Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule, the Voting Agreements, the Stockholders Agreements and the Confidentiality Agreement, dated January 19, 2017, between Parent and the Company (the “Confidentiality Agreement”) and the Clean Team Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter of this Agreement. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT (INCLUDING THE DISCLOSURE SCHEDULES) AND THE VOTING AGREEMENTS, NEITHER PARENT NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT, THE VOTING AGREEMENTS OR THE TRANSACTIONS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING, AND EACH HEREBY DISCLAIMS RELIANCE UPON ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION MADE BY, OR MADE AVAILABLE BY, THE OTHER PARTY OR THE OTHER PARTY’S REPRESENTATIVES. Parent acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company. The Company acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of Parent. Each Party, in making its respective determination to proceed with the transactions contemplated by this Agreement and the Voting Agreements to which it is party, and the Stockholders Agreements to which it is party, relied on the results of its own independent investigation and verification and on the representations and warranties expressly and specifically set forth in this Agreement, including the Disclosure Schedules, and the Voting Agreements to which it is party. Notwithstanding anything to the contrary herein, nothing herein shall limit any remedy Parent or its Affiliates or Company and its Affiliates may have for fraud.

8.8 No Third Party Beneficiaries. Except as provided in Section 5.13 (Indemnification; Directors’ and Officers’ Insurance), Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Party hereto, in accordance with and subject to the terms of this Agreement and this Agreement is not intended to, and does not, confer upon any Person other than the Parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein; provided, that each Financing Source and each Financing Related Party shall be a third party beneficiary to Section 8.2, the last sentence of Section 8.5(a), Section 8.5(c) this Section 8.8, Section 8.13 and Section 8.14. The Parties hereto further agree that the rights of third party beneficiaries under Section 5.13 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the Parties hereto in accordance with Section 8.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto. Consequently, Persons other than the Parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

8.9 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

8.10 Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

8.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

8.12 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” or its correlatives with respect to documents and information of (i) any Party shall be deemed to include any documents that have been provided in the virtual data site relating to the Transactions and been made accessible to the receiving Party as of 11:59 p.m. New York City time on May 9, 2017 or (ii) Parent shall be deemed to include any documents filed or furnished with the SEC.

(b) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(c) Each Party to this Agreement has or may have set forth information in its Disclosure Schedule in a section of such Disclosure Schedule that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Schedule to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

8.13 Assignment. This Agreement shall not be assignable by operation of Law or otherwise, except that the Company (or one or more of its Affiliates) shall have the right, without the prior written consent of Parent, to assign all or any portion of its rights, interests and obligations under this Agreement to any Financing Source pursuant to terms of the Committed Debt Financing or the Best Efforts Debt Financing, as applicable, for purposes of creating a security interest herein or otherwise assigning collateral in respect of the Committed Debt Financing or the Best Efforts Debt Financing, as applicable. Any purported assignment in violation of this Agreement is void.

8.14 Provisions Related to the Financing Sources. Notwithstanding anything herein to the contrary, Parent, agrees that neither it, nor any of its former, current or future officers, directors, managers, employees, members, partners, agents or other representatives and Affiliates (collectively, “Parent Related Parties”), shall have any claim against any Financing Source, any lender participating in the Committed Debt Financing, any lender participating in the Best Efforts Debt Financing or any of their respective former, current or future general or limited partners, stockholders, managers, members, agents, representatives, Affiliates, successors or assigns (collectively,

“Financing Related Parties”), nor shall any Financing Related Party have any liability whatsoever to any Parent Related Party, in connection with the Committed Debt Financing, the Best Efforts Debt Financing, or in any way relating to this Agreement or any of the transactions contemplated hereby, whether at law, in equity, in contract, in tort or otherwise, in each case, whether arising, in whole or in part, out of comparative, contributory or sole negligence by any Financing Related Party; provided, that this Section 8.14 shall not amend, modify or limit the rights of any Parent Related Party, the Company and/or any of its subsidiaries under the Debt Commitment Letter or the Best Efforts Engagement Letter, any existing debt facility, or any definitive financing document entered into in connection with the Committed Debt Financing or the Best Efforts Debt Financing.

8.15 Non-recourse. Notwithstanding anything to the contrary contained herein, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to the non-performance of this Agreement, or the negotiation, execution or performance of this Agreement or the Transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as Parties in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the Parties or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any Party against the other Parties hereto, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party (including any of the Sponsor Parties) under this Agreement. Nothing herein precludes the Parties or any Non-Recourse Parties from exercising any rights, and nothing herein shall limit the liability or obligations of any Non-Recourse Party, in each case under the Voting Agreements, Stockholders Agreements or any other agreement to which they are specifically a party or an express third party beneficiary thereof.

ARTICLE IX

Definitions

9.1 Definitions. As used in this Agreement, the following terms have the following respective meanings:

“Action” means any action, suit, claim, arbitration, investigation, inquiry, audit, examination, grievance or other proceeding by or before a Governmental Entity.

“Adverse Drug Event” means any untoward medical occurrence associated with the use of a drug in humans, whether or not considered drug related, pursuant to FDA regulation 21 CFR 312.32 and Art. 2 lit. (m) of the Directive.

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided, that Thomas H. Lee Partners, L.P. and Advent International Corporation, each of their respective investment fund affiliates, and any portfolio company in which Thomas H. Lee Partners, L.P., Advent International Corporation, or any of their respective investment fund affiliates have made a debt or equity investment, to the extent they (i) are not a holder of Shares, (ii) do not control a holder of Shares and (iii) do not have any agreements, arrangements or understandings with the Company or any of its Subsidiaries that were not entered into on an arm’s length basis in the ordinary course of the Company’s business, shall not be deemed an Affiliate of the Company and its Subsidiaries.

“Cash and Cash Equivalents” means, expressed as United States dollars, cash and cash equivalents, marketable securities and short-term instruments of the Company and its Subsidiaries determined on a consolidated basis, including amounts of any checks, drafts and wires received but uncleared as of such time determined using the same accounting principles, practices and methods as were used in the preparation of the Company Audited Financial Statements and excluding (i) overdraft balances, (ii) outstanding checks and wire transfers that have been transmitted or delivered but have not cleared and (iii) any declared dividends and dividend equivalents that are unpaid as of immediately prior to the Effective Time.

“Clinical Segment” of a Party means such Party’s clinical business, including its contract research organization business.

“Commercial Segment” of a Party means such Party’s commercialization services business, including selling solutions, communications, consulting and medication adherence.

“Company Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by the Company or any of its subsidiaries. Company Benefit Plans include, but are not limited to ERISA Plans, employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.

“Company Intellectual Property” means any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Option” means each outstanding option to purchase Shares under the Company Stock Plans.

“Company Option Share Equivalent” means, as determined individually for each Company Option outstanding as of the Closing (after giving effect to any vesting or forfeiture in connection with the Transactions), the product of (x) the number of Shares covered by such Company Option and (y) the ratio of (A) the positive difference, if any, between the Company Share Value minus the exercise price applicable to such Company Option to (B) the Company Share Value (such that, for the avoidance of doubt, the Company Option Share Equivalent for any Company Option for which the exercise price is equal to or greater than the Company Share Value shall be zero).

“Company RSUs” means each outstanding restricted stock unit under the Company Stock Plans.

“Company Share Value” means the product of (x) the average closing price of Parent Common Stock on the NASDAQ for the ten days prior to the Closing Date and (y) the Per Share Consideration.

“Company Stockholder” means a holder of one or more Shares.

“Company Stockholder Approval” means the affirmative vote or written consent of the holders of at least a majority of the votes represented by all outstanding Shares entitled to vote on the adoption of this Agreement.

“Computer Software” means computer software (including websites, mobile sites, mobile applications, HTML code, firmware and other software embedded in hardware devices), data files, source and object codes, APIs, tools, user interfaces, manuals and other specifications and documentation and all know-how relating thereto.

“Contract” means any bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written.

“control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“DGCL” means the General Corporation Law of the State of Delaware, 8 Del. C. § §101 et. seq.

“Directive” means Directive 2001/20/EC of the European Parliament and of the Council of 4 April 2001, as amended, and all related legislation or regulations.

“Disclosure Schedule” means either the Parent Disclosure Schedule or Company Disclosure Schedule.

“Environmental Laws” means any Law relating to: (a) the protection, of the environment, natural resources or health and safety (to the extent relating to Hazardous Substances) and (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any Hazardous Substance.

“Existing Company Credit Facilities” means (i) the First Lien Term Loan Credit Agreement, dated as of November 9, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Existing Company Term Loan Agreement”), among, inter alia, inVentiv Group Holdings, Double Eagle Intermediate II, Inc., the financial institutions party thereto as lenders and Goldman Sachs Bank USA, as administrative agent and collateral agent and (ii) the ABL Credit Agreement, dated as of November 9, 2016, among inVentiv Group Holdings and inVentiv Health, as borrowers, Double Eagle Intermediate II, Inc., the financial institutions party thereto as lenders and Bank of America, N.A., as administrative agent and collateral agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Existing Company ABL Credit Agreement”).

“Existing Company Notes” means the 7.500% Senior Notes due 2024 issued under that certain indenture dated as of October 14, 2016 (as supplemented by the First Supplemental Indenture, dated as of November 9, 2016), among inVentiv Group Holdings, inVentiv Health and inVentiv Health Clinical, Inc., as issuers, the parties that are signatories thereto as guarantors and Wilmington Trust, National Association, as trustee.

“Existing Company UK Facility” means the Credit Agreement, dated as of July 1, 2015, among inVentiv Health Clinical UK Ltd, inVentiv Health Switzerland GmbH, each lender from time to time party thereto and Barclays Bank PLC, as administrative agent, collateral agent and L/C issuer, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Existing Parent Credit Facility” means the Credit Agreement, dated as of May 14, 2015, by and among, inter alios¸ Parent, INC Research, LLC, as borrower, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Federal Health Care Program” has the meaning set forth in 42 U.S.C. § 1320a-7b(f).

“Financing Sources” means the Persons or their respective Affiliates that have committed to provide or otherwise entered into agreements in connection with the Committed Debt Financing or the Best Efforts Debt Financing, including (i) the parties named in the Debt Commitment Letter, any joinder agreements or credit agreements entered into pursuant to the Debt Commitment Letter and the Fee Letter (and their respective successors and permitted assigns), (ii) the parties named in the Best Efforts Engagement Letter, any joinder agreements or credit agreements entered into pursuant to the Best Efforts Engagement Letter and the Best Efforts Fee Letter (and their respective successors and permitted assigns) and (iii) the Persons or their respective Affiliates that have committed to provide or otherwise entered into definitive financing documents contemplated by the Debt Commitment Letter or the Best Efforts Engagement Letter (and, in each case, their respective successors and permitted assigns) together with, in each case, their and their respective Affiliates’ officers, directors, employees, managers, members, accountants, consultants, investment bankers, legal counsel, agents and other advisors and representatives.

“Fully Diluted Company Shares Number” means the sum, as of immediately prior to the Effective Time, of the number of (1) outstanding Shares, (2) outstanding Company RSUs (after giving effect to any vesting or forfeiture in connection with the Transactions) and (3) the aggregate of all Company Option Share Equivalents.

“GAAP” means United States generally accepted accounting principles as in effect on the date or for the period with respect to which such principles are applied.

“Government Antitrust Entity” means each Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Law.

“Governmental Entity” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; or (b) transnational, domestic or foreign federal, state, local, municipal governmental, quasi-governmental, regulatory, legislative or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substance” means (a) any substance regulated under any Environmental Law due to a potential for harm including those listed, classified or regulated pursuant to any Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant” or words of similar meaning and regulatory effect and (b) any petroleum product or by-product, asbestos-containing material, lead-containing paint, polychlorinated biphenyls, mold, medical waste, biohazards, radioactive material or radon.

“Health Care Laws” means, collectively, any and all local, state, federal, national, supranational and foreign health care laws, rules, regulations, orders, guidelines, requirements, manual provisions, policies and administrative guidance relating to the regulation of the Company including, without limitation, Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), the State Children’s Health Insurance Program (Title XXI of the Social Security Act), CHAMPVA, the Veterans Health Administration Programs, TRICARE, good manufacturing practices, good clinical practices, good laboratory practices, all applicable industry standards and codes of ethics, any government payment program or any law governing the licensure of or regulation of health care providers, suppliers, professionals, manufacturers, facilities or payors or otherwise governing or regulating the provision of, or payment for, medical services, or the manufacture, testing (including clinical studies), packaging, labeling, advertising, importing, exporting, storing, handling, warehousing, distribution or sale of therapeutic products, active pharmaceutical ingredients, pharmaceuticals, medical devices or medical supplies, any law or doctrine governing the practice of medicine or other health professions, telemedicine, disease management or medication management, any law governing the conduct of clinical research, the U.S. Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.), the Public Health Service Act (42 U.S.C. § 201 et seq.), the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn) including any anti-markup or other pertinent provisions located in annual updates to the Physician Fee Schedule Final Rule and the Inpatient Prospective Payment System Final Rule, the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), the false statements law (42 U.S.C. § 1320a-7b(a)), the exclusion laws (42 U.S.C. § 1320a-7), the Civil Monetary Penalties Law including the Anti-Inducement Law (42 U.S.C. § 1320a-7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), the Federal Health Care Fraud Law (18 U.S.C. § 1347), the criminal false claims statutes (18 U.S.C. §§ 286, 287 and 1001), the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, the Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and any counterpart or comparable State laws, and all regulations promulgated pursuant to such laws. Health Care Laws further includes all directives, regulations, decisions, guidelines and other regulatory framework with relevance for the Company’s business issued by the European Union, including, but not limited to the Directive, Reg. (EC) 536/2014, Dir.

2001/83/EC, Reg. (EC) 726/2004 and Dir. 2005/28/EC, and any relevant national legal framework in European Union Member States, or any other international or national legal framework that is applicable to the Company’s activities.

“HIPAA” shall mean the Health Insurance Portability & Accountability Act of 1996, 42 U.S.C. § 1320d et seq., and Subtitle D of the Health Information Technology for Economic and Clinical Health Act of 2009, 42 U.S.C. § 17921, et seq., as amended, and any Law related thereto.

“Indebtedness” means, with respect to any Person, without duplication, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) (i) of such Person and its Subsidiaries for borrowed money, (ii) evidenced by notes, bonds, debentures or similar contracts or instruments, (iii) for capitalized lease obligations of the Person and its Subsidiaries, (iv) of the Person and its Subsidiaries for the reimbursement of any obligor, to the extent drawn, on any letter of credit, banker’s acceptance or similar transaction, (v) of the Person and its Subsidiaries arising under interest rate protection agreements, swap agreements, collar agreements, currency and commodity derivative instruments, hedging transactions and other similar arrangements (valued at the termination value thereof), (vi) under conditional sale or other title retention agreements relating to property or assets, (vii) for the deferred purchase price of property, goods or services, and (viii) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, in each case, without duplication among such Person and its Subsidiaries.

“Intellectual Property” means any or all of the following whether arising under the laws of the United States or of any other jurisdiction in the world: (a) patents, utility models, patent applications, statutory invention registrations, inventions, discoveries and invention disclosures, and all related continuations, continuation-in-part, divisions, reissues, re-examinations, substitutions, and extensions thereof, (b) rights in trademarks, service marks, trade names, corporate names, service names, symbols, logos, trade dress, packaging design, slogans, Internet domain names, and other similar identifiers of origin, in each case whether or not registered, and any and all common law rights thereto, and registrations and applications for registration thereof and any goodwill associated therewith, (c) published and unpublished works of authorship whether or not copyrightable, in each case whether or not registered or sought to be registered, copyrights in and to the foregoing, together with all common law rights and moral rights therein, and any applications and registrations therefor, (d) trade secrets rights under applicable law in any information, including inventions, discoveries, formulae, know-how, and confidential or proprietary information, (e) mask work rights, and (f) other intellectual property or proprietary rights associated therewith.

“Intermediate I” means Intermediate I, Inc., a direct wholly-owned subsidiary of the Company.

“Intermediate II” means Intermediate II, Inc., a direct wholly-owned subsidiary of Intermediate I.

“inVentiv Group Holdings” means inVentiv Group Holdings, Inc., a direct wholly-owned subsidiary of Intermediate II.

“inVentiv Health” means inVentiv Health, Inc., a direct wholly-owned subsidiary of inVentiv Group Holdings.

“IT Systems” with respect to a Representing Party means all information technology and computer systems (including Computer Software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, used in or necessary to the conduct of the business of the Representing Party.

“Knowledge” means (i) with respect to the Company, the actual knowledge of each of the individuals listed in Section 1.1(a) of the Company Disclosure Schedule, after reasonable inquiry by such individual and (ii) with respect to Parent, the actual knowledge of each of the individuals listed in Section 1.1(a) of the Parent Disclosure Schedule, after reasonable inquiry by such individual. With respect to Intellectual Property, “Knowledge” does not require the Company, Parent or any of the foregoing individuals to conduct, have conducted, obtain, or have obtained any freedom to operate opinions or similar opinions of counsel or any patents, trademarks or other Intellectual Property clearance searches, and no knowledge of any third party patents, trademarks, or other Intellectual Property that would have been revealed by such inquiries, opinions or searches will be imputed to the Company or Parent, as applicable, unless such opinions were obtained.

“Law” means any federal, state, provincial, local, municipal, foreign or other law (including common law), statute, constitution, resolution, ordinance, rule, code, edict, decree, regulation, order, judgment, injunction, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity including the Health Care Laws and Regulatory Laws.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or limitation on transfer (other than such a limitation arising under federal or state securities Laws) in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Losses” mean any and all damages, losses, charges, liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, taxes, interest, penalties, diminution in value and costs and expenses (including removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring, attorneys’ fees and out-of-pocket disbursements).

“Management Agreement” means any Contract, agreement, arrangement or understanding by the Company and/or any of its Subsidiaries, on the one hand, and any Sponsor Party or Affiliate thereof, on the other hand.

“Material Adverse Effect” with respect to Parent or the Company means any fact, circumstance, development, event, change, occurrence or effect (each, an “Effect”) that, individually or in the aggregate together with all other Effects, (i) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition or results of operations of such Party and its Subsidiaries, taken as a whole or (ii) materially impairs the ability of such Party to consummate, or prevents or materially delays, the Transactions or would reasonably be expected to do so, other than, in the case of clause (i), any Effect to the extent arising out of or resulting from (A) changes in general economic, financial market, business or geopolitical conditions, (B) the conditions or general changes or developments in any of the industries in which such Party or its Subsidiaries operate, (C) any hurricane, tornado, flood, earthquake or other natural disasters or calamities, (D) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, proposal or change in any applicable Laws or applicable accounting regulations or principles (including GAAP or, in the case of Parent, any rule promulgated by the SEC) or interpretations thereof, (E) any failure by such Party to meet internal, published, or, in the case of Parent, security analyst projections, forecasts or revenue or earnings predictions, in and of itself (provided, that (1) this clause (E) shall not be construed as implying that such Party is making any representation or warranty with respect to any internal or public projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period other than the representations and warranties, in the case of Parent, contained in Section 4.2(c) (Parent SEC Reports) and, in the case of the Company, contained in Section 4.2(k) (Financial Reports of the Company) and (2) the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (F) any outbreak or escalation of hostilities, geopolitical conditions or any acts of war or terrorism; (G) the announcement of, or compliance with the terms of, this Agreement and the Transactions, including (1) the initiation of litigation by any Person with respect to this Agreement (including any proceeding brought or threatened by any of Parent’s stockholders or the Company’s stockholders (whether on behalf of Parent, the Company or otherwise) asserting allegations of breach of fiduciary duty relating to the Agreement or violations of securities laws in connection with the Proxy Statement, (2) any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Party and its Subsidiaries due to the announcement and performance of this Agreement or the identity of the Parties to this Agreement and (3) any communication by the Party or any of its Affiliates regarding the plans or intentions of the Party or its Affiliates with respect to the conduct of the business of the Party and the Party’s Subsidiaries following the Closing; provided, that this clause (G) shall not apply to any representation or warranty or condition to the extent that the purpose of such representation or warranty or condition is to address the consequences resulting from the execution, announcement or pendency of this Agreement or the Transactions, including the representations and warranties set forth in Section 4.1(c) (No Conflict; Consents and Approvals); (H) in the case of Parent, any changes in the market price or trading volume of Parent Common Stock, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect on Parent); (I) any change in such Party’s credit rating (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); or (J) the occurrence of an event of default under the Existing Parent Credit Facility (in the case of Parent) or any Existing Company Credit Facility or the Existing Company Notes (in the case of the Company) as a result of the Parent Refinancing not being effected due to the unavailability of the Committed Debt Financing; provided, however, that any Effect referred to in clauses (A), (B), (C), (D) and (F) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such Effect has had a disproportionate effect on such Party and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which such Party or its Subsidiaries operate.

“NASDAQ” means the NASDAQ Global Select Market (a listing tier of the registered national securities exchange operated by The NASDAQ Stock Market LLC).

“Net Indebtedness” of the Company means (i) the Indebtedness of the Company and its Subsidiaries minus (ii) Cash and Cash Equivalents of the Company and its Subsidiaries.

“Other Stockholder” means holders of Shares other than: (i) the Sponsor Parties, (ii) Blane Walter, and (iii) their respective transferees who acquire any Shares following the Execution Date.

“Parent Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by the Parent or any of its Subsidiaries. Parent Benefit Plans include, but are not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (“ERISA Plans”), employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.

“Parent Common Stock” means the Class A common stock, par value $0.01 per share, of Parent.

“Parent Intellectual Property” means any Intellectual Property owned or purported to be owned by Parent or any of its Subsidiaries.

“Parent Triggering Event” means: (A) the Parent Board or any committee thereof shall have made a Parent Recommendation Change; or (B) a tender or exchange offer relating to the Parent Common Stock shall have been commenced and Parent shall not have publicly disclosed to its stockholders, within ten (10) business days after the commencement of such tender or exchange offer (or, if earlier, prior to the Parent Stockholders Meeting), a statement disclosing that Parent recommends rejection of such tender or exchange offer and reaffirming its recommendation of this Agreement and the Merger; or (C) a transaction with respect to a Parent Acquisition Proposal is publicly announced, and Parent fails to issue a press release that reaffirms its recommendation of this Agreement and the Merger, within five (5) business days after receipt of a written request to do so from the Company; provided, that, in the case of this clause (C), the Parent Board shall not be obligated to reaffirm its recommendation more than once in connection with any one Parent Acquisition Proposal (with each material amendment of a Parent Acquisition Proposal being considered for purposes of this definition as a new Parent Acquisition Proposal).

“Permit” means any (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law; or (b) right under any Contract with any Governmental Entity.

“Permitted Liens” of a Party means (i) Liens for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings and, if required by GAAP, for which adequate reserves have been established in the balance sheet of such Party as of March 31, 2017 in accordance with GAAP that is part of the Company Financial Statements (in the case of the Company) or the Parent SEC Reports (in the case of Parent), (ii) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar statutory liens or other encumbrances arising in the ordinary course of business by operation of applicable Law, (iii) statutory liens securing payments not yet due and payable, including liens of lessors pursuant to the terms of any lease, (iv) Liens on the interests of the landlords under the leases listed on Section 9.1 (Permitted Liens) of the Party’s Disclosure Schedule, (v) such imperfections or irregularities of title, Liens, charges, easements, covenants and other restrictions or encumbrances as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as currently conducted; easements, rights of way or other similar matters or restrictions or exclusions relating to real property which would be shown by a current title report or other similar report, (vi) pledges or deposits made in the ordinary course of business consistent with past practices to secure obligations under workers’ compensation, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, (vii) requirements and restrictions of zoning, building and other applicable Laws and municipal bylaws, and development, site plan, subdivision or other agreements with municipalities that do not materially interfere with the business of the Party and the Party’s Subsidiaries, (viii) non-exclusive licenses of rights in Intellectual Property made in the ordinary course of business consistent with past practice, (ix) Liens created by any of the Contracts and listed in Section 9.1 (Permitted Liens) of the Party’s Disclosure Schedule, (x) Liens incurred in the ordinary course of business consistent with past practice in connection with any purchase money security interests, equipment leases or similar financing arrangements or (xi) Liens that are not material to the Party and its Subsidiaries, taken as a whole.

“Privacy Rights” means rights that are provided (i) (A) under applicable U.S., state and foreign Laws (including the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated under Title II, Subtitle F - Administrative Simplification thereof), or (B) under contractual agreements and policies binding upon Parent or its Subsidiaries or Company or its Subsidiaries, as the case may be, and (ii) that relate to the privacy of or the collecting, storing, using, transmitting, disclosing, destroying, or disposing of confidential, personally identifiable, prescriber identifiable or personal health information or any other personal information or data applicable to Parent or its Subsidiaries or Company or its Subsidiaries, as the case may be.

“Registered” means issued by, filed with, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

“Representing Party Intellectual Property” means Parent Intellectual Property when used with respect to Parent and means Company Intellectual Property when used with respect to the Company.

“Significant Subsidiary” has the meaning set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act.

“Subsidiary” of a Person means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the outstanding shares of capital stock, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (ii) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Written Consent” of a Person means the signed written consent of such Person in the form attached hereto as Exhibit A.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto as of the date first written above.

DOUBLE EAGLE PARENT, INC.

By:	/s/ Brandon Eldredge
	Name:	Brandon Eldredge
	Title:	Senior Vice President, Corporate Strategy & Development

INC RESEARCH HOLDINGS, INC.

By:	/s/ Alistair Macdonald
	Name:	Alistair Macdonald
	Title:	Chief Executive Officer

ANNEX A

DEFINED TERMS

Terms	Section
280G Stockholder Vote	5.11(b)
Action	9.1
Adverse Drug Event	9.1
Affiliate	9.1
Aggregate Merger Consideration	3.1(a)
Agreement	Preamble
Alternative Acquisition Agreement	5.2(f)(ii)
Anti-Bribery Laws	4.1(r)
Bankruptcy and Equity Exception	4.2(b)(i)
Best Efforts Debt Financing	5.17(e)
Best Efforts Engagement Letter	4.2(m)
Best Efforts Fee Letter	4.2(m)
business day	1.3
By-Laws	2.2
Cash and Cash Equivalents	9.1
Certificate	3.2(a)
Charter	2.1
Clinical Segment	9.1
Closing	1.3
Closing Date	1.3
Code	3.3(h)
Commercial Segment	9.1
Committed Debt Financing	4.2(m)
Communicating Party	5.11(d)
Company	Preamble
Company Acquisition Proposal	5.3(d)
Company Audited Financial Statements	4.2(k)(i)
Company Benefit Plan	9.1
Company Board	4.2(i)(ii)
Company Debt Repayments	5.16
Company Disclosure Schedule	4.1
Company Expenses	7.3(a)
Company Financial Statements	4.2(k)(i)
Company Intellectual Property	9.1
Company Merger Agreement	4.1(o)(i)(K)
Company Option	9.1
Company Option Share Equivalent	9.1
Company RSUs	9.1
Company SEC Reports	4.1
Company Share Value	9.1

Company Stock Plans	4.2(g)(i)(B)
Company Stockholder	9.1
Company Stockholder Approval	9.1
Company Stockholder Litigation	5.22(b)
Company Termination Fee	7.3(e)
Computer Software	9.1
Confidentiality Agreement	8.7
Consent Time	5.6
Consumer Privacy Laws	4.1(t)(vii)
Continuing Employee	5.11(a)
Contract	9.1
control	9.1
Covenanting Party	5.1
Covenanting Party’s Benefit Plan	5.1(q)
Credit Suisse	4.2(l)
CSA	4.1(s)(i)
DEA	4.1(s)(i)
Debt Commitment Letter	4.2(m)
Delaware Certificate of Merger	1.4
DGCL	9.1
Directive	9.1
Disclosure Schedule	9.1
Dissenting Stockholders	3.2(a)
Effect	9.1
Effective Time	1.4
Employees	4.1(f)(i)
Environmental Laws	9.1
ERISA	4.1(f)(i)
ERISA Plans	9.1
Exchange Act	4.1(c)(ii)
Exchange Agent	3.3(a)
Exchange Fund	3.3(a)
Excluded Share	3.2(a)
Excluded Shares	3.2(a)
Execution Date	4.1(x)(i)
Existing Company ABL Credit Agreement	9.1
Existing Company Credit Facilities	9.1
Existing Company Notes	9.1
Existing Company Term Loan Agreement	9.1
Existing Company UK Facility	9.1
Existing Parent Credit Facility	9.1
Expenses	5.12
FDA	4.1(s)(i)
FDCA	4.1(s)(i)
Federal Health Care Program	9.1

Fee Letter	4.2(m)
Financing Related Parties	8.14
Financing Sources	9.1
Fully Diluted Company Shares Number	9.1
GAAP	9.1
Government Antitrust Entity	9.1
Governmental Entity	9.1
Hazardous Substance	9.1
Health Care Laws	9.1
HHS	4.1(t)(ii)
HIPAA	9.1
HSR Act	4.1(c)(ii)
Indebtedness	9.1
Indemnified Parties	5.13(a)
Information Statement	5.4(d)
Intellectual Property	9.1
Intermediate I	9.1
Intermediate II	9.1
Intervening Event	5.2(g)
inVentiv Group Holdings	9.1
inVentiv Health	9.1
IT Systems	9.1
Knowledge	9.1
Labor Agreement	4.1(k)(ii)
Law	9.1
Leased Property	4.1(p)(ii)
Leases	4.1(p)(ii)
Lien	9.1
Losses	9.1
Management Agreement	9.1
Material Adverse Effect	9.1
Material Contract	4.1(o)(i)
Material Customers	4.1(y)(i)
Material Suppliers	4.1(y)(ii)
Measurement Date	4.2(a)
Merger	Recitals
Multiemployer Plan	4.1(f)(ii)
NASDAQ	9.1
Net Indebtedness	9.1
Non-Recourse Party	8.15
Obligations to Sponsors	4.2(q)
Order	6.1(b)
Other Stockholder	9.1
Owned Property	4.1(p)(i)
Parent	Preamble

Parent Acquisition Proposal	5.2(e)
Parent Benefit Plan	9.1
Parent Board	4.2(b)(ii)
Parent Common Stock	9.1
Parent Disclosure Schedule	4.1
Parent Expenses	7.3(a)
Parent Financial Advisor	4.2(e)
Parent Intellectual Property	9.1
Parent Options	4.2(a)(i)
Parent Preferred Stock	4.2(a)(i)
Parent PSUs	4.1(a)(i)
Parent Public Contracts	4.1(o)(i)
Parent Related Parties	8.14
Parent Recommendation	4.2(b)(ii)
Parent Recommendation Change	5.2(g)
Parent Refinancing	4.2(m)
Parent RSUs	4.2(a)(i)
Parent SEC Reports	4.2(c)
Parent Stock Plans	4.2(a)(i)
Parent Stockholder Approval	4.2(b)(i)
Parent Stockholder Litigation	5.22(a)
Parent Stockholders Meeting	5.5
Parent Triggering Event	9.1
Parties	Preamble
Party	Preamble
Per Share Consideration	3.1(b)
Permit	9.1
Permitted Liens	9.1
Person	3.3(f)
Pre-Closing Holdco Mergers	1.1
Privacy Rights	9.1
Proxy Statement	5.4(b)
Registered	9.1
Regular Parent Termination Fee	7.3(b)
Regulatory Laws	4.1(s)(i)
Regulatory Material Adverse Effect	5.7(a)(v)
Related Party Agreement	4.1(q)
Representatives	5.2(a)
Representing Party	4.1
Representing Party Benefit Plans	4.1(f)(i)
Representing Party Employees	4.1(k)(i)
Representing Party ERISA Affiliate	4.1(f)(iii)
Representing Party ERISA Plan	4.1(f)(ii)
Representing Party Intellectual Property	9.1
Representing Party IT Assets	4.1(l)(iv)

Representing Party Material Contract	4.1(o)(i)
Representing Party Non-U.S. Benefit Plans	4.1(f)(i)
Representing Party Pension Plan	4.1(f)(ii)
Representing Party U.S. Benefit Plans	4.1(f)(ii)
Required Governmental Consents	6.1(a)
Revenue Recognition Rule	5.24
Sarbanes-Oxley Act	4.2(c)
SEC	3.6(d)
Securities Act	3.6(d)
Selected Courts	8.5(a)
Share Issuance	4.2(b)(i)
Shares	3.2(a)
Significant Subsidiary	9.1
Sponsor Parties	Recitals
Sponsor Party	Recitals
Stockholders Agreement	Recitals
Subsidiary	9.1
Superior Proposal	5.2(e)
Superior Proposal Parent Termination Fee	7.3(c)
Superior Proposal Termination	5.2(g)
Surviving Corporation	1.2
Surviving Corporation Benefit Plans	5.11(a)
Takeover Statute	4.1(h)
Tax Return	4.1(j)
Tax Sharing Agreement	4.1(j)(iv)
Tax; Taxes	4.1(j)
Termination Date	7.1(b)
Transactions	4.1(c)(i)
Voting Agreement	Recitals
Written Consent	9.1

Annex B

Sponsor Parties

Double Eagle Investor Holdings, L.P.

Advent International GPE VIII-C Limited Partnership

Thomas H. Lee Equity Fund VI, L.P.

Thomas H. Lee Parallel Fund VI, L.P.

Thomas H. Lee Parallel (DT) Fund VI, L.P.

THL Coinvestment Partners, L.P.

Great-West Investors, L.P.

Putnam Investments Employees’ Securities Company III, LLC

THL Operating Partners, L.P.

THL Fund VII Bridge Corp.

THL Parallel Fund VII Bridge Corp.

THL Cayman Fund VII Bridge Corp.

THL Executive Fund VII Bridge Corp.

THL Equity Fund VII Investors (inVentiv), L.P.

Exhibit A to Merger Agreement

FORM OF WRITTEN CONSENT IN LIEU OF A MEETING OF THE

STOCKHOLDERS OF

DOUBLE EAGLE PARENT, INC.

In accordance with Section 228 of the General Corporation Law of the State of Delaware (“DGCL”) and Section 2.7 of the Bylaws of Double Eagle Parent, Inc., a Delaware corporation (the “Company”), the undersigned holders of the Company’s common stock, par value $0.0001 per share (the “Company Stock” and the holders thereof, the “Stockholders”), do hereby, pursuant to this action by written consent, with respect to all shares of the outstanding Company Stock held of record by them as indicated on the signature page hereof, without a formal meeting and without prior notice, consent to the adoption of the following resolutions:

WHEREAS, the Board of Directors of the Company (the “Board”) has approved and authorized certain officers of the Company to execute and deliver that certain Agreement and Plan of Merger (the “Merger Agreement”), by and between the Company and INC Research Holdings, Inc., a Delaware corporation (“Parent”), which provides for the merger of the Company with and into Parent (the “Merger”), with Parent surviving the Merger, on the terms and subject to the conditions set forth therein;

WHEREAS, the Board has determined that the Merger Agreement and the Merger are advisable and fair to, and in the best interests of, the Stockholders and has approved the Merger Agreement in the form attached hereto as Annex A and the transactions contemplated by the Merger Agreement;

WHEREAS, the Board has directed that the Merger Agreement be submitted to the Stockholders for adoption by written consent and has recommended the adoption of the Merger Agreement by the Stockholders;

NOW, THEREFORE, BE IT RESOLVED, that the undersigned Stockholder does hereby irrevocably and unconditionally approve and consent to the adoption of the Merger Agreement (in the form attached hereto as Annex A) and the other transactions contemplated by the Merger Agreement; and

RESOLVED, FURTHER, that the undersigned Stockholder does hereby acknowledge and agree that this Written Consent is irrevocable.

The undersigned acknowledges receipt of a copy of the Merger Agreement. This Written Consent may be signed in two or more counterparts, each of which shall be deemed an original, and all of which shall be deemed to be one instrument. Prompt notice of this Written Consent shall be given to those Stockholders who have not consented in writing to the foregoing in accordance with the requirements of Section 228(e) of the DGCL and Section 2.7 of the Bylaws of the Company.

A-1-

[Counterpart to Written Consent]

IN WITNESS WHEREOF, the undersigned Stockholders of the Company have executed or have caused to be executed this Written Consent on the date set forth next to such Stockholder’s signature, below, and hereby direct that this Written Consent be filed with the minutes of the proceedings of the Company’s Stockholders.

                  [STOCKHOLDER]

By:
Name:
Title:

Date:

                  Total number of shares of Common Stock held

                  of record by Stockholder

as of May 10, 2017:

[Counterpart to Written Consent]

Annex A to Written Consent

Merger Agreement

Exhibit B to Merger Agreement

Contribution Agreement

This Contribution Agreement (the “Agreement”), dated as of May 10, 2017, is by and between INC Research Holdings, Inc., a Delaware corporation (the “Transferor”), and inVentiv Group Holdings, Inc., a Delaware corporation (the “Transferee”).

WHEREAS, Transferee is a wholly owned subsidiary of Transferor;

WHEREAS, Transferee has entered into the Commitment Letter, dated May 9, 2017, among Transferee and the lender parties thereto;

WHEREAS, Transferor owns a 100% membership interest of INC Research LLC, a Delaware limited liability company; and

WHEREAS, Transferor and Transferee desire to enter into this Agreement pursuant to which Transferor will convey its 100% membership interest in INC Research LLC to Transferee in exchange for one share of common stock, par value $0.01, of Transferee, on the terms and subject to the conditions set forth in this Agreement (the “Contribution”).

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Contribution of Membership Interests. On the terms and subject to the conditions set forth in this Agreement, Transferor hereby contributes, transfers, assigns, conveys and delivers to Transferee, and Transferee does hereby acquire and accept from Transferor, all of Transferor’s right, title and interest in, to and under the 100% membership interest of INC Research LLC owned by Transferor.

2. Consideration. As consideration for the contribution of the membership interests described in Section 1, Transferee agrees to issue one share of common stock, par value $0.01, of the Transferee to the Transferor.

3. Further Assurances. Transferor and Transferee agree to execute any and all documents and instruments of transfer, assignment, assumption or sale and to perform such other acts as may be reasonably necessary or expedient to further the purposes of this Agreement and the transactions contemplated by this Agreement.

4. Entire Agreement. This Agreement constitutes the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter of this Agreement.

5. Assignment. This Agreement shall not be assignable by operation of Law or otherwise. Any purported assignment in violation of this Agreement is void.

6. No Third-Party Beneficiaries. Transferor and Transferee hereby agree that this Agreement is for the sole benefit of the other party hereto, in accordance with and subject to the terms of this Agreement and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder.

7. Interpretation; Construction.

(a) The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

8. Amendment and Modification. Subject to the provisions of applicable Law, at any time prior to the consummation of the Contribution, this Agreement may be amended, modified or supplemented in writing by the parties hereto, by action of the board of directors of the respective parties.

9. Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

10. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

[SIGNATURE PAGE FOLLOWS]

2

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                  INC Research Holdings, Inc.

By
Name:
Title:

                  inVentiv Group Holdings, Inc.

By
Name:
Title:

3

Exhibit C to Merger Agreement

CERTIFICATE OF INCORPORATION

OF INC RESEARCH HOLDINGS, INC.

ARTICLE I

1.1 Name. The name of the Corporation is:

INC Research Holdings, Inc.

ARTICLE II

2.1 Address. The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

3.1 Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. Without limiting the generality of the foregoing, the Corporation shall have all of the powers conferred on corporations by the DGCL and other applicable law.

ARTICLE IV

4.1 Authorized Shares. The total number of shares of all classes of stock that the Corporation shall have authority to issue is six hundred thirty million (630,000,000)shares, of which (i) three hundred million (300,000,000) shares shall be designated shares of class A common stock, par value $0.01 per share (“Class A Common Stock”) and (ii) three hundred million (300,000,000)shares shall be designated shares of class B common stock, par value $0.01 per share (the “Class B Common Stock”), and (iii) thirty million (30,000,000) shares shall be designated shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). Notwithstanding anything to the contrary contained herein, the rights and preferences of the Common Stock shall at all times be subject to the rights and preferences of the Preferred Stock as may be set forth in one or more certificates of designations filed with the Secretary of State of the State of Delaware from time to time in accordance with the DGCL and this Certificate. The number of authorized shares of Preferred Stock and Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding shares of stock entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class or series shall be required therefor.

4.2 Common Stock. The following is a statement of the designations, preferences, qualifications, limitations, restrictions and special or relative rights granted to or imposed upon the shares of each class of Common Stock. Except as otherwise provided herein, all shares of Class A Common Stock and Class B Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

(a) Conversion.

(i) Shares of Class A Common Stock shall be convertible at any time into an equal number of shares of Class B Common Stock at the option of a holder of Class A Common Stock any time that, and only if, such holder is also already a record owner of one or more shares of Class B Common Stock. Shares of Class B Common Stock shall be convertible at any time into an equal number of shares of Class A Common Stock at the option of the holder thereof.

(ii) Each such conversion of shares shall be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation or the Corporation’s stock transfer agent at any time during normal business hours, together with a written notice by the holder of such shares stating the number of shares that any such holder desires to so convert. Any such conversion shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received by the Corporation, and at such time the rights of any such holder with respect to the converted class of Common Stock shall cease and the person or persons in whose name or names the certificate or certificates for new shares of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of such new shares of Common Stock represented thereby.

(iii) Promptly after such surrender and the receipt by the Corporation of the written notice from such holder, the Corporation shall issue and deliver (or cause to be issued and delivered) in accordance with the surrendering holder’s instructions, the certificate or certificates for the Common Stock issuable upon such conversion and a certificate representing any shares of Common Stock that were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but that were not converted. The issuance of certificates for the Common Stock upon conversion shall be made without charge to the holder or holders of such shares; provided, that the holder shall pay (or reimburse the Corporation for) any and all documentary, stamp or similar issue or transfer taxes in respect thereof or other cost incurred by the Corporation or the holder in connection with such conversion.

(b) Voting Rights. The holders of Class A Common Stock shall have the general right to vote for all purposes, including for the election or removal of directors of the Corporation, as provided by law. The holders of Class B Common Stock shall have the general right to vote for all purposes provided, however, that notwithstanding the foregoing or any other provision in this Certificate the shares of Class B Common Stock shall not carry any right to vote for the election or removal of directors of the Corporation and, accordingly, the holders of Class B Common Stock shall not, by virtue of their status as such, have the right to vote for the election or removal of directors of the Corporation. Each holder of Class A Common Stock and each holder of Class B Common Stock shall be entitled to one vote for each share thereof held; provided that the Board of Directors may issue or grant shares of Class A Common Stock and Class B Common Stock that are subject to vesting or forfeiture and that restrict or eliminate voting rights with respect to such shares until any such vesting criteria is satisfied or such forfeiture provisions lapse. The affirmative vote of a majority of the outstanding shares of the Class B Common Stock, voting separately as a class, shall be required to make any amendments to the Certificate of Incorporation that change the voting rights of the Class B Common Stock or that adversely affect the rights and preferences of the Class B Common Stock in a manner disproportionate to the Class A Common Stock. Except as required by the DGCL or as set forth in this Certificate, (i) holders of shares of Class B Common Stock shall be entitled to vote on all matters submitted for a vote or the consent of Class A Common stock, whether pursuant to law or otherwise; (ii) holders of shares of Class A Common Stock shall be entitled to vote on all matters submitted for a vote or the consent of Class B Common stock, whether pursuant to law or otherwise; and (iii) the Class A Common Stock and the Class B Common Stock shall vote together as a single class, and not separately as multiple classes, at any annual meeting or special meeting of the stockholders of the Corporation or in connection with any action taken by written consent. Except as otherwise required by the DGCL or applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment of the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

(c) Dividends; Distributions and Redemptions. Subject to the prior rights of all classes or series of stock at the time outstanding having prior rights as to dividends or other distributions, or except as otherwise provided in this Certificate, with respect to each class of shares of Common Stock, the holders of shares of such class of Common Stock shall be entitled to receive such dividends and other distributions in cash, property, or stock as may be declared on the Common Stock by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions, provided, that if dividends are declared that are payable in shares of Class A Common Stock or Class B Common Stock, such dividends shall be declared payable at the same rate on each such class of Common Stock, with dividends payable in shares of Class A Common Stock payable to holders of Class A Common Stock, and dividends payable in shares of Class B Common Stock payable to holders of Class B Common Stock. Subject to the proviso in the immediately preceding sentence, but notwithstanding any other provision of this Certificate, no dividends may be declared on any shares of Class A Common Stock or Class B Common Stock and Class A Common Stock, respectively (including without limitation, with respect to the amount, form and time of payment of such dividend).

(d) Liquidation, etc. Subject to the prior rights of creditors of the Corporation and the holders of all classes or series of stock at the time outstanding having prior rights as to distributions upon liquidation, dissolution or winding up of the Corporation, and subject to the other sentences in this clause (d), in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of shares of Common Stock shall be entitled to receive their ratable and proportionate share of the remaining assets of the Corporation.

(e) Notwithstanding anything to the contrary herein, the Corporation may not effect any stock split, combination or similar event with respect to any share of Class A Common Stock or Class B Common Stock unless the Corporation effects the same stock split, combination or similar event with respect to the shares of Class B Common Stock and Class A Common Stock, respectively.

(f) No holder of shares of Common Stock shall have cumulative voting rights.

(g) No holder of shares of Common Stock shall be entitled to preemptive or subscription rights pursuant to this Certificate.

4.3 Preferred Stock. The Board of Directors is hereby expressly authorized, to the fullest extent as may now or hereafter be permitted by the DGCL, by resolution or resolutions, at any time and from time to time, to provide for the issuance of a share or shares of Preferred Stock in one or more series or classes and to fix for each such series or class (i) the number of shares constituting such series or class and the designation of such series or class, (ii) the voting powers (if any), whether full or limited, of the shares of such series or class, (iii) the powers, preferences, and relative, participating, optional or other special rights of the shares of each such series or class, and (iv) the qualifications, limitations, and restrictions thereof, and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto. Without limiting the generality of the foregoing, to the fullest extent as may now or hereafter be permitted by the DGCL, the authority of the Board of Directors with respect to the Preferred Stock and any series or class thereof shall include, but not be limited to, determination of the following:

(a) the number of shares constituting any series or class and the distinctive designation of that series or class;

(b) the dividend rate or rates on the shares of any series or class, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series or class;

(c) whether any series or class shall have voting rights, in addition to the voting rights provided by applicable law, and, if so, the number of votes per share and the terms and conditions of such voting rights;

(d) whether any series or class shall have conversion privileges and, if so, the terms and conditions of conversion, including provision for adjustment of the conversion rate upon such events as the Board of Directors shall determine;

(e) whether the shares of any series or class shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f) whether any series or class shall have a sinking fund for the redemption or purchase of shares of that series or class, and, if so, the terms and amount of such sinking fund;

(g) the rights of the shares of any series or class in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series or class; and

(h) any other powers, preferences, rights, qualifications, limitations, and restrictions of any series or class.

The powers, preferences and relative, participating, optional and other special rights of the shares of each series or class of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series or classes at any time outstanding. Unless otherwise provided in the resolution or resolutions providing for the issuance of such series or class of Preferred Stock, shares of Preferred Stock, regardless of series or class, which shall be issued and thereafter acquired by the Corporation through purchase, redemption, exchange, conversion or otherwise shall return to the status of authorized but unissued Preferred Stock, without designation as to series or class of Preferred Stock, and the Corporation shall have the right to reissue such shares.

4.4 Power to Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration and for such corporate purposes, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration and for such corporate purposes, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

ARTICLE V

5.1 Powers of the Board. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by applicable law or by this Certificate (including any certificate of designations relating to any series or class of Preferred Stock) or the Bylaws of the Corporation, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, except as otherwise specifically required by law or as otherwise provided in this Certificate (including any certificate of designations relating to any series or class of Preferred Stock).

5.2 Number of Directors. Upon the effectiveness of this Certificate (the “Effective Time”), the total number of directors constituting the entire Board of Directors shall be ten (10). Thereafter, the total number of directors constituting the entire Board of Directors shall be such number as may be fixed from time to time exclusively by resolution of at least a majority of the Board then in office, subject to the terms of each of the Stockholders’ Agreements.

5.3 Classification. Subject to the terms of any one or more series or classes of Preferred Stock, and effective upon the Effective Time, the directors of the Corporation shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The Board of Directors may assign members of the Board of Directors already in office to such classes as of the Effective Time. The term of office of the initial Class I directors shall expire at the first annual meeting of the stockholders following the Effective Time; the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Effective Time; and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Effective Time. At each annual meeting of stockholders, commencing with the first annual meeting of stockholders following the Effective Time, successors to the class of directors whose term expires at that annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified. If the number of directors is changed, any increase or decrease shall be apportioned among the classes in such a manner as the Board of Directors shall determine so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

5.4 Removal of Directors. Subject to the terms of any one or more series or classes of Preferred Stock, any service agreement a director might have with the Corporation and each of the Stockholders’ Agreements, any director or the entire Board of Directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. For purposes of this Section 5.4, “cause” shall mean, with respect to any director, (i) the willful failure by such director to perform, or the gross negligence of such director in performing, the duties of a director, (ii) the engaging by such director in willful or serious misconduct that is injurious to the Corporation or (iii) the conviction of such director of, or the entering by such director of a plea of nolo contendere to, a crime that constitutes a felony.

5.5 Term. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement or removal from office. A director may resign at any time upon written notice to the Corporation.

5.6 Vacancies. Subject to the terms of any one or more series or classes of Preferred Stock and the terms of each of the Stockholders’ Agreements, any vacancies in the Board of Directors for any reason and any newly created directorships resulting by reason of any increase in the number of directors shall be filled only by the Board of Directors (and not by the stockholders), acting by a majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director, and any directors so appointed shall hold office until the next election of the class of directors to which such directors have been appointed and until their successors are duly elected and qualified.

5.7 Director Elections by Holders of Preferred Stock. Notwithstanding the foregoing, whenever the holders of any one or more series or classes of Preferred Stock shall have the right, voting separately by series or class, to elect one or more directors at an annual or special meeting of stockholders, the election, filling of vacancies, removal of directors and other features of such one or more directorships shall be governed by the terms of such one or more series or classes of Preferred Stock to the extent permitted by law.

5.8 Officers. Except as otherwise expressly delegated by resolution of the Board of Directors, the Board of Directors shall have the exclusive power and authority to appoint and remove officers of the Corporation.

ARTICLE VI

6.1 Elections of Directors. Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the Corporation.

6.2 Advance Notice. Advance notice of nominations for the election of directors or proposals of other business to be considered by stockholders, made other than by a Stockholder pursuant to either of the Stockholders’ Agreements or by the Board of Directors or a duly authorized committee thereof or any authorized officer of the Corporation to whom the Board of Directors or such committee shall have delegated such authority, shall be given in the manner provided in the Bylaws of the Corporation. Without limiting the generality of the foregoing, the Bylaws may require that such advance notice include such information as the Board of Directors may deem appropriate or useful.

6.3 No Stockholder Action by Consent. Unless such taking of stockholder action by written consent in lieu of a meeting is approved in advance by unanimous vote of the entire Board of Directors, any action required by the DGCL to be taken at an annual or special meeting of stockholders of the Corporation, or any action which may be taken at an annual of special meeting of stockholders of the Corporation, must be taken at such annual or special meeting of stockholders of the Corporation and may not be taken by written consent in lieu of a meeting.

6.4 Postponement, Conduct and Adjournment of Meetings. Any meeting of stockholders may be postponed by action of the Board of Directors at any time in advance of such meeting. The Board of Directors shall have the power to adopt such rules and regulations for the conduct of the meetings and management of the affairs of the Corporation as they may deem proper and the power to adjourn any meeting of stockholders without a vote of the stockholders, which powers may be delegated by the Board of Directors to the Chairperson of such meeting in either such rules and regulations or pursuant to the Bylaws of the Corporation.

6.5 Special Meetings of Stockholders. Subject to the terms of any one or more series or classes of Preferred Stock, special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called at any time, but only by or at the direction of a majority of the directors then in office, the Chairperson of the Board or the Chief Executive Officer of the Corporation, except as otherwise provided in the Corporation’s Bylaws.

ARTICLE VII

7.1 Limited Liability of Directors. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, no director of the Corporation shall have any personal liability to the Corporation or any of its stockholders for monetary damages for any breach of fiduciary duty as a director. If the DGCL is amended hereafter to permit the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any alteration, amendment, addition to or repeal of this Section 7.1, or adoption of any provision of this Certificate (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with this Section 7.1, shall not adversely affect any right or protection of a director of the Corporation existing at the time of such alteration, amendment, addition to, repeal or adoption with respect to acts or omissions occurring prior to such alteration, amendment, addition to, repeal or adoption.

7.2 Mandatory Indemnification and Advancement of Expenses. The Corporation shall indemnify and provide advancement to any Indemnitee (as defined below) to the fullest extent permitted by law, as such may be amended from time to time. In furtherance of the foregoing indemnification and advancement obligations, and without limiting the generality thereof:

(a) Proceedings Other Than Proceedings by or in the Right of the Corporation. Any Indemnitee shall be entitled to the rights of indemnification and advancement provided in this Section 7.2 if, by reason of his or her Corporate Status (as defined below), Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding (as defined below) other than a Proceeding by or in the right of the Corporation (with the approval of the Corporation’s Board of Directors). Pursuant to this Section 7.2(a), any Indemnitee shall be indemnified against all Expenses (as defined below), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her, or on his or her behalf, in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal Proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that Indemnitee’s conduct was unlawful.

(b) Proceedings by or in the Right of the Corporation. Any Indemnitee shall be entitled to the rights of indemnification and advancement provided in this Section 7.2, if, by reason of his or her Corporate Status, Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding brought by or in the right of the Corporation. Pursuant to this Section 7.2(b), any Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee, or on Indemnitee’s behalf, in connection with such Proceeding if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, if applicable law so provides, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in such Proceeding as to which Indemnitee shall have been finally adjudged to be liable to the Corporation unless and to the extent that the Court of Chancery of the State of Delaware or the court in which such Proceeding was brought shall determine that such indemnification may be made.

(c) Stockholder Directors. The Corporation hereby acknowledges that certain directors of the Board of Directors that are designated for nomination pursuant to either of the Stockholders’ Agreements (collectively, the “Stockholders’ Agreements”), dated as of May [ ], 2017, by and among the Corporation and the stockholders signatories thereto (such stockholders, collectively, the “Stockholders” and, individually, a “Stockholder” and such directors, the “Stockholder Directors”), have certain rights to indemnification, advancement of expenses and/or insurance provided by the Stockholders and certain affiliates that directly or indirectly, (i) are controlled by, (ii) control or (iii) are under common control with a Stockholder (collectively, the “Stockholder Indemnitors”). The Corporation hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to the Stockholder Directors are primary and any obligation of the Stockholder Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Stockholder Directors are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by the Stockholder Directors and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this paragraph and the bylaws of the Corporation from time to time (or any other agreement between the Corporation and the Stockholder Directors), without regard to any rights the Stockholder Directors may have against the Stockholder Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Stockholder Indemnitors from any and all claims against the Stockholder Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Stockholder Indemnitors on behalf of the Stockholder Directors with respect to any claim for which the Stockholder Directors have sought indemnification from the Corporation shall affect the foregoing and the Stockholder Indemnitors shall have a right of contribution and/or to be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Stockholder Directors against the Corporation. The Corporation and the Stockholder Directors agree that the Stockholder Indemnitors are express third party beneficiaries of the terms of this paragraph.

(d) Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provision of this Article VII, to the extent that any Indemnitee is, by reason of his or her Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, he or she shall be indemnified to the maximum extent permitted by law, as such may be amended from time to time, against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If such Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Corporation shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section 7.3 and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

7.3 Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and advancement of expenses to employees and agents of the Corporation.

7.4 Advancement of Expenses. Notwithstanding any other provision of this Article VII, the Corporation shall advance all Expenses incurred by or on behalf of any Indemnitee in connection with any Proceeding by reason of Indemnitee’s Corporate Status within thirty (30) days after the receipt by the Corporation of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding, and regardless of such Indemnitee’s ability to repay any such amounts in the event of an ultimate determination that Indemnitee is not entitled thereto. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by a written undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it shall ultimately be determined that Indemnitee is not entitled to be indemnified against such Expenses. Any advances and undertakings to repay pursuant to this Section 7.5 shall be unsecured and interest free.

7.5 Non-Exclusivity. The rights to indemnification and to the advance of expenses conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under applicable law, this Certificate, the Bylaws of the Corporation, any agreement, vote of stockholders, resolution of directors or otherwise.

7.6 Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation against any liability asserted against him or her and incurred by him or her or on his or her behalf in such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability.

7.7 Exception to Rights of Indemnification and Advancement. Notwithstanding any provision in this Article VII, the Corporation shall not be obligated by this Article VII to make any indemnity or advancement in connection with any claim made against an Indemnitee:

(a) subject to Section 7.2(c) for which payment has actually been made to or on behalf of such Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision; or

(b) for an accounting of profits made from the purchase and sale (or sale and purchase) by such Indemnitee of securities of the Corporation within the meaning of Section 16(b) of the Exchange Act or similar provisions of state statutory law or common law;

(c) for reimbursement to the Corporation of any bonus or other incentive-based or equity based compensation or of any profits realized by Indemnitee from the sale of securities of the Corporation in each case as required under the Exchange Act; or

(d) in connection with any Proceeding (or any part of any Proceeding) initiated by such Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by such Indemnitee against the Corporation or its directors, officers, employees or other indemnitees, unless (i) the Corporation has joined in or prior to its initiation the Board of Directors authorized such Proceeding (or any part of such Proceeding), (ii) the Corporation provides the indemnification or advancement, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, or (iii) the Proceeding is one to enforce such Indemnitee’s rights under this Article VII or Article VI of the Bylaws or any other indemnification advancement or exculpation rights to which Indemnitee may at any time be entitled under applicable law or any agreement.

7.8 Definitions. For purposes of this Article VII:

(a) “Corporate Status” describes the status of an individual who is or was a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of the Corporation or of any other Enterprise that such individual is or was serving at the request of the Corporation.

(b) “Enterprise” shall mean the Corporation and any other corporation, constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger to which the Corporation (or any of their wholly owned subsidiaries) is a party, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise of which Indemnitee is or was serving at the request of the Corporation as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent.

(c) “Expenses” shall include all direct and indirect costs, fees and expenses of any type or nature whatsoever, including, without limitation, all attorneys’ fees and costs, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, fees of private investigators and professional advisors, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, fax transmission charges, secretarial services, any federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Article VII, ERISA excise taxes and penalties, and all other disbursements, obligations or expenses in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settlement or appeal of, or otherwise participating in, a Proceeding, including, without limitation, reasonable compensation for time spent by the Indemnitee for which he or she is not otherwise compensated by the Corporation or any third party. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the principal, premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

(d) “Indemnitee” means any current or former director or officer of the Corporation; and

(e) “Proceeding” shall include any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the right of the Corporation or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative or investigative (formal or informal) nature, including appeal therefrom, in which Indemnitee was, is, will or might be involved as a party, potential party, non-party witness or otherwise by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Corporation, by reason of any action (or failure to act) taken by him or of any action (or failure to act) on his part while acting as a director, officer, employee or agent of the Corporation, or by reason of the fact that Indemnitee is or was serving at the request of the Corporation as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of any other Enterprise, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses can be provided under this Article VII. If the Indemnitee believes in good faith that a given situation may lead to or culminate in the institution of a Proceeding, this shall be considered a Proceeding under this Article VII.

7.9 Indemnification by a Court. Notwithstanding any contrary determination in the specific case under Section 7.8 of this Article VII, and notwithstanding the absence of any determination thereunder, any Indemnitee may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 7.2 of this Article VII. The basis of such indemnification by a court shall be a determination by such court that indemnification of Indemnitee is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 7.2(a) or Section 7.2(b) of this Article VII, as the case may be. The absence of any determination thereunder shall not be a defense to such application or create a presumption that Indemnitee has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 7.10 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, Indemnitee shall also be entitled to be paid the Expenses of prosecuting such application.

7.10 Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.11 Amendment of Article VII. No alteration, amendment, addition to or repeal of this Article VII, nor the adoption of any provision of this Certificate (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with this Article VII or Article VI of the Bylaws, shall adversely affect any rights to indemnification and to the advancement of expenses of a director or officer (or, as authorized by the Board pursuant to Section 7.4, of an employee or agent) of the Corporation existing at the time of such alteration, amendment, addition to, repeal or adoption with respect to any acts or omissions occurring prior to such alteration, amendment, addition to, repeal or adoption.

ARTICLE VIII

8.1 Delaware. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE IX

9.1 Amendments to Bylaws. In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered to make, alter, amend, add to or repeal any and all Bylaws of the Corporation by a majority of the directors then in office. Notwithstanding anything to the contrary contained in this Certificate (including any certificate of designations relating to any series or class of Preferred Stock), the affirmative vote of the holders of at least 50% of the voting power of the Corporation’s then outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class, shall be required for the stockholders to make, alter, amend, add to or repeal any or all Bylaws of the Corporation or to adopt any provision inconsistent therewith.

ARTICLE X

10.1 Corporate Opportunities. To the fullest extent permitted by Section 122(17) of the DGCL, the Company, on behalf of itself and its subsidiaries, (a) acknowledges and affirms that each Stockholder and its Affiliates, employees, directors, partners and members, including any Stockholder Director (the “Investor Group”), (i) have participated (directly or indirectly) and will continue to participate (directly or indirectly) in private equity, venture capital and other direct investments in corporations, joint ventures, limited liability companies and other entities (“Other Investments”), including Other Investments engaged in various aspects of businesses similar to those engaged in by the Company and its subsidiaries that may, are or will be competitive with the Company’s or any of its subsidiaries’ businesses or that could be suitable for the Company’s or any of its subsidiaries’ interests, (ii) have interests in, participate with, aid and maintain seats on the board of directors or similar governing bodies of, Other Investments, (iii) may develop or become aware of business opportunities for Other Investments and (iv) may or will, as a result of the nature of the Investor Group’s businesses and other factors, have conflicts of interest or potential conflicts of interest, (b) hereby renounces and disclaims any interest or expectancy in any business opportunity (including any Other Investments) or any other opportunities, in each case, that may arise in connection with the circumstances described in the foregoing clauses (i) – (iv) (collectively, the “Renounced Business Opportunities”), (c) acknowledges and affirms that no member of the Investor Group shall have any obligation to communicate or offer any Renounced Business Opportunity to the Company or any of its subsidiaries, and any member of the Investor Group may pursue a Renounced Business Opportunity, and (d) acknowledges and affirms that any of the activities set forth in this Section 10.1 shall not be considered a violation of any policies and codes of the Company. Notwithstanding the foregoing, the Company does not renounce its interest in, and a Stockholder Director shall have an obligation to communicate to the Board, any business opportunity of which such Stockholder Director first became aware in his or her capacity as a Director. Neither the alteration, amendment, addition to or repeal of this Article X, nor the adoption of any provision of this Certificate (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with this Article X, shall eliminate or reduce the effect of this Article X in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article X, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. Capitalized terms used in this Section 10.1 and not otherwise defined shall have the meanings assigned to them in each of the Stockholders’ Agreements.

ARTICLE XI

11.1 Forum. Unless the Corporation consents in writing in advance to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action asserting a claim of breach of a fiduciary duty owed by, or any wrongdoing by, any director, officer or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate (including as it may be amended from time to time), or the Bylaws, (D) any action to interpret, apply, enforce or determine the validity of the Corporation’s Certificate of Incorporation or the Bylaws, or (E) any action asserting a claim governed by the internal affairs doctrine. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

ARTICLE XII

12.1 Amendment. The Corporation reserves the right, at any time and from time to time, to alter, amend, add to or repeal any provision contained in this Certificate (including any certificate of designations relating to any series or class of Preferred Stock) in any manner now or hereafter prescribed by law, and all rights, preferences, privileges and powers of any nature conferred upon stockholders, directors or any other persons herein are granted subject to this reservation; provided, however, that notwithstanding any other provision of this Certificate (including any certificate of designations relating to any series or class of Preferred Stock), and in addition to any other vote that may be required by law, the affirmative vote of the holders of at least 66 2/3% of the voting power of the Corporation’s then outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class, shall be required to alter, amend, add to or repeal, or to adopt any provision inconsistent with, Sections 5.3, 5.4 and 5.6 of Article V, Article XI hereof or this proviso of this Article XII.

ARTICLE XIII

13.1 Severability. If any provision (or any part thereof) of this Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate including, without limitation, each portion of any section of this Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

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Exhibit D to Merger Agreement

AMENDED AND RESTATED

BYLAWS

OF

INC RESEARCH HOLDINGS, INC.

(a Delaware corporation)

Effective May    , 2017

ARTICLE I

STOCKHOLDERS

Section 1.01. Annual Meetings. The annual meeting of the stockholders of INC Research Holdings, Inc. (the “Corporation”) for the election of directors and for the transaction of such other business as properly may come before such meeting shall be held at such place, either within or without the State of Delaware, or, within the sole discretion of the Board of Directors, and subject to such guidelines and procedures as the Board of Directors may adopt, by means of remote communication, and at such date and at such time as may be fixed from time to time by resolution of the Board of Directors and set forth in the notice or waiver of notice of the meeting.

Section 1.02. Special Meetings. Subject to the terms of any one or more series or classes of Preferred Stock, special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called at any time, but only by or at the direction of a majority of the directors then in office, the Chairperson of the Board of Directors or the Chief Executive Officer of the Corporation. Any such special meetings of the stockholders shall be held at such places, within or without the State of Delaware, or, within the sole discretion of the Board of Directors, and subject to such guidelines and procedures as the Board of Directors may adopt, by means of remote communication, as shall be specified in the respective notices or waivers of notice thereof.

Section 1.03. No Stockholder Action by Consent. Unless such taking of stockholder action by written consent in lieu of a meeting is approved in advance by unanimous vote of the entire Board of Directors, any action required by the DGCL to be taken at an annual or special meeting of stockholders of the Corporation, or any action which may be taken at an annual of special meeting of stockholders of the Corporation, must be taken at such annual or special meeting of stockholders of the Corporation and may not be taken by written consent in lieu of a meeting.

Section 1.04. Notice of Meetings; Waiver.

(a) The Secretary of the Corporation or any Assistant Secretary shall cause written notice of the place, if any, date and hour of each meeting of the stockholders, and, in the case of a special meeting, the purpose or purposes for which such meeting is called, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, to be given personally by mail or by electronic transmission, or as otherwise provided in these Bylaws, not fewer than ten (10) nor more than sixty (60) days prior to the meeting, to each stockholder of record entitled to vote at such meeting. If such notice is mailed, it shall be deemed to have been given personally to a stockholder when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the record of stockholders of the Corporation, or, if a stockholder shall have filed with the Secretary of the Corporation a written request that notices to such stockholder be mailed to some other address, then directed to such stockholder at such other address. Such further notice shall be given as may be required by law.

(b) A written waiver of any notice of any annual or special meeting signed by the person entitled thereto, or a waiver by electronic transmission by the person entitled to notice, shall be deemed equivalent to notice. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders need be specified in a written waiver of notice. Attendance of a stockholder at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(c) For notice given by electronic transmission to a stockholder to be effective, such stockholder must consent to the Corporation’s giving notice by that particular form of electronic transmission. A stockholder may revoke consent to receive notice by electronic transmission by written notice to the Corporation. A stockholder’s consent to notice by electronic transmission is automatically revoked if the Corporation is unable to deliver two consecutive electronic transmission notices and such inability becomes known to the Secretary of the Corporation, any Assistant Secretary, the transfer agent or other person responsible for giving notice.

(d) Notices are deemed given (i) if by facsimile, when faxed to a number where the stockholder has consented to receive notice; (ii) if by electronic mail, when mailed electronically to an electronic mail address at which the stockholder has consented to receive such notice; (iii) if by posting on an electronic network (such as a website or chatroom) together with a separate notice to the stockholder of such specific posting, upon the later to occur of (A) such posting or (B) the giving of the separate notice of such posting; or (iv) if by any other form of electronic communication, when directed to the stockholder in the manner consented to by the stockholder.

(e) If a stockholder meeting is to be held by means of remote communication and stockholders will take action at such meeting, the notice of such meeting must: (i) specify the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present and vote at such meeting; and (ii) provide the information required to access the stockholder list. A waiver of notice may be given by electronic transmission.

Section 1.05. Quorum. Except as otherwise required by law or by the Certificate of Incorporation, at each meeting of stockholders the presence in person or by proxy of the holders of record of a majority in voting power of the shares entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business at such meeting; it being understood that to the extent the Board of Directors issues or grants any shares that are subject to vesting or forfeiture and restrict or eliminate voting rights with respect to such shares until such vesting criteria is satisfied or such forfeiture provisions lapse, any such unvested shares shall not be considered to have the power to vote at a meeting of stockholders. Where a separate vote by one or more classes or series is required, the presence in person or by proxy of the holders of record of a majority in voting power of the shares entitled to vote shall constitute a quorum entitled to take action with respect to that vote on that matter. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any subsidiary of the Corporation to vote stock, including, but not limited to, its own stock, held by it in a fiduciary capacity.

Section 1.06. Voting.

(a) If, pursuant to Section 5.05 of these Bylaws, a record date has been fixed, every holder of record of shares entitled to vote at a meeting of stockholders shall, subject to the terms of any one or more series or classes of Preferred Stock, be entitled to one (1) vote for each share outstanding in his or her name on the books of the Corporation at the close of business on such record date. If no record date has been fixed, then every holder of record of shares entitled to vote at a meeting of stockholders shall, subject to the terms of any one or more series or classes of Preferred Stock, be entitled to one (1) vote for each share of stock standing in his or her name on the books of the Corporation at the close of business on the day next preceding the day on which notice of the meeting is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(b) Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, directors shall be elected by the affirmative vote of a “majority of the votes cast” of the shares present in person or represented by proxy at a meeting with respect to that director’s election at a meeting of stockholders at which a quorum is present. For purposes of this Section 1.06(b), a “majority of votes cast” means that the number of votes “for” a nominee to the Board of Directors exceeds the number of votes cast “against” that nominee. Votes cast shall exclude abstentions with respect to that nominee’s election.

(c) Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at a meeting and voting for nominees in the election of directors in a “contested election”. An election of directors will be considered a “contested election” if the number of nominees, including any stockholder’s proposed nominee(s), exceeds the number of directors to be elected.

Section 1.07. Voting by Ballot. No vote of the stockholders on an election of directors need be taken by written ballot or by electronic transmission unless otherwise required by law. Any vote not required to be taken by ballot or by electronic transmission may be conducted in any manner approved by the Board of Directors prior to the meeting at which such vote is taken.

Section 1.08. Postponement and Adjournment. Any meeting of stockholders may be postponed by action of the Board of Directors at any time in advance of such meeting. If a quorum is not present at any meeting of the stockholders, the Chairperson of such meeting shall have the power to adjourn the meeting without a vote of the stockholders. Notice of any adjourned meeting of the stockholders of the Corporation need not be given if the place, if any, date and hour thereof are announced at the meeting at which the adjournment is taken, provided, however, that if the adjournment is for more than thirty (30) days, or if after the adjournment a new record date for the adjourned meeting is fixed pursuant to Section 5.05 of these Bylaws, a notice of the adjourned meeting, conforming to the requirements of Section 1.04 of these Bylaws, shall be given to each stockholder of record entitled to vote at such meeting. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted on the original date of the meeting.

Section 1.09. Proxies. Any stockholder entitled to vote at any meeting of the stockholders may authorize another person or persons to vote at any such meeting and express such vote on behalf of him or her by proxy. A stockholder may authorize a valid proxy by executing a written instrument signed by such stockholder, or by causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature, or by transmitting or authorizing the transmission of a telegram, cablegram or other means of electronic transmission to the person designated as the holder of the proxy, a proxy solicitation firm or a like authorized agent. No such proxy shall be voted or acted upon after the expiration of three (3) years from the date of such proxy, unless such proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing with the Secretary of the Corporation either an instrument in writing revoking the proxy or another duly executed proxy bearing a later date. Proxies by telegram, cablegram, facsimile or other electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram, facsimile or other electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of a writing or transmission created pursuant to this section may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

Section 1.10. Organization; Procedure. At every meeting of stockholders, the Chairperson of such meeting shall be the Chairperson of the Board or, if no Chairperson of the Board has been elected or in the event of his or her absence or disability, a Chairperson chosen by the Board of Directors. The Secretary of the Corporation, or in the event of his or her absence or disability, an Assistant Secretary, if any, or if there be no Assistant Secretary, in the absence of the Secretary of the Corporation, an appointee of the Chairperson of the meeting, shall act as Secretary of the meeting. The order of business and all other matters of procedure at every meeting of stockholders may be determined by the Chairperson of such meeting.

Section 1.11. Business at Annual and Special Meetings. No business may be transacted at an annual or special meeting of stockholders other than business that is:

(a) specified in a notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or a duly authorized committee thereof,

(b) otherwise brought before the meeting by or at the direction of the Board of Directors or a duly authorized committee thereof or any authorized officer of the Corporation to whom the Board of Directors or such committee shall have delegated such authority, or

(c) otherwise brought before the meeting by a “Noticing Stockholder” who complies with the notice procedures set forth in Section 1.12 of these Bylaws.

A “Noticing Stockholder” must be either a “Record Holder” or a “Nominee Holder.” A “Record Holder” is a stockholder that holds of record stock of the Corporation entitled to vote at the meeting on the business (including any election of a director) to be appropriately conducted at the meeting. A “Nominee Holder” is a stockholder that holds such stock through a nominee or “street name” holder of record and can demonstrate to the Corporation such indirect ownership of such stock and such Nominee Holder’s entitlement to vote such stock on such business. Clause (c) of this Section 1.11 shall be the exclusive means for a Noticing Stockholder to make director nominations or submit other business before a meeting of stockholders (other than proposals brought under Rule 14a-8 under the Exchange Act and included in the Corporation’s notice of meeting, which proposals are not governed by these Bylaws). Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at a stockholders’ meeting except in accordance with the procedures set forth in Section 1.11 and Section 1.12 of these Bylaws.

Section 1.12. Notice of Stockholder Business and Nominations. In order for a Noticing Stockholder to properly bring any item of business before a meeting of stockholders, the Noticing Stockholder must give timely notice thereof in writing to the Secretary of the Corporation in compliance with the requirements of this Section 1.12. This Section 1.12 shall constitute an “advance notice provision” for annual meetings for purposes of Rule 14a-4(c)(1) under the Exchange Act.

(a) To be timely, a Noticing Stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation:

(i) in the case of an annual meeting of stockholders, not earlier than the close of business on the one-hundred twentieth (120th) day and not later than the close of business on the ninetieth (90th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one-hundred twentieth (120th) day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation;

(ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not earlier than the close of business on the one-hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the date on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. In no event shall any adjournment or postponement of an annual or special meeting, or the announcement thereof, commence a new time period for the giving of a stockholder’s notice as described above; and

(iii) notwithstanding anything in Sections 1.12(a)(i) & (ii) to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there has been no public announcement naming all of the nominees for director or indicating the increase in the size of the Board of Directors made by the Corporation at least ten (10) days before the last day a Noticing Stockholder may deliver a notice of nomination in accordance with Sections 1.12(a)(i) & (ii), a Noticing Stockholder’s notice required by this bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(b) To be in proper form, whether in regard to a nominee for election to the Board of Directors or other business, a Noticing Stockholder’s notice to the Secretary must:

(i) set forth, as to the Noticing Stockholder and, if the Noticing Stockholder holds for the benefit of another, the beneficial owner on whose behalf the nomination or proposal is made, the following information together with a representation as to the accuracy of the information:

(A) the name and address of the Noticing Stockholder as they appear on the Corporation’s books and, if the Noticing Stockholder holds for the benefit of another, the name and address of such beneficial owner (collectively “Holder”);

(B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned beneficially and/or of record, and the date such ownership was acquired;

(C) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not the instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a “Derivative Instrument”) that is directly or indirectly owned beneficially by the Holder or any Stockholder Associated Person of the Noticing Stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation;

(D) any proxy, contract, arrangement, understanding or relationship pursuant to which the Holder has a right to vote or has granted a right to vote any shares of any security of the Corporation;

(E) any short interest in any security of the Corporation (for purposes of these Bylaws a person shall be deemed to have a short interest in a security if the Holder or any Stockholder Associated Person of the Noticing Stockholder directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security);

(F) any rights to dividends on the shares of the Corporation owned beneficially by the Holder that are separated or separable from the underlying shares of the Corporation;

(G) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership or limited liability company or similar entity in which the Holder or any Stockholder Associated Person of the Noticing Stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, is the manager, managing member or directly or indirectly beneficially owns an interest in the manager or managing member of a limited liability company or similar entity;

(H) any performance-related fees (other than an asset-based fee) that the Holder or any Stockholder Associated Person of the Noticing Stockholder is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any;

(I) any arrangements, rights, or other interests described in Sections 1.12(b)(i)(C)-(H) held by members of such Holder’s immediate family sharing the same household;

(J) a representation that the Noticing Stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) named or propose the business specified in the notice and whether or not such stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding shares required to approve the nomination(s) or the business proposed and/or otherwise to solicit proxies from stockholders in support of the nomination(s) or the business proposed;

(K) a certification regarding whether or not such stockholder and Stockholder Associated Persons have complied with all applicable federal, state and other legal requirements in connection with such stockholder’s and/or Stockholder Associated Persons’ acquisition of shares or other securities of the Corporation and/or such stockholder’s and/or Stockholder Associated Persons’ acts or omissions as a stockholder of the Corporation;

(L) any other information relating to the Holder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder; and

(M) any other information as reasonably requested by the Corporation.

Such information shall be provided as of the date of the notice and shall be supplemented by the Holder not later than ten (10) days after the record date for the meeting to disclose such ownership as of the record date.

(ii) If the notice relates to any business other than a nomination of a director or directors that the stockholder proposes to bring before the meeting, the notice must set forth:

(A) a brief description of the business desired to be brought before the meeting (including the text of any resolutions proposed for consideration), the reasons for conducting such business at the meeting, and any material direct or indirect interest of the Holder or any Stockholder Associated Persons in such business; and

(B) a description of all agreements, arrangements and understandings, direct and indirect, between the Holder, and any other person or persons (including their names) in connection with the proposal of such business by the Holder.

(iii) set forth, as to each person, if any, whom the Holder proposes to nominate for election or reelection to the Board of Directors:

(A) all information relating to the nominee (including, without limitation, the nominee’s name, age, business and residence address and principal occupation or employment and the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the nominee) that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

(B) a description of any agreements, arrangements and understandings between or among such stockholder or any Stockholder Associated Person, on the one hand, and any other persons (including any Stockholder Associated Person), on the other hand, in connection with the nomination of such person for election as a director; and

(C) a description of all direct and indirect compensation and other material monetary agreements, arrangements, and understandings during the past three years, and any other material relationships, between or among the Holder and respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the Holder making the nomination or on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of Item 404 and the nominee were a director or executive officer of such registrant.

(iv) with respect to each nominee for election or reelection to the Board of Directors, the Noticing Stockholder shall include a completed and signed questionnaire, representation, and agreement required by Section 1.13 of these Bylaws. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of the proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of the nominee.

(c) Notwithstanding anything in this Section 1.12 to the contrary, the requirements of this Section 1.12 shall not apply to the exercise by a Stockholder of its rights to designate persons for nomination for election to the Board of Directors pursuant to either of the Stockholders’ Agreements.

(d) For purposes of these Bylaws:

(i) “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act and the rules and regulations thereunder;

(ii) “Stockholder Associated Person” means, with respect to any stockholder, (A) any person acting in concert with such stockholder, (B) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder (other than a stockholder that is a depositary) and (C) any person controlling, controlled by or under common control with any stockholder, or any Stockholder Associated Person identified in clauses (A) or (B) above; and

(iii) “Affiliate” and “Associate” are defined by reference to Rule 12b-2 under the Exchange Act. An “affiliate” is any “person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. “Control” is defined as the “possession, direct or indirect, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, or otherwise.” The term “associate” of a person means: (i) any corporation or organization (other than the registrant or a majority-owned subsidiary of the registrant) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of ten (10) percent or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the registrant or any of its parents or subsidiaries.

(e) Only those persons who are nominated in accordance with the procedures set forth in these Bylaws shall be eligible to serve as directors. Only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in these Bylaws, provided, however, that, once business has been properly brought before the meeting in accordance with Section 1.12, nothing in this Section 1.12(e) shall be deemed to preclude discussion by any stockholder of such business. If any information submitted pursuant to this Section 1.12 by any stockholder proposing a nominee(s) for election as a director at a meeting of stockholders is inaccurate in any material respect, such information shall be deemed not to have been provided in accordance with Section 1.12. Except as otherwise provided by law, the Certificate of Incorporation, or these Bylaws, the Chairperson of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in compliance with the procedures set forth in these Bylaws and, if he or she should determine that any proposed nomination or business is not in compliance with these Bylaws, he or she shall so declare to the meeting and any such nomination or business not properly brought before the meeting shall be disregarded or not be transacted.

(f) Notwithstanding the foregoing provisions of these Bylaws, a Noticing Stockholder also shall comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in these Bylaws; provided, however, that any references in these Bylaws to the Exchange Act or the rules thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 1.11 or Section 1.12 of these Bylaws.

(g) Nothing in these Bylaws shall be deemed to (i) affect any rights of (A) stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (B) the holders of any series or class of Preferred Stock, if any, if so provided under any applicable certificate of designation for such Preferred Stock, or (ii) affect any rights of any holders of common stock pursuant to a stockholders’ agreement with the Corporation existing on the date on which these Bylaws were adopted (including the Stockholders’ Agreements) or impose any requirements, restrictions or limitations under Sections 1.11, 1.12 or 1.13 of these Bylaws unless expressly imposed by any such stockholders’ agreement (including the Stockholders’ Agreements).

Section 1.13. Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee for election or reelection as a director of the Corporation by a Holder, a person must complete and deliver (in accordance with the time periods prescribed for delivery of notice under Section 1.12 of these Bylaws) to the Secretary at the principal executive offices of the Corporation a written questionnaire providing the information requested about the background and qualifications of such person and the background of any other person or entity on whose behalf the nomination is being made and a written representation and agreement (the questionnaire, representation, and agreement to be in the form provided by the Secretary upon written request) that such person:

(a) is not and will not become a party to:

(i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how the person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation, or

(ii) any Voting Commitment that could limit or interfere with the person’s ability to comply, if elected as a director of the Corporation, with the person’s fiduciary duties under applicable law,

(b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation, and

(c) in the person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

Section 1.14. Inspectors of Elections. Preceding any meeting of the stockholders, the Board of Directors shall appoint one (1) or more persons to act as “inspectors” of elections, and may designate one (1) or more alternate inspectors. In the event no inspector or alternate is able to act, the Chairperson of such meeting shall appoint one (1) or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of the duties of an inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector shall:

(a) ascertain the number of shares outstanding and the voting power of each;

(b) determine the shares represented at a meeting and the validity of proxies and ballots;

(c) specify the information relied upon to determine the validity of electronic transmissions in accordance with Section 1.09 of these Bylaws;

(d) count all votes and ballots;

(e) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors;

(f) certify his or her determination of the number of shares represented at the meeting, and his or her count of all votes and ballots;

(g) appoint or retain other persons or entities to assist in the performance of the duties of inspector; and

(h) when determining the shares represented and the validity of proxies and ballots, be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Section 1.09 of these Bylaws, ballots and the regular books and records of the Corporation. The inspector may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers or their nominees or a similar person which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspector considers other reliable information as outlined in this section, the inspector, at the time of his or her certification pursuant to paragraph (f) of this section, shall specify the precise information considered, the person or persons from whom the information was obtained, when this information was obtained, the means by which the information was obtained, and the basis for the inspector’s belief that such information is accurate and reliable.

Section 1.15. Opening and Closing of Polls. The date and time for the opening and the closing of the polls for each matter to be voted upon at a stockholder meeting shall be announced at the meeting. The inspector shall be prohibited from accepting any ballots, proxies or votes or any revocations thereof or changes thereto after the closing of the polls, unless the Delaware Court of Chancery upon application by a stockholder shall determine otherwise.

Section 1.16. List of Stockholders Entitled to Vote. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting either (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 1.17. Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 1.16 of this Article I or the books of the Corporation, or to vote in person or by proxy at any meeting of the stockholders.

ARTICLE II

BOARD OF DIRECTORS

Section 2.01. General Powers. Except as may otherwise be provided by law, the Certificate of Incorporation or these Bylaws, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by applicable law or by the Certificate of Incorporation or these Bylaws of the Corporation, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, except as otherwise specifically required by law or as otherwise provided in the Certificate of Incorporation.

Section 2.02. Number, Election and Qualification. Subject to the terms of any one or more series or classes of Preferred Stock, the total number of directors constituting the Board shall be such number as may be fixed from time to time by resolution of at least a majority of the Board then in office. At any meeting of stockholders at which directors are to be elected, directors shall be elected in accordance with Sections 1.06(b) or (c) above by the holders of shares present in person or represented by proxy at the meeting and entitled to vote thereon. Election of directors need not be by written ballot. Directors need not be stockholders of the Corporation.

Section 2.03. The Chairperson of the Board. The Board of Directors may elect a Chairperson of the Board from among the members of the Board. If elected, the Board of Directors shall designate the Chairperson of the Board as either a non-executive Chairperson of the Board of or an executive Chairperson of the Board. The

Chairperson of the Board shall not be deemed an officer of the Corporation, unless the Board of Directors shall determine otherwise. Subject to the control vested in the Board of Directors by statutes, by the Certificate of Incorporation, or by these Bylaws, the Chairperson of the Board shall, if present, preside over all meetings of the stockholders and of the Board of Directors and shall have such other duties and powers as from time to time may be assigned to him or her by the Board of Directors, the Certificate of Incorporation or these Bylaws. References in these Bylaws to the “Chairperson of the Board” shall mean the non-executive Chairperson of the Board or executive Chairperson of the Board, as designated by the Board of Directors. This Section 2.03 shall be subject to the terms of each of the Stockholders’ Agreements.

Section 2.04. Annual and Regular Meetings. The annual meeting of the Board of Directors for the purpose of electing officers and for the transaction of such other business as may come before the meeting shall be held after the annual meeting of the stockholders and may be held at such places within or without the State of Delaware and at such times as the Board may from time to time determine, and if so determined notice thereof need not be given. Notice of such annual meeting of the Board of Directors need not be given. The Board of Directors from time to time may by resolution provide for the holding of regular meetings and fix the place (which may be within or without the State of Delaware) and the date and hour of such meetings. Notice of regular meetings need not be given, provided, however, that if the Board of Directors shall fix or change the time or place of any regular meeting, notice of such action shall be mailed promptly, or sent by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, telegraph, facsimile, electronic mail or other electronic means, to each director who shall not have been present at the meeting at which such action was taken, addressed to him or her at his or her usual place of business, or shall be delivered to him or her personally. Notice of such action need not be given to any director who attends the first regular meeting after such action is taken without protesting the lack of notice to him or her, prior to or at the commencement of such meeting, or to any director who submits a signed waiver of notice, whether before or after such meeting.

Section 2.05. Special Meetings; Notice. Special meetings of the Board of Directors shall be held whenever called by the Chairperson of the Board, Chief Executive Officer, President or by the Board of Directors pursuant to the following sentence, at such place (within or without the State of Delaware), date and hour as may be specified in the respective notices or waivers of notice of such meetings. Special meetings of the Board of Directors also may be held whenever called pursuant to a resolution approved by a majority of the Board of Directors then in office. Notice shall be duly given to each director (a) in person or by telephone at least twenty-four (24) hours in advance of the meeting, (b) by sending written notice by reputable overnight courier, telecopy, facsimile or other means of electronic transmission, or delivering written notice by hand, to such director’s last known business, home or means of electronic transmission address at least twenty-four (24) hours in advance of the meeting, or (c) by sending written notice by first-class mail to such director’s last known business or to such other address as any director may request by notice to the Secretary at least seventy-two (72) hours in advance of the meeting. Notice of any special meeting need not be given to any director who attends such meeting without protesting the lack of notice to him or her, prior to or at the commencement of such meeting, or to any director who submits a signed waiver of notice, whether before or after such meeting, and any business may be transacted thereat.

Section 2.06. Quorum; Voting. At all meetings of the Board of Directors, the presence of at least a majority of the total authorized number of directors shall constitute a quorum for the transaction of business. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, the vote of at least a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors.

Section 2.07. Adjournment. A majority of the directors present, whether or not a quorum is present, may adjourn any meeting of the Board of Directors to another time or place. No notice need be given of any adjourned meeting unless the time and place of the adjourned meeting are not announced at the time of adjournment, in which case notice conforming to the requirements of Section 2.05 of these Bylaws shall be given to each Director.

Section 2.08. Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing or by electronic transmission, and such writing, writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 2.09. Regulations; Manner of Acting. To the extent consistent with applicable law, the Certificate of Incorporation and these Bylaws, the Board of Directors may adopt by resolution such rules and regulations for the conduct of meetings of the Board of Directors and for the management of the property, affairs and business of the Corporation as the Board of Directors may deem appropriate. The directors shall act only as a Board of Directors and the individual directors shall have no power in their individual capacities unless expressly authorized by the Board of Directors.

Section 2.10. Action by Telephonic Communications. Members of the Board of Directors, or any committee thereof, may participate in a meeting of the Board or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

Section 2.11. Resignations. Any director may resign at any time by submitting an electronic transmission or by delivering a written notice of resignation, signed by such Director, to the Chairperson on of the Board or the Secretary. Unless otherwise specified therein, such resignation shall take effect upon delivery.

Section 2.12. Removal of Directors. Subject to the terms of any one or more series or classes of Preferred Stock and each of the Stockholders’ Agreements., any director or the entire Board of Directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. For purposes of this Article II, “cause” shall mean, with respect to any director, (i) the willful failure by such director to perform, or the gross negligence of such director in performing, the duties of a director, (ii) the engaging by such director in willful or serious misconduct that is injurious to the Corporation or (iii) the conviction of such director of, or the entering by such director of a plea of nolo contendere to, a crime that constitutes a felony.

Section 2.13. Vacancies and Newly Created Directorships. Subject to the terms of any one or more series or classes of Preferred Stock and each of the Stockholders’ Agreements, any vacancies in the Board of Directors for any reason and any newly created directorships resulting by reason of any increase in the number of directors shall be filled only by the Board of Directors (and not by the stockholders), acting by a majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director, and any directors so appointed shall hold office until the next election of the class of directors to which such directors have been appointed and until their successors are duly elected and qualified.

Section 2.14. Compensation. The amount, if any, which each director shall be entitled to receive as compensation for such director’s services, shall be fixed from time to time by resolution of the Board of Directors or any committee thereof or as an agreement between the Corporation and any Director. The directors may be reimbursed their out-of-pocket expenses, if any, of attendance at each meeting of the Board of Directors in accordance with the Corporation’s policies in effect from time to time and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary for service as director, payable in cash or securities. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation and reimbursement for service as committee members.

Section 2.15. Reliance on Accounts and Reports, Etc. A director, or a member of any committee designated by the Board of Directors, shall, in the performance of such director’s or member’s duties, be fully protected in relying in good faith upon the records of the Corporation and upon information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees designated by the Board of Directors, or by any other person as to the matters the director or the member reasonably believes are within such other person’s professional or expert competence and who the director or member reasonably believes or determines has been selected with reasonable care by or on behalf of the Corporation.

Section 2.16. Director Elections by Holders of Preferred Stock. Notwithstanding the foregoing, whenever the holders of any one or more series or classes of Preferred Stock shall have the right, voting separately by series or class, to elect one or more directors at an annual or special meeting of stockholders, the election, filling of vacancies, removal of directors and other features of such one or more directorships shall be governed by the terms of such one or more series or classes of Preferred Stock to the extent permitted by law.

ARTICLE III

COMMITTEES

Section 3.01. Committees. The Board of Directors, by resolution adopted by the affirmative vote of a majority of directors then in office, may designate from among its members one (1) or more committees of the Board of Directors, each committee to consist of such number of directors as from time to time may be fixed by the Board of Directors. Any such committee shall serve at the pleasure of the Board of Directors. Each such committee shall have the powers and duties delegated to it by the Board of Directors, subject to the limitations set forth in applicable Delaware law. The Board of Directors may appoint a Chairperson of any committee, who shall preside at meetings of any such committee. The Board of Directors may elect one (1) or more of its members as alternate members of any such committee who may take the place of any absent member or members at any meeting of such committee, upon request of the Chairperson of the Board or the Chairperson of such committee. This Section 3.01 shall be subject to the terms of each of the Stockholders’ Agreements.

Section 3.02. Powers. Each committee shall have and may exercise such powers of the Board of Directors as may be provided by resolution or resolutions of the Board of Directors or provided in charters or other organization documents of such committee approved by the Board of Directors. No committee shall have the power or authority: to approve or adopt, or recommend to the stockholders, any action or matter expressly required by the General Corporation Law of the State of Delaware to be submitted by the Board of Directors to the stockholders for approval; or to adopt, amend or repeal the Bylaws of the Corporation.

Section 3.03. Proceedings. Except as otherwise provided herein or required by law, each committee may fix its own rules of procedure and may meet at such place (within or without the State of Delaware), at such time and upon such notice, if any, as it shall determine from time to time. Each committee shall keep minutes of its proceedings and shall report such proceedings to the Board of Directors at the meeting of the Board next following any such proceedings.

Section 3.04. Quorum and Manner of Acting. Except as may be otherwise provided in the resolution creating such committee or in the rules of such committee, at all meetings of any committee, the presence of members (or alternate members) constituting a majority of the total authorized membership of such committee shall constitute a quorum for the transaction of business, except that, in the case of one-member committees, the presence of one member shall constitute a quorum and in the case of two-member committees, the presence of two members shall constitute a quorum. The act of the majority of the members present at any meeting at which a quorum is present shall be the act of such committee. Any action required or permitted to be taken at any meeting of any committee may be taken without a meeting, if all members of such committee shall consent to such action in writing or by electronic transmission and such writing, writings or electronic transmission or transmissions are filed with the minutes of the proceedings of the committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. The members of any committee shall act only as a committee, and the individual members of such committee shall have no power in their individual capacities unless expressly authorized by the Board of Directors. This Section 3.04 shall be subject to the terms of each of the Stockholders’ Agreements.

Section 3.05. Action by Telephonic Communications. Unless otherwise provided by the Board of Directors, members of any committee may participate in a meeting of such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

Section 3.06. Absent or Disqualified Members. In the absence or disqualification of a member of any committee, if no alternate member is present to act in his or her stead, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

Section 3.07. Resignations. Any member (and any alternate member) of any committee may resign at any time by delivering a written notice of resignation, signed by such member, to the Board of Directors or the Chairperson of the Board. Unless otherwise specified therein, such resignation shall take effect upon delivery.

Section 3.08. Removal. Any member (and any alternate member) of any committee may be removed at any time, either for or without cause, by resolution adopted by a majority of the total authorized number of directors.

Section 3.09. Vacancies. Subject to the terms of each of the Stockholders’ Agreements, if any vacancy shall occur in any committee, by reason of disqualification, death, resignation, removal or otherwise, the remaining members (and any alternate members) shall continue to act, and any such vacancy may be filled by the Board of Directors.

ARTICLE IV

OFFICERS

Section 4.01. Chief Executive Officer. The Board of Directors shall select a Chief Executive Officer to serve at the pleasure of the Board of Directors. The Chief Executive Officer shall (a) supervise the implementation of policies adopted or approved by the Board of Directors, (b) exercise a general supervision and superintendence over all the business and affairs of the Corporation, and (c) possess such other powers and perform such other duties as may be assigned to him or her by these Bylaws, as may from time to time be assigned by the Board of Directors and as may be incident to the office of Chief Executive Officer of the Corporation. The Chief Executive Officer shall have general authority to execute bonds, deeds and contracts in the name of the Corporation and affix the corporate seal thereto, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Corporation may sign and execute documents when so authorized by these Bylaws, the Board of Directors or the Chief Executive Officer.

Section 4.02. Chief Financial Officer of the Corporation. The Board of Directors shall appoint a Chief Financial Officer of the Corporation to serve at the pleasure of the Board of Directors. The Chief Financial Officer of the Corporation shall (a) have the custody of the corporate funds and securities, except as otherwise provided by the Board of Directors, (b) keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation, (c) deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors, (d) disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and (e) render to the Chief Executive Officer and the Board of Directors, whenever they may require it, an account of all his or her transactions as Chief Financial Officer and of the financial condition of the Corporation.

Section 4.03. Treasurer. The Treasurer shall perform such duties and shall have such powers as may from time to time be assigned by the Board or the Chief Executive Officer. In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of treasurer, including without limitation the duty and power to keep and be responsible for all funds and securities of the Corporation, to deposit funds of the Corporation in depositories selected in accordance with these Bylaws, to disburse such funds as authorized by the Board or the Chief Executive Officer, to make proper accounts of such funds, and to render as required by the Board statements of all such transactions and of the financial condition of the Corporation.

Section 4.04. Secretary of the Corporation. The Board of Directors shall appoint a Secretary of the Corporation to serve at the pleasure of the Board of Directors. The Secretary of the Corporation shall (a) keep minutes of all meetings of the stockholders and of the Board of Directors, (b) authenticate records of the Corporation, (c) give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and (d) in general, have such powers and perform such other duties as may be assigned to him or her by these Bylaws, as may from time to time be assigned to him or her by the Board of Directors or the Chief Executive Officer and as may be incident to the office of Secretary of the Corporation. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there be no Assistant Secretary, then the Board of Directors may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest to the affixing by such officer’s signature. The Secretary shall see that all books, reports, statements certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

Section 4.05. Other Officers Elected by Board Of Directors. At any meeting of the Board of Directors, the Board of Directors may elect a President (who may or may not be the Chief Executive Officer), Vice Presidents, a Chief Financial Officer, Assistant Treasurers, Assistant Secretaries or such other officers of the Corporation as the Board of Directors may deem necessary, to serve at the pleasure of the Board of Directors. Other officers elected by the Board of Directors shall have such powers and perform such duties as may be assigned to such officers by or pursuant to authorization of the Board of Directors or by the Chief Executive Officer.

Section 4.06. Removal and Resignation; Vacancies. Any officer may be removed for or without cause at any time by the Board of Directors. Any officer may resign at any time by delivering a written notice of resignation, signed by such officer, to the Board of Directors, the Chief Executive Officer or the Secretary. Unless otherwise specified therein, such resignation shall take effect upon delivery. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise, shall be filled by or pursuant to authorization of the Board of Directors.

Section 4.07. Authority and Duties of Officers. The officers of the Corporation shall have such authority and shall exercise such powers and perform such duties as may be specified in these Bylaws or pursuant to authorization of the Board of Directors, except that in any event each officer shall exercise such powers and perform such duties as may be required by law.

Section 4.08. Salaries of Officers. The salaries of all officers of the Corporation shall be fixed by the Board of Directors or any duly authorized committee thereof.

ARTICLE V

CAPITAL STOCK

Section 5.01. Certificates of Stock. The Board of Directors may authorize that some or all of the shares of any or all of the Corporation’s classes or series of stock be evidenced by a certificate or certificates of stock. The Board of Directors may also authorize the issue of some or all of the shares of any or all of the Corporation’s classes or series of stock without certificates. The rights and obligations of stockholders with the same class and/or series of stock shall be identical whether or not their shares are represented by certificates.

(a) Shares with Certificates. If the Board of Directors chooses to issue shares of stock evidenced by a certificate or certificates, each individual certificate shall include the following on its face: (i) the Corporation’s name, (ii) the fact that the Corporation is organized under the laws of Delaware, (iii) the name of the person to whom the certificate is issued, (iv) the number of shares represented thereby, (v) the class of shares and the designation of the series, if any, which the certificate represents, and (vi) such other information as applicable law may require or as may be lawful. If the Corporation is authorized to issue different classes of shares or different series within a class, the designations, relative rights, preferences and limitations determined for each series (and the authority of the Board of Directors to determine variations for future series) shall be summarized on the front or back of each certificate. Alternatively, each certificate shall state on its front or back that the Corporation will furnish the stockholder this information in writing, without charge, upon request. Each certificate of stock issued by the Corporation shall be signed (either manually or in facsimile) by any two officers of the Corporation. If the person who signed a certificate no longer holds office when the certificate is issued, the certificate is nonetheless valid.

(b) Shares without Certificates. If the Board of Directors chooses to issue shares of stock without certificates, the Corporation, if required by the Exchange Act, shall, within a reasonable time after the issue or transfer of shares without certificates, send the stockholder a written notice containing the information required to be set forth or stated on certificates pursuant to the laws of the General Corporation Law of the State of Delaware. The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

Section 5.02. Signatures; Facsimile. All signatures on the certificate referred to in Section 5.01 of these Bylaws may be in facsimile, engraved or printed form, to the extent permitted by law. In case any officer, transfer agent or registrar who has signed, or whose facsimile, engraved or printed signature has been placed upon a certificate, shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

Section 5.03. Lost, Stolen or Destroyed Certificates. The Board of Directors may direct that a new certificate be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon delivery to the Corporation of an affidavit of the owner or owners of such certificate, setting forth such allegation. The Corporation may require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

Section 5.04. Transfer of Stock. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, the Corporation shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Within a reasonable time after the transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to the laws of the General Corporation Law of the State of Delaware. Subject to the provisions of the Certificate of Incorporation and these Bylaws, the Board of Directors may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, transfer and registration of shares of the Corporation.

Section 5.05. Record Date. In order to determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted by the Board of Directors, and which shall not be more than sixty (60) nor fewer than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, provided, however, that the Board of Directors may fix a new record date for the adjourned meeting. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights of the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 5.06. Registered Stockholders. Prior to due surrender of a certificate for registration of transfer of any certificated shares, the Corporation may treat the registered owner as the person exclusively entitled to receive dividends and other distributions, to vote, to receive notice and otherwise to exercise all the rights and powers of the owner of the shares represented by such certificate, and the Corporation shall not be bound to recognize any equitable or legal claim to or interest in such shares on the part of any other person, whether or not the Corporation shall have notice of such claim or interests. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented to the Corporation for transfer or uncertificated shares are requested to be transferred, both the transferor and transferee request the Corporation to do so.

Section 5.07. Transfer Agent and Registrar. The Board of Directors may appoint one (1) or more transfer agents and one (1) or more registrars, and may require all certificates representing shares to bear the signature of any such transfer agents or registrars.

ARTICLE VI

INDEMNIFICATION

Section 6.01. Mandatory Indemnification and Advancement of Expenses. The Corporation shall indemnify and provide advancement to any Indemnitee to the fullest extent permitted by law, as such may be amended from time to time. In furtherance of the foregoing indemnification and advancement obligations, and without limiting the generality thereof:

(a) Proceedings Other Than Proceedings by or in the Right of the Corporation. Any Indemnitee shall be entitled to the rights of indemnification and advancement provided in this Section 6.01(a) if, by reason of his or her Corporate Status (as defined below), Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding other than a Proceeding by or in the right of the Corporation. Pursuant to this Section 6.01(a), any Indemnitee shall be indemnified against all Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her, or on his or her behalf, in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal Proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that Indemnitee’s conduct was unlawful.

(b) Proceedings by or in the Right of the Corporation. Any Indemnitee shall be entitled to the rights of indemnification and advancement provided in this Section 6.01(b) if, by reason of his or her Corporate Status, Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding brought by or in the right of the Corporation. Pursuant to this Section 6.01(b), any Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee, or on Indemnitee’s behalf, in connection with such Proceeding if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, if applicable law so provides, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in such Proceeding as to which Indemnitee shall have been finally adjudged to be liable to the Corporation unless and to the extent that the Court of Chancery of the State of Delaware or the court in which such Proceeding was brought shall determine that such indemnification may be made.

(c) Stockholder Directors. The Corporation hereby acknowledges that certain directors of the Board of Directors that are designated for nomination pursuant to either of the Stockholders’ Agreements (collectively, the “Stockholders’ Agreements”), dated as of May [ ], 2017, by and among the Corporation and the stockholders signatories thereto (such stockholders, collectively, the “Stockholders” and, individually, a “Stockholder” and such directors, the “Stockholder Directors”), have certain rights to indemnification, advancement of expenses and/or insurance provided by the Stockholders and certain affiliates that directly or indirectly, (i) are controlled by, (ii) control or (iii) are under common control with a Stockholder (collectively, the “Stockholder Indemnitors”). The Corporation hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to the Stockholder Directors are primary and any obligation of the Stockholder Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Stockholder Directors are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by the Stockholder Directors and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this paragraph and the bylaws of the Corporation from time to time (or any other agreement between the Corporation and the Stockholder Directors), without regard to any rights the Stockholder Directors may have against the Stockholder Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Stockholder Indemnitors from any and all claims against the Stockholder Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Stockholder Indemnitors on behalf of the Stockholder Directors with respect to any claim for which the Stockholder Directors have sought indemnification from the Corporation shall affect the foregoing and the Stockholder Indemnitors shall have a right of contribution and/or to be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Stockholder Directors against the Corporation. The Corporation and the Stockholder Directors agree that the Stockholder Indemnitors are express third party beneficiaries of the terms of this paragraph.

Section 6.02. Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provision of this Article VI, to the extent that any Indemnitee is, by reason of his or her Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, he or she shall be indemnified to the maximum extent permitted by law, as such may be amended from time to time, against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If such Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Corporation shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section 6.02 and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

Section 6.03. Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and advancement of expenses to employees and agents of the Corporation.

Section 6.04. Advancement of Expenses. Notwithstanding any other provision of this Article VI, the Corporation shall advance all Expenses incurred by or on behalf of any Indemnitee in connection with any Proceeding by reason of Indemnitee’s Corporate Status within thirty (30) days after the receipt by the Corporation of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding, and regardless of such Indemnitee’s ability to repay any such amounts in the event of an ultimate determination that Indemnitee is not entitled thereto. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by a written undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it shall ultimately be determined that Indemnitee is not entitled to be indemnified against such Expenses. Any advances and undertakings to repay pursuant to this Section 6.04 shall be unsecured and interest free.

Section 6.05. Non-Exclusivity. The rights to indemnification and to receive the advance of expenses conferred in this Article VI shall not be exclusive of any other rights which any person may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, any agreement, vote of stockholders, resolution of directors or otherwise.

Section 6.06. Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation against any liability asserted against him or her and incurred by him or her or on his or her behalf in such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability.

Section 6.07. Exception to Rights of Indemnification and Advancement. Notwithstanding any provision in this Article VI, the Corporation shall not be obligated by this Article VI to make any indemnity or advancement in connection with any claim made against an Indemnitee:

(a) subject to Section 6.01(c), for which payment has actually been made to or on behalf of such Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision; or

(b) for an accounting of profits made from the purchase and sale (or sale and purchase) by such Indemnitee of securities of the Corporation within the meaning of Section 16(b) of the Exchange Act or similar provisions of state statutory law or common law;

(c) for reimbursement to the Corporation of any bonus or other incentive-based or equity based compensation or of any profits realized by Indemnitee from the sale of securities of the Corporation in each case as required under the Exchange Act; or

(d) in connection with any Proceeding (or any part of any Proceeding) initiated by such Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by such Indemnitee against the Corporation or its directors, officers, employees or other indemnitees, unless (i) the Corporation has joined in or prior to its initiation the Board of Directors authorized such Proceeding (or any part of such Proceeding), (ii) the Corporation provides the indemnification or advancement, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, or (iii) the Proceeding is one to enforce such Indemnitee’s rights under this Article VI, Article VII of the Certificate of Incorporation of any other rights to which Indemnitee may at any time be entitled under applicable law or any agreement.

Section 6.08. Definitions. For purposes of this Article VI:

(a) “Corporate Status” describes the status of an individual who is or was a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of the Corporation or of any other Enterprise that such individual is or was serving at the request of the Corporation.

(b) “Enterprise” shall mean the Corporation and any other corporation, constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger to which the Corporation (or any of their wholly owned subsidiaries) is a party, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise of which Indemnitee is or was serving at the request of the Corporation as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent.

(c) “Expenses” shall include all direct and indirect costs, fees and expenses of any type or nature whatsoever, including, without limitation, all attorneys’ fees and costs, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, fees of private investigators and professional advisors, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, fax transmission charges, secretarial services, any federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Article VI, ERISA excise taxes and penalties, and all other disbursements, obligations or expenses in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settlement or appeal of, or otherwise participating in, a Proceeding, including, without limitation, reasonable compensation for time spent by the Indemnitee for which he or she is not otherwise compensated by the Corporation or any third party. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the principal, premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

(d) “Indemnitee” means any current or former director or officer of the Corporation; and

(e) “Proceeding” shall include any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the right of the Corporation or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative or investigative (formal or informal) nature, including appeal therefrom, in which Indemnitee was, is, will or might be involved as a party, potential party, non-party witness or otherwise by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Corporation, by reason of any action (or failure to act) taken by him or of any action (or failure to act) on his part while acting as a director, officer, employee or agent of the Corporation, or by reason of the fact that Indemnitee is or was serving at the request of the Corporation as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of any other Enterprise, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses can be provided under this Article VI. If the Indemnitee believes in good faith that a given situation may lead to or culminate in the institution of a Proceeding, this shall be considered a Proceeding under this Article VI.

Section 6.09. Indemnification by a Court. Notwithstanding any contrary determination in the specific case under Section 6.07 of this Article VI, and notwithstanding the absence of any determination thereunder, any Indemnitee may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 6.01 of this Article VI. The basis of such indemnification by a court shall be a determination by such court that indemnification of Indemnitee is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 6.01(a) or Section 6.01(b) of this Article VI, as the case may be. The absence of any determination thereunder shall not be a defense to such application or create a presumption that Indemnitee has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 6.09 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, Indemnitee shall also be entitled to be paid the Expenses of prosecuting such application.

Section 6.10. Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE VII

GENERAL PROVISIONS

Section 7.01. Dividends. Subject to any applicable provisions of law and the Certificate of Incorporation, dividends upon the shares of the Corporation may be declared by the Board of Directors at any regular or special meeting of the Board of Directors and any such dividend may be paid in cash, property or shares of the Corporation’s capital stock. A member of the Board of Directors, or a member of any committee designated by the Board of Directors, shall be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors, or by any other person as to matters the director reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation, as to the value and amount of the assets, liabilities and/or net profits of the Corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid.

Section 7.02. Execution of Instruments. The Board of Directors may authorize, or provide for the authorization of, officers, employees or agents to enter into any contract or execute and deliver any instrument in the name and on behalf of the Corporation. Any such authorization must be in writing or by electronic transmission and may be general or limited to specific contracts or instruments.

Section 7.03. Voting as Stockholder. Unless otherwise determined by resolution of the Board of Directors, the Chief Executive Officer, the President, if any, the Chief Financial Officer, any Executive Vice President or any other person authorized by the Board of Directors shall have full power and authority on behalf of the Corporation to attend any meeting of stockholders of any corporation in which the Corporation may hold stock, and to act, vote (or execute proxies to vote) and exercise in person or by proxy all other rights, powers and privileges incident to the ownership of such stock. Such officers acting on behalf of the Corporation shall have full power and authority to execute any instrument expressing consent to or dissent from any action of any such corporation without a meeting. The Board of Directors may by resolution from time to time confer such power and authority upon any other person or persons.

Section 7.04. Corporate Seal. The corporate seal shall be in such form as the Board of Directors shall prescribe.

Section 7.05. Fiscal Year. The fiscal year of the Corporation shall be fixed, and shall be subject to change, by the Board of Directors.

Section 7.06. Notices. If mailed, notice to a stockholder shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the General Corporation Law of the State of Delaware. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given in writing or by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Section 7.07. Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on or by means of, or be in the form of, any information storage device or method, provided that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to any provision of the General Corporation Law of the State of Delaware.

Section 7.08. Time Periods. In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded and the day of the event shall be included.

Section 7.09. Severability. If any provision (or any part thereof) of these Bylaws shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of these Bylaws (including, without limitation, each portion of any section of these Bylaws containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of these Bylaws (including, without limitation, each such containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE VIII

AMENDMENT OF BYLAWS

Subject to the provisions of the Certificate of Incorporation, (i) the Board of Directors may make, alter, amend, add to or repeal any and all of these Bylaws by resolution adopted by a majority of the directors then in office, or (ii) the affirmative vote of the holders of at least 50.1% of the voting power of the Corporation’s then outstanding shares entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to make, alter, amend, add to or repeal any or all Bylaws of the Corporation or to adopt any provision inconsistent therewith.

ARTICLE IX

CONSTRUCTION

In the event of any conflict between the provisions of these Bylaws as in effect from time to time and the provisions of the Certificate of Incorporation of the Corporation or either of the Stockholders’ Agreements, each as in effect from time to time, the provisions of such Certificate of Incorporation or such Stockholders’ Agreement shall be controlling.

Schedule 6.1(a)

1.	Germany: Bundeskartellamt (Federal Cartel Office or BKartA)

2.	Russia: Federal Antimonopoly Service

3.	Antimonopoly Committee of Ukraine